Exhibit 99.2

Competing Proposal from CoStar – February 16, 2021

AGREEMENT AND PLAN OF MERGER

by and among

COSTAR GROUP, INC.

CATALINA ACQUISITION SUB, INC.

and

CORELOGIC, INC.

Dated as of February ___, 2021

Appendix A	A-1

Index of Defined Terms

Acceptable Confidentiality Agreement	49, A-1
Acquisition Sub	1, A-1
Action	A-1
Adverse Recommendation Change	50, A-1
Affiliate	A-1
Aggregate Merger Consideration	A-1
Agreement	1, A-1
Anti-Bribery Laws	29, A-1
Antitrust Laws	A-1
Blue Sky Laws	A-1
Book-Entry Evidence	3, A-1
Business Day	A-1
Capitalization Date	11, A-1
Cares Act	A-2
CERCLA	A-2, A-6
Certificate of Merger	2, A-2
Certificates	3, A-2
Clean Team Agreement	A-2
Closing	2, A-2
Closing Date	2, A-2
Code	A-2
Company	1, A-2
Company 401(k) Plan	57, A-2

v

Company Benefit Plan	A-2
Company Bylaws	A-2
Company Charter	A-2
Company Common Stock	3, A-2
Company Debt	59, A-2
Company Disclosure Letter	A-2
Company Equity Awards	A-3
Company Equity Plan	A-3
Company ESPP	A-3
Company Financial Statements	16, A-3
Company Indentures	A-3
Company Intellectual Property	21, A-3
Company Material Adverse Effect	A-3
Company Material Contract	24, A-4
Company Notes	A-4
Company Notice Period	50, A-4
Company Option	A-4
Company Permits	15, A-4
Company Preferred Stock	11, A-4
Company Privacy Commitments	22, A-4
Company Privacy Contracts	A-4
Company Privacy Policies	A-4
Company Products	A-4
Company Property	26, A-4
Company PSU	A-4
Company Recommendation	A-4
Company Related Parties	67, A-5
Company RSU	A-5
Company SEC Documents	16, A-5
Company Severance Arrangement	56, A-5
Company Stock Units	A-5
Company Stockholder Advisory Vote	13, A-5
Company VDR	A-5
Competing Proposal	51, A-5
Confidentiality Agreement	A-5
Consent	14, A-5
Continuation Period	55, A-5
Continuing Employees	55, A-5
Contract	A-5
control	A-5
COVID-19	A-5
COVID-19 Measures	A-5
D&O Indemnified Parties	52, A-6
Debt Financing Sources	A-6
Debt Payoff Amount	59, A-6
DGCL	A-6, Recitals

Director RSU	8, A-6
Director RSU Consideration	8, A-6
Dividend Consideration	4, A-6
Effective Time	2, A-6
Enforceability Exceptions	14, A-6
Environmental Laws	A-6
Equity Award Schedule	12
Equity Interest	A-7
ERISA	A-7
ERISA Affiliate	A-7
Evercore	28, A-7
Exchange Act	A-7
Exchange Agent	4, A-7
Exchange Agent Agreement	4, A-7
Exchange Fund	4, A-7
Exchange Ratio	3, A-7
Existing Credit Agreement	A-7
Existing D&O Insurance Policies	53, A-7
Expense Reimbursement	A-7
Expenses	A-7
Fairness Opinion	28, A-8
Final Offering Period	9, A-8
Form S-4	15, A-8
Former Employee Option	7, A-8
Former Employee Option Consideration	8, A-8
Fractional Share Consideration	4, A-8
GAAP	A-8
Governmental Authority	A-8
Hazardous Materials	A-8
HSR Act	A-8
Indebtedness	A-8
Intellectual Property	A-9
Intellectual Property Rights	A-9
Intended Tax Treatment	A-9, Recitals
Intervening Event	51, A-9
IRS	A-9
Knowledge	A-9
Labor Consultation	A-9
Labor Consultations	57
Labor Organization	57, A-9
Law	A-9
Leased Real Property	26, A-9
Lien	A-9
Malicious Code	22, A-9
Maximum Amount	53, A-9
Merger	A-9, Recitals

Merger Consideration	3, A-9
Merger Consideration Value	A-10
Money Laundering Laws	29, A-10
Nasdaq	33, A-10
New Plans	56, A-10
Notice of Adverse Recommendation	50, A-10
Notice of Superior Proposal	50, A-10
NYSE	15, A-10
Old Plans	56, A-10
Open Source Software	A-10
Order	A-10
Owned Real Property	26, A-10
Parent	1, A-10
Parent 401(k) Plan	57, A-10
Parent Capitalization Date	31, A-10
Parent Common Stock	A-10
Parent Disclosure Letter	A-10
Parent Equity Plans	A-10
Parent ESPP	A-10
Parent Financial Statements	35, A-10
Parent Material Adverse Effect	A-11
Parent MSPP	A-11
Parent Options	A-11
Parent Organizational Documents	A-11
Parent Permits	34, A-11
Parent Preferred Stock	31, A-12
Parent Related Parties	68, A-12
Parent SEC Documents	34, A-12
Parent Shares	A-12
Parent Tax Representation Letter	62, A-12
Parent VDR	A-12
Payoff Letter	59, A-12
Permitted Events	28, A-12
Permitted Lien	A-12
Person	A-13
Personal Information	A-13
Privacy Laws	A-13
Proxy Statement	15, A-13
Real Property Lease	A-13
Registered IP	A-13
Release	A-13
Remedy	46, A-13
Representatives	A-13
Requisite Stockholder Approval	28, A-13
Rights	A-14
Rights Agreement	A-14

Rights Agreement Amendment	29, A-14
Rollover Equity Awards	8, A-14
Rollover Options	7, A-14
Rollover PSU Award	8, A-14
Rollover RSU Award	8, A-14
Sarbanes-Oxley Act	A-14
SEC	A-14
Secretary	2, A-14
Section 16 Officer	A-14
Securities Act	A-14
Security Incident	23, A-14
Stockholders’ Meeting	44, A-14
Subsidiary	A-14
Superior Proposal	52, A-14
Surviving Corporation	2, A-14
Tail Coverage	54, A-14
Tax	A-14
Tax Authority	A-15
Tax Opinion	A-15
Tax Opinion Counsel	A-15
Tax Returns	A-15
Taxes	A-14
Taxing Authority	A-15
Technology	A-15
Termination Date	64, A-15
Termination Fee	A-15
Third Party	A-15
Treasury Regulations	A-15
WARN Act	21, A-15

THIS AGREEMENT AND PLAN OF MERGER, dated as of February [ ● ], 2021 (this “Agreement”), is made by and among CoStar Group, Inc. a Delaware corporation (“Parent”), Catalina Acquisition Sub, Inc., a Delaware corporation and a direct, wholly owned Subsidiary of Parent (“Acquisition Sub”), and CoreLogic, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the board of directors of the Company has unanimously (a) approved this Agreement, the merger (the “Merger”) of Acquisition Sub with and into the Company, pursuant to the Delaware General Corporation Law (the “DGCL”) upon the terms and subject to the conditions set forth in this Agreement, and the other transactions contemplated hereby, (b) determined that the Merger and the other transactions contemplated hereby, taken together, are advisable and in the best interests of the Company and its stockholders and (c) subject to the terms of this Agreement, resolved to recommend the adoption of this Agreement by the Company’s stockholders;

WHEREAS, the boards of directors of each of Parent and Acquisition Sub have unanimously (a) approved this Agreement, the Merger and the other transactions contemplated hereby, (b) determined that the Merger and the other transactions contemplated hereby, taken together, are advisable and in the best interests of Parent, Acquisition Sub and their respective stockholders, and (c) recommended the approval of this Agreement by Parent, as Acquisition Sub’s sole stockholder;

WHEREAS, Parent, acting in its capacity as the sole stockholder of Acquisition Sub, has adopted this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, each of Parent, Acquisition Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

WHEREAS, the parties hereto intend that for U.S. federal income tax purposes the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”); and

WHEREAS, concurrently with the execution and delivery of this Agreement and as a material inducement to Parent’s willingness to enter into this Agreement, the Company is terminating that certain Agreement and Plan of Merger, dated February 4, 2021, by and among the Company, Celestial-Saturn Parent Inc. and Celestial-Saturn Merger Sub Inc. (the “Celestial Merger Agreement”) in accordance with its terms and the Company will pay in full, the Termination Fee (as defined in the Celestial Merger Agreement) pursuant to Section 8.3 of the Celestial Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants and subject to the conditions herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Defined terms used in this Agreement have the respective meanings ascribed to them by definition in this Agreement or in Appendix A.

ARTICLE II

THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, Acquisition Sub shall be merged with and into the Company, whereupon the separate existence of Acquisition Sub shall cease, and the Company shall continue under the name “CoreLogic, Inc.” as the surviving corporation (the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Delaware.

Section 2.2 The Closing. Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) shall take place at 9:00 a.m. (New York City time) on a date to be specified by the Company and Parent, but no later than the third (3rd) Business Day after the satisfaction or, to the extent not prohibited by Law, waiver of all of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent not prohibited by Law, waiver of such conditions), and the Closing shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP; One Manhattan West; New York, New York 10001, or by the electronic exchange of documents, unless another time, date or place is agreed to in writing by the Company and Parent (such date being the “Closing Date”).

Section 2.3 Effective Time.

(a) Concurrently with the Closing, each of the Company, Parent and Acquisition Sub shall cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be executed, acknowledged, delivered to and filed with the Office of the Secretary of State of the State of Delaware (the “Secretary”) as provided under the DGCL. The Merger shall become effective on the date and time at which the Certificate of Merger has been received for filing by the Secretary (such date and time of filing, or such later time as may be agreed to by Parent, Acquisition Sub and the Company and set forth in the Certificate of Merger, being hereinafter referred to as the “Effective Time”).

(b) The Merger shall have the effects set forth in the applicable provisions of the DGCL, this Agreement and the Certificate of Merger. Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of the Company and Acquisition Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Acquisition Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

Section 2.4 Certificate of Incorporation and Bylaws. Subject to compliance with Section 6.6, at the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall be amended and restated to be identical to the certificate of incorporation and bylaws of Acquisition Sub, until thereafter amended in accordance with the applicable provisions of the certificate of incorporation and bylaws of the Surviving Corporation and the DGCL, except that (i) in each case, the name of the Surviving Corporation shall be CoreLogic, Inc. and (ii) the indemnity provisions shall be the same as those under CoreLogic, Inc.’s certificate of incorporation and bylaws, respectively, in each case as in effect immediately prior to the Effective Time.

Section 2.5 Board of Directors. The board of directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of the members of the board of directors of Acquisition Sub immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated and qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Section 2.6 Officers. From and after the Effective Time, the officers of the Acquisition Sub or such individuals as may be designated by Parent at the Effective Time shall be the officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified in accordance with applicable Law.

ARTICLE III

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 3.1 Effect on Securities. At the Effective Time (or such other time specified in this Section 3.1), by virtue of the Merger and without any action on the part of the Company, Parent, Acquisition Sub or any holder of any securities of the Company or Acquisition Sub or any other Person:

(a) Expiration or Cancellation of Company Securities. Immediately prior to the Effective Time, all issued and outstanding Rights will expire in their entirety without any payment being made in respect thereof in accordance with the Rights Agreement Amendment. Each share of common stock, par value $0.00001 per share, of the Company (the “Company Common Stock”) held by the Company or any Subsidiary of the Company (including shares held as treasury stock) or held, directly or indirectly, by Parent or Acquisition Sub or any of their wholly owned Subsidiaries immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist as issued or outstanding shares, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.

(b) Conversion of Company Securities. Except as otherwise provided in this Agreement, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares cancelled pursuant to Section 3.1(a)) shall be converted into 0.1019 validly issued, fully paid and nonassessable Parent Shares (the “Merger Consideration” and such ratio, the “Exchange Ratio”). Each share of Company Common Stock to be converted into the Merger Consideration as provided in this Section 3.1(b) shall no longer be issued or outstanding and shall automatically be cancelled and shall cease to exist, and the holders of certificates (the “Certificates”) or book-entry evidence of shares (“Book-Entry Evidence”) which immediately prior to the Effective Time represented such shares of Company Common Stock shall cease to have any rights with respect to such Company Common Stock other than the Merger Consideration therefor, including, upon surrender of such Certificates or Book-Entry Evidence in accordance with Section 3.2, pursuant to Section 3.6, cash in lieu of fractional Parent Shares, if any, into which such shares of Company Common Stock have been converted pursuant to this Section 3.1(b) (the “Fractional Share Consideration”), together with the amounts, if any, payable pursuant to Section 3.2(h) (the “Dividend Consideration”).

(c) Conversion of Acquisition Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, $0.0001 par value per share, of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become one fully paid, non-assessable share of common stock, $0.0001 par value per share, of the Surviving Corporation and shall constitute the only issued or outstanding shares of capital stock of the Surviving Corporation.

(d) Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding shares of Company Common Stock or Parent Common Stock shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split) or similar event, or combination, exchange or readjustment of shares, or any stock dividend with a record date during such period, the Exchange Ratio and the Merger Consideration (and any other similarly dependent items) shall be equitably adjusted to provide the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 3.1(d) shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

Section 3.2 Payment for Securities; Exchange of Certificates.

(a) Designation of Exchange Agent; Deposit of Exchange Fund. No later than ten (10) days prior to the Effective Time, Parent shall, at its sole cost and expense, designate a reputable bank or trust company (the “Exchange Agent”) that is organized and doing business under the laws of the United States, the identity and the terms of appointment of which to be reasonably acceptable to the Company, to act as exchange agent for the payment of the Aggregate Merger Consideration and any Dividend Consideration, and shall enter into an agreement (the “Exchange Agent Agreement”) relating to the Exchange Agent’s responsibilities with respect thereto, in form and substance reasonably acceptable to the Company. Parent shall deposit, or cause to be deposited with the Exchange Agent, (i) prior to the Effective Time, (A) evidence of Parent Shares issuable pursuant to Section 3.1(b) in book-entry form equal to the aggregate number of Parent Shares included in the Aggregate Merger Consideration (excluding any Fractional Share Consideration) and (B) cash in immediately available funds in an amount sufficient to pay the aggregate amount of cash included in the Fractional Share Consideration and (ii) as necessary from time to time after the Effective Time, if applicable, any Dividend Consideration (such evidence of Parent Shares in book-entry form and cash amounts, including any Fractional Share Consideration and Dividend Consideration, the “Exchange Fund”). In the event the Exchange Fund shall be insufficient to make the payments and exchanges contemplated by Section 3.1(b), Parent shall promptly deposit, or cause to be deposited, additional funds or Parent Shares, as applicable, with the Exchange Agent in an amount which is equal to the deficiency in the amount required to make such payments and exchanges in full. Parent shall cause the Exchange Fund to be (A) held for the benefit of the holders of Company Common Stock and (B) applied promptly to making the payments and exchanges pursuant to Section 3.1(b). The Exchange Fund shall not be used for any purpose other than to fund payments or effect exchanges, as applicable, pursuant to Section 3.1, except as expressly provided for in this Agreement.

(b) Procedures for Exchange.

(i) Certificates. As promptly as reasonably practicable following the Effective Time and in any event not later than the second (2nd) Business Day thereafter, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a Certificate that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates (or affidavit of loss in lieu thereof) to the Exchange Agent and which shall be in the form and have such other provisions as Parent and the Company may reasonably specify and (B) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the number of shares of Company Common Stock previously represented by such Certificate shall have been converted pursuant to this Agreement (which instructions shall be in the form and have such other provisions as Parent and the Company may reasonably specify) along with any applicable Fractional Share Consideration and the Dividend Consideration.

(ii) Book-Entry Evidence. As promptly as reasonably practicable following the Effective Time and in any event not later than the second (2nd) Business Day thereafter, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a Book-Entry Evidence not held through The Depository Trust Company (and to deliver to The Depository Trust Company, in the case of holders of Book-Entry Evidence held through The Depository Trust Company) that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (A) a letter of transmittal, which shall be in the form and have such other provisions as Parent and the Company may reasonably specify, and (B) instructions for returning such letter of transmittal in exchange for the Merger Consideration into which the number of shares of Company Common Stock previously represented by such Book-Entry Evidence shall have been converted pursuant to this Agreement (which instructions shall be in the form and have such other provisions as Parent and the Company may reasonably specify) along with any applicable Fractional Share Consideration and the Dividend Consideration. Notwithstanding anything to the contrary contained in this Agreement, no holder of Book-Entry Evidence shall be required to deliver a Certificate or, in the case of holders of Book-Entry Evidence held through The Depository Trust Company, an executed letter of transmittal to the Exchange Agent to receive the Merger Consideration, any applicable Fractional Share Consideration or any applicable Dividend Consideration, that such holder is entitled to receive pursuant to Section 3.1(b), Section 3.2(h) and Section 3.6.

(c) Timing of Exchange. Following the Effective Time, upon surrender of a Certificate (or affidavit of loss in lieu thereof) or Book-Entry Evidence for cancellation to the Exchange Agent, together with, in the case of Certificates and Book-Entry Evidence not held through The Depository Trust Company, a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, or, in the case of Book-Entry Evidence held through The Depository Trust Company, receipt of an “agent’s message” by the Exchange Agent, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Evidence, in exchange for each share of Company Common Stock formerly represented by such Certificate or Book-Entry Evidence, shall be credited with the Merger Consideration in the stock ledger and other appropriate books and records of Parent and shall be entitled to receive any applicable Fractional Share Consideration and any applicable Dividend Consideration, and the Certificate (or affidavit of loss in lieu thereof) or Book-Entry Evidence so surrendered shall be forthwith cancelled. The Exchange Agent Agreement shall provide that the Exchange Agent shall accept such Certificates (or affidavit of loss in lieu thereof) or Book-Entry Evidence upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Evidence on any amounts payable upon the surrender of the Certificates or Book-Entry Evidence.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates or Book-Entry Evidence for one (1) year after the Effective Time shall be delivered to the Surviving Corporation, upon written demand, and any such holders prior to the Merger who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation as a general creditor thereof for payment of their claims for Merger Consideration, any applicable Fractional Share Consideration and any applicable Dividend Consideration in respect thereof, without any interest thereon, subject to abandoned property, escheat or similar Law.

(e) No Liability. None of Parent, Acquisition Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any cash held in the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. The Merger Consideration will become the property of Parent or the Surviving Corporation to the extent it would otherwise escheat to the extent permitted by Law.

(f) Investment of Exchange Fund. The Exchange Agent Agreement shall provide that the Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent or, after the Effective Time, the Surviving Corporation; provided that (i) no such investment (including any losses thereon) shall relieve Parent or the Exchange Agent from making the payments required by this Article III, and following any losses (or any diminishment of the Exchange Fund for any other reason below the level required to make prompt payment in full of the aggregate amounts required to be paid pursuant to the terms hereof), Parent shall promptly provide additional amounts to the Exchange Agent for the benefit of the holders of Company Common Stock in the amount of such losses, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement and (iii) all such investments shall be in short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as directed by Parent.

(g) Withholding. Parent, Acquisition Sub, the Exchange Agent and the Surviving Corporation, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under applicable Law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(h) Dividends or Distributions. All Parent Shares to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and, whenever a dividend or other distribution is declared by Parent in respect of shares of Parent Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all such issued and outstanding Parent Shares. Subject to the provisions of Section 3.1(d), no dividends or other distributions with respect to Parent Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or unexchanged Book-Entry Evidence with respect to the Parent Shares issuable to such holder hereunder, and all such dividends and other distributions, if any, shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Evidence in accordance with this Agreement. Subject to applicable Laws and the provisions of Section 3.1(d), following surrender of any such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Evidence, there shall be issued and/or paid to the holder thereof, without interest, (i) promptly following the time of such surrender or exchange, the amount of dividends or other distributions with a record date after the Effective Time and with a payment date prior to such surrender or exchange with respect to the Parent Shares to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender or exchange and with a payment date subsequent to such surrender or exchange payable with respect to such Parent Shares.

Section 3.3 Company Equity Awards.

(a) Company Options.

(i) At the Effective Time, each Company Option (whether or not vested) that is outstanding immediately prior to the Effective Time, other than each Company Option that is held by an individual who, as of immediately prior to the Closing, is no longer an employee or other service provider to the Company or its Subsidiaries (a “Former Employee Option”), shall, automatically and without any required action on the part of the holder thereof, be converted into and thereafter evidence an option to acquire Parent Shares with respect to that number of Parent Shares that is equal to the product of (x) the number of shares of Company Common Stock subject to such Company Option as of immediately prior to the Effective Time, multiplied by (y) the Exchange Ratio, rounded down to the nearest whole number of Parent Shares (after such conversion, “Rollover Options”), at an exercise price per Parent Share equal to the quotient obtained by dividing (A) the per share exercise price of Company Options by (B) the Exchange Ratio, rounded up to the nearest whole cent.

(ii) At the Effective Time, each Former Employee Option (whether or not vested) that is outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive a number of Parent Shares equal to the product of (x) the number of shares of Company Common Stock subject to such Former Employee Option as of immediately prior to the Effective Time and (y) (A) the excess, if any, of the Merger Consideration Value over the exercise price per share of Company Common Stock applicable to such Former Employee Option, divided by (B) the Merger Consideration Value (the “Former Employee Option Consideration”). Parent shall, or shall cause the Surviving Company to, deliver the Former Employee Option Consideration to each holder of Former Employee Options, less any required withholding Taxes and without interest, within ten (10) Business Days following the Effective Time; provided that any such withholding Taxes required to be paid by or collected on behalf of such holder shall be satisfied by retaining a number of Parent Shares having a fair market value (determined by reference to the closing price of a Parent Share on the Closing Date) equal to the minimum statutory amount required to be withheld, rounded up to the nearest whole Parent Share.

(b) Treatment of Company RSUs. At the Effective Time, each Company RSU that is outstanding immediately prior to the Effective Time, other than each Company RSU held by a non-employee director of the Company (a “Director RSU”), shall, automatically and without any required action on the part of the holder thereof, be converted into and thereafter evidence an award of restricted stock units (after such conversion, a “Rollover RSU Award”) relating to a number of Parent Shares that is equal to the product of (i) the number of shares of Company Common Stock subject to such Company RSU award as of immediately prior to the Effective Time (including any shares of Company Common Stock in respect of dividend equivalent units credited thereon), multiplied by (ii) the Exchange Ratio, rounded to the nearest whole number of Parent Shares.

(c) Treatment of Director RSUs. At the Effective Time, each Director RSU that is outstanding immediately prior to the Effective Time shall, automatically and without any required actions on the part of the holder thereof, vest (if unvested) and be cancelled and converted into the Merger Consideration per each share of Company Common Stock subject to each such Director RSU (including any shares of Company Common Stock in respect of dividend equivalent units credited thereon) as provided in Section 3.1(b) (the “Director RSU Consideration”). Parent shall, or cause the Surviving Corporation to, deliver the Director RSU Consideration to each holder of Director RSUs within ten (10) Business Days following the Effective Time. Notwithstanding anything herein to the contrary, with respect to any Director RSU that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that the Company determines prior to the Effective Time is not eligible to be terminated in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix)(B), such payment will be made at the earliest time permitted under the applicable Company Equity Plan that will not trigger a Tax or penalty under Section 409A of the Code.

(d) Treatment of Company PSUs. At the Effective Time, each Company PSU that is outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, be converted into and thereafter evidence an award of time-based stock units (after such conversion, a “Rollover PSU Award” and together with the Rollover Options and Rollover RSU Awards, the “Rollover Equity Awards”) relating to a number of Parent Shares that is equal to the product of (i) the number of shares of Company Common Stock subject to such Company PSU award based on the attainment of the applicable performance metrics at the greater of the target or actual level of performance, as determined by the Administrator (as defined in the applicable Company Equity Plan) consistent with past practice as of immediately prior to the Effective Time (including any shares of Company Common Stock in respect of dividend equivalent units credited thereon), multiplied by (ii) the Exchange Ratio, rounded to the nearest whole number of Parent Shares.

(e) Certain Actions of the Parties. Following the Effective Time, each Rollover Equity Award shall be subject to the same terms and conditions as had applied to the corresponding Company Equity Award as of immediately prior to the Effective Time, except that any performance metrics applicable to such Company Equity Awards shall no longer apply from and after the Effective Time. Prior to the Effective Time, the parties shall take all actions that Parent and the Company determine are reasonably necessary or desirable to effectuate the provisions of this Section 3.3, including obtaining board or committee consents or adopting or assuming a Company Equity Plan by Parent and, if requested by Parent, terminating any Company Equity Plan effective as of the Effective Time. At or prior to the Effective Time, Parent shall take all actions reasonably necessary to reserve for issuance a number of Parent Shares in respect of each Rollover Equity Award. At or prior to the Effective Time, Parent shall file a registration statement on Form S-8 with respect to the Parent Shares subject to each Rollover Equity Award held by individuals who are providing services to Parent or its subsidiaries as of the Closing and Parent shall include on the Form S-4, the Parent Shares subject to each Rollover Equity Award (other than a Rollover Option) held by individuals who are not providing services to Parent or its subsidiaries as of the Closing. The Company shall assist Parent in the preparation of such registration statement and provide Parent with all information reasonably requested by Parent for such preparation.

(f) Treatment of Company ESPP. As soon as practicable following the date of this Agreement, the Company shall take all actions as may be required to provide that (i) the Offering Period (as defined in the Company ESPP) in effect as of the date hereof shall be the final Offering Period (such period, the “Final Offering Period”) and no further Offering Period shall commence pursuant to the Company ESPP after the date hereof, and (ii) each individual participating in the Final Offering Period on the date of this Agreement shall not be permitted to (A) increase his or her payroll contribution rate pursuant to the Company ESPP from the rate in effect when the Final Offering Period commenced or (B) make separate non-payroll contributions to the Company ESPP on or following the date of this Agreement. Prior to the Effective Time, the Company shall take all actions that may be necessary to (x) cause the Final Offering Period, to the extent that it would otherwise be outstanding at the Effective Time, to be terminated no later than ten (10) Business Days prior to the date on which the Effective Time occurs; (y) make any pro rata adjustments that may be necessary to reflect the Final Offering Period, but otherwise treat the Final Offering Period as a fully effective and completed Offering Period for all purposes pursuant to the Company ESPP; and (z) cause the exercise (as of no later than ten (10) Business Days prior to the date on which the Effective Time occurs) of each outstanding purchase right pursuant to the Company ESPP. On such exercise date, the Company shall apply the funds credited as of such date pursuant to the Company ESPP within each participant’s payroll withholding account to the purchase of whole shares of Company Common Stock in accordance with the terms of the Company ESPP, and such shares of Company Common Stock shall be entitled to the Merger Consideration in accordance with Section 3.1(b). As promptly as practicable following the purchase of shares of Company Common Stock in accordance with the preceding sentence, the Company shall return to each participant the funds, if any, that remain in such participant’s account after such purchase. Immediately prior to and effective as of the Effective Time (but subject to the consummation of the Merger), the Company shall terminate the Company ESPP. To the extent required by the Company ESPP, the Company shall provide notice to all Company ESPP participants describing the treatment of the Company ESPP pursuant to this Section 3.3(f).

Section 3.4 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit, in form and substance reasonably acceptable to Parent and the Company, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable and customary amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration, any applicable Fractional Share Consideration and any applicable Dividend Consideration to which the holder thereof is entitled pursuant to this Article III.

Section 3.5 Transfers; No Further Ownership Rights. From and after the Effective Time, there shall be no registration of transfers on the stock transfer books of the Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If Certificates or Book-Entry Evidence are presented to the Surviving Corporation, Parent or Exchange Agent for transfer following the Effective Time, they shall be cancelled against delivery of the applicable Merger Consideration (and, as applicable, any Fractional Share Consideration and any Dividend Consideration) as provided for in Section 3.1(b) for each share of Company Common Stock formerly represented by such Certificates or Book-Entry Evidence. Payment of the Merger Consideration (and, as applicable, any Fractional Share Consideration and any Dividend Consideration) in accordance with the terms of this Article III, and, if applicable, any unclaimed dividends upon the surrender of Certificates, shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates or Book-Entry Evidence.

Section 3.6 Fractional Shares. No fractional Parent Shares shall be issued in connection with the Merger, no certificate or scrip representing fractional Parent Shares shall be issued upon the surrender for exchange of Certificates or Book-Entry Evidence, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Parent Share (after aggregating all shares represented by the Certificates and Book-Entry Evidence delivered by such holder) shall receive, in lieu thereof and upon surrender of any right thereto, cash, rounded to the nearest whole cent and without interest, in an amount equal to such fraction, multiplied by the volume weighted average per-share price (as reported by

Bloomberg), rounded to the nearest cent, of Parent Shares on Nasdaq during the ten (10) full trading days ending on (and including) the trading day immediately preceding the Closing Date. As soon as practicable after the Effective Time and the determination of the aggregate Fractional Share Consideration, the Exchange Agent shall make available the Fractional Share Consideration to such holders, subject to and in accordance with Section 3.2.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (i) the Company SEC Documents filed or furnished on or after January 1, 2019 and publicly available prior to the date hereof only to the extent it is reasonably apparent on its face that such disclosure is relevant to this Article IV (and excluding any disclosures contained under the captions “Risk Factors” or “Forward-Looking Statements,” and any other disclosures to the extent that they are predictive, cautionary or forward-looking in nature), but it being understood that this clause (i) shall not be applicable to Section 4.2(a), Section 4.2(b), Section 4.2(c), Section 4.24 or Section 4.25, or (ii) the corresponding sections of the Company Disclosure Letter (subject to Section 9.3(b)), the Company hereby represents and warrants to Parent as of the date hereof as follows:

Section 4.1 Organization and Qualification; Subsidiaries.

(a) Each of the Company and its Subsidiaries is a corporation, partnership or other entity duly organized, validly existing and (to the extent applicable) in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite entity power and authority to conduct its business as it is now being conducted, except where the failure to be in good standing or to have such power and authority would not have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and (to the extent applicable) is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and (to the extent applicable) in good standing would not have a Company Material Adverse Effect. The Company’s amended and restated certificate of incorporation (the “Company Charter”) and amended and restated bylaws (the “Company Bylaws”), as currently in effect, are included in the Company SEC Documents.

(b) Section 4.1(b) of the Company Disclosure Letter sets forth as of the date hereof a true, correct and complete list of the Company’s Subsidiaries, together with the jurisdiction of organization or incorporation, as the case may be, of each Subsidiary of the Company.

Section 4.2 Capitalization.

(a) As of the close of business on February [ ● ], 2021 (the “Capitalization Date”), the authorized capital stock of the Company consists of (i) 180,000,000 shares of Company Common Stock, (A) [73,152,120] of which were issued and outstanding (each together with the Rights issued pursuant to the Rights Agreement) and (B) none of which were held in treasury, and (ii) 500,000 shares of preferred stock, par value $0.00001 per share, of which 100,000 shares were classified as Series A Junior Participating Preferred Stock (collectively, the “Company Preferred Stock”) and no shares of Company Preferred Stock were issued and outstanding. As of the date hereof, none of the Company’s Subsidiaries own any shares of Company Common Stock or have any option or warrant to purchase any shares of Company Common Stock or any other Equity Interest in the Company. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(b) As of the close of business on the Capitalization Date, the Company has no shares of Company Common Stock or shares of Company Preferred Stock subject to or reserved for issuance, except for (i) [158,104] shares of Company Common Stock subject to outstanding Company Options (of which, [158,104] shares of Company Common Stock are subject to a Company Option that is exercisable), (ii) [1,190,497] shares of Company Common Stock subject to outstanding Company RSUs (of which, [49,908] shares of Company Common Stock are subject to Director RSUs), (iii) [671,225] shares of Company Common Stock subject to outstanding Company PSUs (with Company PSUs measured at the target level of performance), (iv) [11,554] shares of Company Common Stock subject to outstanding purchase rights under the Company ESPP (assuming the purchase of shares of Company Common Stock with accumulated payroll contributions in the United States as of the Capitalization Date and in accordance with the terms of the Company ESPP), (v) [372,898] shares of Company Common Stock reserved for future issuance under the Company ESPP, (vi) [13,380,931] shares of Company Common Stock reserved for future issuance under the Company Equity Plan for awards not yet granted and (vii) 100,000 shares designated as Series A Junior Participating Preferred Stock and reserved for issuance under the Rights Agreement. All shares of Company Common Stock subject to issuance under the Company Equity Plan, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, as applicable. The Company has provided Parent a list (the “Equity Award Schedule”), as of the Capitalization Date, of all outstanding Company Equity Awards, including the type of Company Equity Award, the Company Equity Plan that such Company Equity Award was issued under, the name (or, to the extent prohibited by applicable Law, employee identification number) of the holder of such Company Equity Award, the number of shares of Company Common Stock subject to such Company Equity Award (and, for Company PSUs, the number of shares of Company Common Stock issuable based on the attainment of target level of performance and maximum level of performance), the exercise price and expiration date with respect thereto, if any, the applicable grant date thereof, the applicable vesting schedule with respect thereto (including whether the Company Equity Award would become vested solely as a result of the consummation of the Merger), any unpaid dividend equivalents and whether or not the applicable Company Equity Award was granted to such holder in his or her capacity as a current or former employee of the Company or any of its Subsidiaries. As of the Capitalization Date, there are no declared or unpaid dividends or dividend equivalents with respect to any outstanding shares of Company Common Stock, Company Options, Company RSUs, or Company PSUs. The Company shall provide Parent with an updated Equity Award Schedule within three (3) Business Days prior to the anticipated Closing Date to reflect any changes occurring between the Capitalization Date and the applicable date of delivery.

(c) As of the close of business on the Capitalization Date, other than the Company Equity Awards, the Rights and the Rights Agreement or as otherwise set forth in this Section 4.2, there were no existing and outstanding Equity Interests or other options, warrants, calls, subscriptions or other rights, convertible securities, awards of equity-based compensation (including phantom stock), agreements or arrangements of any character (or any obligations to enter into such agreements or arrangements), relating to or based on the value of any Equity Interests of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, acquire, transfer, exchange, sell or register for sale any Equity Interests of the Company or any of its Subsidiaries. Since the close of business on the Capitalization Date to the date hereof, the Company has not issued any shares of Company Common Stock, Company Equity Awards or other Equity Interests (including shares of Company Preferred Stock) other than shares of Company Common Stock issued upon the exercise or settlement of Company Equity Awards outstanding as of the close of business on the Capitalization Date in accordance with their terms.

(d) Other than the Rights and the Rights Agreement and any agreements solely between and among the Company and any of its Subsidiaries or solely between and among two or more Subsidiaries of the Company, there are no stockholders agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of shares of Company Common Stock or other Equity Interests of the Company or any of its Subsidiaries requiring the redemption or repurchase of, or containing any right of first refusal with respect to, or granting any preemptive rights with respect to, any shares of Company Common Stock or other Equity Interests of the Company or any of its Subsidiaries. Except as set forth in this Section 4.2, there are no obligations (whether outstanding or authorized) of the Company or any of its Subsidiaries to provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company.

(e) There are no outstanding bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of shares of Company Common Stock may vote.

(f) All of the outstanding Equity Interests of each of the Company’s Subsidiaries are owned of record and beneficially, directly or indirectly, by the Company or the relevant wholly owned Subsidiary and free and clear of all material Liens except for restrictions imposed by applicable securities Laws and Permitted Liens.

(g) Neither the Company nor any of its Subsidiaries owns any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, trust or other entity, other than a Subsidiary of the Company, which interest or investment is material to the Company and its Subsidiaries, taken as a whole.

Section 4.3 Authority Relative to Agreement.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Requisite Stockholder Approval and the occurrence of the stockholder advisory vote contemplated by Rule 14a-21(c) under the Exchange Act, regardless of the outcome of such advisory vote (the “Company Stockholder Advisory Vote”), to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger. The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated by this Agreement, have been duly and validly authorized by all necessary corporate action by the Company, and except for the Requisite Stockholder Approval and the occurrence of the Company Stockholder Advisory Vote, no other corporate Action on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (the “Enforceability Exceptions”).

(b) The board of directors of the Company, at a meeting duly called and held, has unanimously (i) approved, adopted and declared advisable this Agreement, the transactions contemplated hereby, (ii) determined that this Agreement, the transactions contemplated hereby are advisable, fair to and in the best interests of the Company and its stockholders, (iii) resolved to make the Company Recommendation (provided that any change, modification or rescission of such recommendation by the board of directors of the Company in accordance with Section 6.5 shall not be a breach of the representation in clause (iii)), (iv) approved, adopted and declared advisable the Rights Agreement Amendment, and (v) directed that this Agreement be submitted to the stockholders of the Company for its adoption at the Stockholders’ Meeting.

Section 4.4 No Conflict; Required Filings and Consents.

(a) None of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby will (i) conflict with or violate any provision of the Company Charter or Company Bylaws, (ii) assuming that the Consents, registrations, declarations, filings and notices referred to in Section 4.4(b) have been obtained or made, any applicable waiting periods referred to therein have expired and any condition precedent to any such Consent has been satisfied, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (iii) require any consent or approval under, violate, conflict with, result in any breach of or constitute a default under (with or without notice or lapse of time, or both), or any loss of any material benefit under, or give rise to any right of termination, amendment, acceleration or cancellation of, any Company Material Contract, or result in the creation of a Lien (other than Permitted Liens) upon any of the respective properties or assets of the Company or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii) any such conflict, violation, breach, default, termination, amendment, acceleration or cancellation that would not have a Company Material Adverse Effect.

(b) No consent, approval, license, permit, Order or authorization (a “Consent”) of, or registration, declaration or filing with, or notice to, any Governmental Authority (with or without notice or lapse of time, or both) is required to be obtained or made by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) the filing with the SEC of a proxy statement in definitive form relating to the matters to be submitted to the Company’s stockholders at the Stockholders’ Meeting (such proxy statement, and any amendments or supplements thereto, the “Proxy Statement”) and the filing with the SEC, and declaration of effectiveness under the Securities Act, of a registration statement on Form S-4 to be filed by Parent with respect to the issuance and registration of the Parent Shares in the Merger, in which the Proxy Statement will be included as a prospectus (such Form S-4, and any amendments or supplements thereto, the “Form S-4”), (ii) the filing of the Certificate of Merger with the Secretary and appropriate documents with the relevant authorities of the other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (iii) applicable reporting or other requirements of or filings under applicable securities Laws or corporation or Blue Sky Laws of various states, including pursuant to the applicable requirements of the Securities Act and the Exchange Act, (iv) such filings as may be required in connection with any Taxes, (v) such filings as may be required under the rules and regulations of The New York Stock Exchange (the “NYSE”), (vi) such other items required solely by reason of the participation of Parent or Acquisition Sub in the transactions contemplated hereby, (vii) compliance with and filings or notifications under the HSR Act or other Antitrust Laws and (viii) such other Consents, registrations, declarations, filings or notices the failure of which to be obtained or made would not have a Company Material Adverse Effect.

Section 4.5 Permits; Compliance With Laws.

(a) The Company and its Subsidiaries (i) are in possession of all authorizations, franchises, grants, easements, variances, exemptions, exceptions, permissions, Consents and certificates of any Governmental Authority (ii) have filed all tariffs, reports, notices and other documents with any Governmental Authority necessary for the Company and its Subsidiaries to conduct their businesses as currently conducted (clauses (i) and (ii), collectively, the “Company Permits”), and all Company Permits are in full force and effect and no suspension, modification, or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, except where the failure to be in possession of or be in full force and effect, or the suspension, modification or cancellation of, any of the Company Permits would not have a Company Material Adverse Effect. Each of the Company and each of its Subsidiaries is in compliance with the terms and requirements of all Company Permits, except where the failure to be in compliance would not have a Company Material Adverse Effect.

(b) None of the Company or any of its Subsidiaries is in conflict with, in default under or in violation of any Law applicable to the Company or any of its Subsidiaries, except for any such conflicts, defaults or violations that would not have a Company Material Adverse Effect. Notwithstanding the foregoing, no representation or warranty in Section 4.5(a) or this Section 4.5(b) is made with respect to Company SEC Documents or financial statements, “disclosure controls and procedures” or “internal control over financial reporting,” employee benefits matters, Intellectual Property Rights matters, Tax matters, real property matters or environmental matters, which are addressed exclusively in Section 4.6 (Company SEC Documents; Financial Statements), Section 4.8 (Disclosure Controls and Procedures), Section 4.12 (Employee Benefit Plans), Section 4.14 (Intellectual Property Rights), Section 4.16 (Taxes), Section 4.18 (Real Property) and Section 4.19 (Environmental), respectively.

Section 4.6 Company SEC Documents; Financial Statements.

(a) Since January 1, 2019, the Company has, in all material respects, timely filed or furnished with the SEC all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC under the Securities Act or the Exchange Act, as the case may be (such documents and any other documents filed or furnished by the Company with the SEC, as have been supplemented, modified or amended since the time of filing, collectively, the “Company SEC Documents”). As of their respective filing dates, or, if supplemented, modified or amended, as of the date of the last such supplement, modification or amendment, the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations of the SEC promulgated thereunder and the listing and corporate governance rules and regulations of the NYSE, and none of the Company SEC Documents at the time it was filed (or, if supplemented, modified or amended, as of the date of the last supplement, modification or amendment) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading; provided, however, in each case, that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information filed or furnished by the Company with the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act. As of the date of this Agreement, there are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by the Company or any of its Subsidiaries relating to the Company SEC Documents. To the Knowledge of the Company as of the date hereof, none of the Company SEC Documents are the subject of ongoing SEC review or outstanding SEC investigation.

(b) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its consolidated Subsidiaries (including all related notes) included in the Company SEC Documents (collectively, the “Company Financial Statements”) fairly present in all material respects the consolidated financial position and the consolidated statements of operations, cash flows and changes in stockholders’ equity of the Company and its consolidated Subsidiaries, taken as a whole, as of the dates thereof and for the respective periods referred to therein, as applicable (subject, in the case of unaudited interim statements, to normal and recurring year-end audit adjustments, none of which would be material, individually or in the aggregate, the absence of notes and any other adjustments described therein, including in any notes thereto) in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q, Form 8-K or any successor form or other rules under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(c) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the purpose or intended effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company SEC Documents.

Section 4.7 Form S-4; Proxy Statement. The Proxy Statement and the Form S-4, will not, at the date the Proxy Statement is first mailed to the stockholders of the Company and at the time of the Stockholders’ Meeting, with respect to the Proxy Statement, or at the time the Form S-4 is filed and the date it is declared effective or any post-effective amendment thereto is filed or is declared effective and at the Effective Time, with respect to the Form S-4, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with regards to statements made therein based on information supplied by or on behalf of Parent or Acquisition Sub (or any of their Affiliates) for inclusion therein. The Proxy Statement and the Form S-4, each will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act.

Section 4.8 Disclosure Controls and Procedures. The Company has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 promulgated under the Exchange Act) as required by Rule 13a-15 promulgated under the Exchange Act intended to (i) provide reasonable assurances regarding the reliability of financial reporting for the Company and its Subsidiaries and the preparation of financial statements for external purposes in accordance with GAAP and (ii) ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. The Company has disclosed, based on its most recent evaluation of the Company’s internal control over financial reporting prior to the date hereof, to the Company’s auditors and the audit committee of the board of directors of the Company (a) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (b) to the Knowledge of the Company, any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, since January 1, 2019, if any, has been disclosed or made available to Parent prior to the date hereof.

(b) Neither the Company nor any of its Subsidiaries has made any prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

Section 4.9 Absence of Certain Changes or Events. From January 1, 2020 to the date of this Agreement:

(a) the businesses of the Company and its Subsidiaries have been conducted in all material respects in the ordinary course of business consistent with past practice; and

(b) there has not been any adverse change, event, effect or circumstance that has had a Company Material Adverse Effect.

Section 4.10 No Undisclosed Liabilities. Except for those liabilities and obligations (a) as reflected, disclosed or reserved against in the Company Financial Statements filed prior to the date hereof in the Company SEC Documents, (b) incurred in the ordinary course of business since September 30, 2020, (c) that have not had a Company Material Adverse Effect or (d) as set forth in Section 4.10 of the Company Disclosure Letter, as of the date hereof, the Company and its Subsidiaries do not have any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or in the notes thereto) of the Company.

Section 4.11 Litigation. Except as set forth in Section 4.11 of the Company Disclosure Letter, as of the date hereof, there is no Action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, that, would have a Company Material Adverse Effect, nor is there any Order of any Governmental Authority outstanding against, or, to the Knowledge of the Company, investigation by any Governmental Authority involving, the Company or any of its Subsidiaries that would have a Company Material Adverse Effect or would reasonably be expected to prevent, materially delay or materially impair the ability of the Company to fulfill its obligations under this Agreement or consummate the transactions contemplated hereby. As of the date hereof, there is no Action pending or, to the Knowledge of the Company, threatened seeking to prevent, enjoin, modify, materially delay or challenge the Merger or any of the other transactions contemplated by this Agreement.

Section 4.12 Employee Benefit Plans.

(a) Section 4.12(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date hereof, of each material Company Benefit Plan (which list may, with respect to those material Company Benefit Plans that are individual offer letters for “at-will” employment and that do not contain severance or change in control benefits, reference a form of such Company Benefit Plan). The Company has made available to Parent a true and complete copy of each material Company Benefit Plan and all amendments thereto and a true and complete copy of the following items (in each case, only if applicable): (i) each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed annual report filed with any Governmental Authority (including on IRS Form 5500) and (iv) the most recently received letter from a Governmental Authority regarding the tax-qualified status of the Company Benefit Plan (including any IRS determination letter or IRS opinion letter).

(b) Except as would not have a Company Material Adverse Effect, (i) each of the Company Benefit Plans has been, maintained, operated, administered and funded in accordance with its terms and in compliance with applicable Laws, (ii) no proceeding (other than routine claims for benefits and including an audit, action, suit, litigation, arbitration, or investigation) is pending against or involves or, to the Knowledge of the Company, is threatened against or reasonably expected to involve, any Company Benefit Plan before any court or arbitrator or any Governmental Authority, (iii) payments required to be paid by the Company or any of its Subsidiaries pursuant to the terms of a Company Benefit Plan or by applicable Law (including, all contributions and insurance premiums) have been made or provided for by the Company or its Subsidiaries in accordance with the provisions of such Company Benefit Plan or applicable Law or, if not yet due, accrued to the extent required by, and in accordance with, GAAP, and (iv) no non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code and Section 406 of ERISA, has occurred or is reasonably expected to occur with respect to the Company Benefit Plans.

(c) (i) Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has either received a favorable determination letter from the IRS with respect to each such Company Benefit Plan as to its qualified status under the Code, or with respect to a prototype Company Benefit Plan, the prototype sponsor has received a favorable IRS opinion letter, or the Company Benefit Plan or prototype sponsor has remaining a period of time under applicable Code regulations or pronouncements of the IRS in which to apply for such a letter and make any amendments necessary to obtain a favorable determination or opinion as to the qualified status of each such Company Benefit Plan, and (ii) to the Knowledge of the Company, no event has occurred since the most recent determination or opinion letter or application therefor relating to any such Company Benefit Plan that would reasonably be expected to adversely affect the qualification of such Company Benefit Plan.

(d) Neither the Company nor any of its ERISA Affiliates (nor any predecessor of any such entity) currently sponsors, maintains, administers or contributes to, has any obligation to contribute to or has any actual or potential liability in respect of, or has within the previous six (6) years sponsored, maintained, administered or contributed to (or had any obligation to contribute to within the previous six (6) years), (i) a plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code; (ii) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA); (iii) a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code); or (iv) a “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA).

(e) Neither the execution or delivery of this Agreement nor the consummation of the Merger will (either alone or in connection with any other event) (i) except as expressly provided in this Agreement, entitle any current or former director, employee, consultant or independent contractor of the Company or any of its Subsidiaries to any material payment or benefit, (ii) materially increase the amount or value of any benefit or compensation or other obligation payable or required to be provided to any such director, employee, consultant or independent contractor of the Company or its Subsidiaries or (iii) except as expressly provided in this Agreement, accelerate the time of payment or vesting of amounts due any such director, employee, consultant or independent contractor or accelerate the time of any funding (whether to a trust or otherwise) of compensation or benefits in respect of any of the Company Benefit Plans.

(f) Except as would not have a Company Material Adverse Effect, none of the Company or its Subsidiaries has any material obligations for post-retirement health, death, life insurance or other welfare benefits under any Company Benefit Plan (other than for continuation coverage required to be provided pursuant to Section 4980B of the Code).

(g) There is no Contract, agreement, plan or arrangement which requires the Company or its Subsidiaries to pay a Tax gross-up or Tax reimbursement payment to any Person.

(h) No amount or benefit that has been or could be received (including by the vesting of property) by any current or former employee, consultant, director or other service provider of the Company or any of its Subsidiaries who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) could be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code) as a result of any of the transactions contemplated by this Agreement.

(i) Except as would not have a Company Material Adverse Effect, all Company Benefit Plans that are subject to the laws of any jurisdiction outside the United States (i) have obtained from the Governmental Authority having jurisdiction, with respect to such Company Benefit Plans, any determination or registration required in order to give effect to such Company Benefit Plan, (ii) if they are intended to qualify for special Tax treatment, satisfy in all material respects the requirements for such treatment and (iii) to the extent providing pension, termination indemnities, long-service awards, post-termination welfare benefits or similar payments or benefits, are fully funded or book reserved, as applicable, in accordance with GAAP.

(j) Except as would not reasonably result in a material Liability to the Company, each Company Benefit Plan that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been documented and operated in compliance with Section 409A of the Code since January 1, 2009. Neither the Company nor any of its Subsidiaries is or has at any time been the employer or connected with or an associate of (as those terms are used in the Pensions Act 2004 of the United Kingdom) the employer of a UK defined benefit pension plan.

(k) Neither the Company nor any of its Subsidiaries has deferred any Taxes under Section 2302 of the CARES Act or claimed any Tax credit under Section 2301 of the CARES Act, similar law or executive order of the President of the United States or Sections 7001-7003 of the Families First Coronavirus Response Act, as may be amended.

Section 4.13 Labor Matters.

(a) Except as set forth in Section 4.13(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any works council, collective bargaining or other collective labor agreement, other than industry-wide agreements outside of the United States. Neither the Company nor any of its Subsidiaries is in material breach of any obligation to consult with or provide information to any works council, labor union or other labor or employee organization in connection with the execution of this Agreement or the consummation of the transactions contemplated or required hereby. Except as would not have a Company Material Adverse Effect, there are no labor related strikes, walkouts, lockouts, grievances, work stoppages or other labor disputes pending or, to the Knowledge of the Company, threatened in writing, and, since January 1, 2019, neither the Company nor any of its Subsidiaries has experienced any such labor related strike, walkout, lockout, grievance, work stoppage or other labor dispute. To the Knowledge of the Company, there is no pending or threatened organizing campaign, and no labor union or works council has made a pending written demand for recognition or certification, in each case, with respect to any employees of the Company or any of its Subsidiaries.

(b) The Company and its Subsidiaries have no outstanding material liability related to violations of the Worker Adjustment Retraining and Notification Act of 1988 (the “WARN Act”), or any similar state or local plant closing or mass layoff statute, rule or regulation occurring in the two (2) years prior to the date hereof.

Section 4.14 Intellectual Property Rights; IT Systems.

(a) All Registered IP owned or purported to be owned by the Company or any of its Subsidiaries is subsisting, and, to the Company’s Knowledge, valid and enforceable. No Registered IP included in the Company Intellectual Property is currently involved in any interference, opposition, reissue, reexamination, revocation, or equivalent inter partes proceeding, in which the scope, validity or enforceability of any such Registered IP is being contested or challenged in any material respect.

(b) Except as would not have a Company Material Adverse Effect, (i) the Company and its Subsidiaries own, or have the right to use in the manner currently used, all Intellectual Property that is material to the business of the Company and its Subsidiaries as currently conducted, (ii) neither the Company nor any of its Subsidiaries has received, in the twelve (12) months preceding the date hereof, any written charge, complaint, claim, demand or notice (excluding ex parte reviews during prosecution of registrations or applications) challenging the validity of any Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries (the “Company Intellectual Property”) and (iii) the Company and its Subsidiaries own all right, title and interest in and to the Company Intellectual Property free and clear of any Liens other than Permitted Liens.

(c) The conduct of the business of the Company and its Subsidiaries as conducted in the prior two (2) years and as currently conducted does not infringe upon, misappropriate or otherwise violate any Intellectual Property Rights (other than patent rights) of any other Person, except for any such infringement, misappropriation or other violation that would not have a Company Material Adverse Effect; and to the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as conducted in the prior two (2) years and as currently conducted does not infringe upon the patent rights of any other Person, except for any such infringement that would not have a Company Material Adverse Effect. None of the Company or any of its Subsidiaries has received, in the two (2) years preceding the date hereof, any written charge, complaint, claim, demand or notice alleging any such infringement, misappropriation or other violation by the Company or any of its Subsidiaries that has not been settled or otherwise fully resolved, except for any such infringement, misappropriation or other violation that would not have a Company Material Adverse Effect. To the Knowledge of the Company, as of the date hereof, no other Person is infringing, misappropriating or otherwise violating any Company

Intellectual Property, except for any such infringement, misappropriation or other violation as would not have a Company Material Adverse Effect. This Section 4.14(c) constitutes the only representation and warranty of the Company with respect to any actual or alleged infringement, misappropriation or other violation of any Intellectual Property Rights of any other Person.

(d) Except as would not have a Company Material Adverse Effect, no Company Product contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware” or “adware” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing or facilitating, any of the following functions: (i) materially disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) materially compromising the privacy or data security of a user or damaging or destroying any data or file without the user’s consent (collectively, “Malicious Code”). The Company and its Subsidiaries have made reasonable efforts to implement measures designed to prevent the introduction of Malicious Code into Company Products, including firewall protections and regular virus scans.

(e) Except as would not have a Company Material Adverse Effect, no material Company Product is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any Open Source Software license such as the GNU Public License, Lesser GNU Public License, or Mozilla Public License) that (i) require (A) the disclosure, licensing, or distribution of any source code that comprises material Company Intellectual Property for a Company Product or any portion thereof, (B) the granting to licensees of the right to reverse engineer or make derivative works or other modifications to such material Company Intellectual Property for a Company Product or portions thereof, (C) licensing or otherwise distributing or making available material Company Intellectual Property for a Company Product or any portion thereof for a nominal fee or charge or (D) granting any rights in material Company Intellectual Property to any licensee or other third party, or (ii) would otherwise impose any material limitation, restriction, or condition on the right or ability of any the Company or any of its Subsidiaries to use, license distribute or charge for any Company Product or any material Company Intellectual Property therein.

Section 4.15 Data Privacy and Security.

(a) Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries and, to the Knowledge of the Company, all vendors, processors, or other third parties processing or otherwise with authorization to access Personal Information of the Company and its Subsidiaries are in compliance with all Privacy Laws, Company Privacy Policies and Company Privacy Contracts (collectively, the “Company Privacy Commitments”).

(b) Except as would not have a Company Material Adverse Effect, to the extent required under Company Privacy Commitments, the Company and its Subsidiaries (A) have implemented and maintain complete, accurate and up to date records of (i) all processing activities of Personal Information (including all consent and authorizations collected by the Company or its Subsidiaries in relation to such processing) and (ii) responses to requests from individuals requesting access, rectification or deletion of Personal Information or other exercise of rights under Privacy Laws, and (B) carry out, and maintain complete, accurate and up to date records of, privacy impact assessments.

(c) Except as would not have a material impact on the Company and its Subsidiaries, all Personal Information processed by the Company or its Subsidiaries has been collected lawfully and can be used in the manner used by the Company without breaching any Company Privacy Commitments. The Company and its Subsidiaries have posted and made available on its websites, mobile applications and internal regulations a Company Privacy Policy in material conformance with Privacy Laws. All Company Privacy Policies are consistent with the actual practices of the Company and its Subsidiaries with respect to the processing of Personal Information in all material respects.

(d) Except as would not have a material impact on the Company and its Subsidiaries, the Company and its Subsidiaries have taken reasonable steps to implement administrative, physical and technical safeguards (including disaster recovery plans, data backup, data storage and system redundancy procedures) designed to (i) protect and maintain the confidentiality, integrity and security of Personal Information and any information technology systems owned by the Company or its Subsidiaries against any accidental or unauthorized control, use, access, disclosure, interruption, modification, destruction, comprise or corruption (a “Security Incident”); (ii) identify and address internal and external risks to the privacy and security of Personal Information in their possession or control; and (iii) provide prompt notification in compliance with Privacy Laws in the case of Security Incident.

(e) Except as would not have a Company Material Adverse Effect, to the Knowledge of the Company, since January 1, 2019, there have been no material Security Incidents. Except as would not have a material impact on the Company and its Subsidiaries, there have not been any material Action against the Company or its Subsidiaries by any Person or Governmental Authority regarding a violation of Privacy Laws.

(f) Except as would not have a Company Material Adverse Effect, to the extent required under the Company Privacy Commitments, the Company and its Subsidiaries have in place written Contracts, sufficient for the Company’s and its Subsidiaries’ compliance with Company Privacy Commitments with: (i) all of their customers regarding the Company’s or its Subsidiaries’ processing of Personal Information on behalf of such customers; and (ii) entities to which the Company and its Subsidiaries disclose Personal Information. Except as would not have a Company Material Adverse Effect, neither the Company nor its Subsidiaries have transferred or permitted the transfer of Personal Information originating in the EEA to outside the EEA, or otherwise across jurisdictional borders, except where such transfers have complied with the requirements of the Company Privacy Commitments.

Section 4.16 Taxes.

(a) Except as would not have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have timely filed or caused to be filed all Tax Returns required to be filed by or with respect to any of them; (ii) each of such filed Tax Returns (taking into account all amendments thereto) is true, complete and accurate in all material respects; (iii) all material Taxes due and owing by the Company and each of its Subsidiaries (whether or not shown to be due on any Tax Returns) have been timely paid in full, except for Taxes being contested in good faith and for which adequate reserves in accordance with GAAP have been provided on the Company’s consolidated financial statements; and (iv) no material claim has ever been made by a Tax Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return.

(b) Except as would not have a Company Material Adverse Effect, (i) within the last four (4) years, neither the Company nor any of its Subsidiaries has received written notice of any audit, assessment, examination or other Action from any Taxing Authority and there are no pending or threatened audits, assessments, examinations or other Actions from any Taxing Authority in writing, in each case, in respect of liabilities for Taxes of the Company or any of its Subsidiaries, which have not been fully paid or settled; (ii) there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens; and (iii) with respect to any tax years open for audit as of the date hereof, neither the Company nor any of its Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax (other than, for the avoidance of doubt, any extension of time to file a Tax Return obtained in the ordinary course of business).

(c) Neither the Company nor any of its Subsidiaries has engaged in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2) or Treasury Regulations Section 301.6111-2(b)(2) in any tax year for which the statute of limitations has not expired.

(d) Neither the Company nor any of its Subsidiaries has ever been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company) or any similar group for federal, state, local or non-U.S. Tax purposes. Except as would not have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than Taxes of the Company or its Subsidiaries) (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. law) or (ii) as a transferee or successor.

(e) Neither the Company nor any of its Subsidiaries is, or has been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract (excluding customary Contracts not primarily relating to Taxes).

(f) Except as would not have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any accounting method change or improper use of an accounting method or agreement with any Tax Authority filed or made on or prior to the Closing Date.

(g) None of the Company or any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in any transaction intended to qualify under Section 355 of the Code at any time in the last two (2) years.

(h) Neither the Company nor any of its Subsidiaries has taken or agreed to take any action that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. Neither the Company nor any of its Subsidiaries has any knowledge of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

The representations and warranties set forth in this Section 4.16 and, to the extent relating to Tax matters, Section 4.12, are the Company’s sole and exclusive representations with respect to Tax matters in this Agreement.

Section 4.17 Material Contracts.

(a) Section 4.17(a) of the Company Disclosure Letter sets forth a list, as of the date hereof, of each Company Material Contract. For purposes of this Agreement, “Company Material Contract” means any Contract (other than any Company Benefit Plan, Contract related to Leased Real Property or Contract solely between or among the Company and/or any of its Subsidiaries) to which the Company or any of its Subsidiaries is a party or their respective properties or assets are bound, except for this Agreement, that:

(i) constitutes a “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC);

(ii) is a joint venture, alliance or partnership agreement that is material to the operation of the Company and Subsidiaries, taken as a whole;

(iii) is a loan, guarantee of Indebtedness or credit agreement, note, mortgage, indenture or other binding commitment relating to indebtedness for borrowed money (other than those related to (A) trade payables arising in the ordinary course of business or (B) Indebtedness for borrowed money less than $2,500,000 individually);

(iv) is an agreement entered into outside the ordinary course of business that involves future expenditures or receipts by the Company or any of its Subsidiaries of more than $2,500,000 in any one-year period that cannot be terminated on less than ninety (90) days’ notice without material payment or penalty;

(v) is (A) one of the top ten (10) customer Contracts, measured by revenue, of the Company and its Subsidiaries (taken as a whole) for the year ended December 31, 2020 or (B) a material Contract with one of the top ten (10) suppliers, measured by dollar volume of purchases, of the Company and its Subsidiaries (taken as a whole) for the year ended December 31, 2020;

(vi) (x) prohibits or restricts the Company or any of its Subsidiaries, or, after the Effective Time, Parent, the Surviving Corporation or any of their respective Affiliates from (A) competing in any line of business in any geographical location (including any Contract granting exclusive rights or rights of first refusal or negotiation to license, market, advertise, sell, or offer to sell any Company Product or any Intellectual Property or other asset of the Company or any of its Subsidiaries), (B) selling, distributing or acquiring any products, services, Intellectual Property or other assets of or to any other Person in any geographic region or (C) developing or distributing any Intellectual Property or (y) contains any “most favored customer” pricing terms;

(vii) involves the settlement of any pending or threatened claim, action or proceeding which requires the Company or its Subsidiaries to make an aggregate payment after the date hereof in excess of $2,500,000 or imposes any continuing, material non-monetary obligations on the Company or any of its Subsidiaries;

(viii) has been entered into between the Company or any of its Subsidiaries, on the one hand, and any officer, director or Affiliate (other than a wholly owned Subsidiary of the Company) of the Company or any of its Subsidiaries or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including any Contract pursuant to which the Company or any of its Subsidiaries has an obligation to indemnify such officer, director, Affiliate or family member (but for the avoidance of doubt not including any Company Benefit Plan or Company Equity Plan);

(ix) pursuant to which any material Company Intellectual Property is licensed to a third party by the Company or any of its Subsidiaries, or pursuant to which the Company or any of its Subsidiaries has agreed not to enforce any rights in material Company Intellectual Property against any Person, other than (A) non-exclusive licenses to Company Products granted to customers in the ordinary course of business, (B) permitted use rights to confidential information in a non-disclosure agreement, (C) offer letters, employment agreements, invention assignment agreements, individual consulting agreements, and individual contracting agreements entered into in the ordinary course of business and (D) non-exclusive licenses granted in the ordinary course of business ((A)-(D), collectively, the “Non-Material Licenses”);

(x) pursuant to which the Company or any of its Subsidiaries grants any Person any exclusive right or exclusive license to market, advertise, sell, offer to sell, distribute, deliver or otherwise exclusively make available any Company Product for a term beyond five (5) years; and

(xi) whether or not in the ordinary course of business, involved for the year ended December 31, 2020 payments by the Company and its Subsidiaries of collectively $10,000,000 (including potential earnouts) or more.

(b) Except as would not have a Company Material Adverse Effect, (i) each Company Material Contract is a legal, valid, binding and enforceable obligation of the Company or the Subsidiary party thereto and is in full force and effect (in each case, except as may be limited by the Enforceability Exceptions or except to the extent any Company Material Contracts have expired or terminated in accordance with their terms after the date hereof) and (ii) none of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any counterparty is in breach of or default under the terms of any Company Material Contract. As of the date hereof, neither the Company nor any of its Subsidiaries has received any written notice or claim from any third party to any Company Material Contract of any default, termination or cancellation under any Company Material Contract.

Section 4.18 Real Property.

(a) All material real property owned by the Company or any of its Subsidiaries (collectively, the “Owned Real Property”) is disclosed in Section 4.18(a) of the Company Disclosure Letter.

(b) All material real property leased, subleased, licensed or otherwise occupied (whether as a tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any of its Subsidiaries (collectively, including the improvements thereon, the “Leased Real Property”) is disclosed in Section 4.18(b) of the Company Disclosure Letter (the “Leased Real Property”; the Owned Real Property and Leased Real Property being sometimes referred to herein as the “Company Property”).

(c) Except as set forth on Section 4.18(c) of the Company Disclosure Letter, as of the date of this Agreement, none of the Company Properties have been leased or subleased to any other Person.

(d) As of the date hereof, except as would not have a Company Material Adverse Effect, the Company and/or its Subsidiaries have good fee simple title to all Owned Real Property and valid leasehold, subleasehold or license interests in all Leased Real Property free and clear of all Liens, except Permitted Liens.

(e) As of the date hereof, to the Knowledge of the Company, except as would not have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received any written communication from, or given any written communication to, any other party to a lease for the Leased Real Property to which the Company or a Subsidiary is a party, alleging that the Company or any of its Subsidiaries or such other party, as the case may be, is in default under such lease.

Section 4.19 Environmental. Except as would not have a Company Material Adverse Effect:

(a) the Company and its Subsidiaries are in compliance with all applicable Environmental Laws, including possessing all Company Permits required for their operations under applicable Environmental Laws;

(b) there is no pending or threatened Action pursuant to any Environmental Law against the Company or any of its Subsidiaries;

(c) since January 1, 2019 through the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, or claim from any Person, including any Governmental Authority, alleging that the Company or any of its Subsidiaries has been or is in violation or potentially in violation of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law, which violation or liability is unresolved;

(d) neither the Company nor any of its Subsidiaries is a party or subject to any Order pursuant to Environmental Law; and

(e) to the Knowledge of the Company, with respect to the Owned Real Property and the Leased Real Property, there have been no Releases on or underneath any of such real properties that has caused environmental contamination at such real properties that is likely to result in an obligation to remediate such environmental contamination pursuant to applicable Environmental Law or result in liability pursuant to applicable Environmental Law with respect to remediation conducted by other Persons.

The representations and warranties set forth in this Section 4.19 are the Company’s sole and exclusive representations with respect to environmental matters in this Agreement.

Section 4.20 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon at the Stockholders’ Meeting in favor of the adoption of this Agreement (the “Requisite Stockholder Approval”) is the only vote or consent of holders of Equity Interests in the Company that is required to authorize this Agreement or to consummate the transactions contemplated by this Agreement.

Section 4.21 Brokers. Except for those Persons set forth in Section 4.21 of the Company Disclosure Letter and Evercore Group L.L.C. (“Evercore”), no broker, finder, investment banker, consultant or intermediary is entitled to any investment banking, brokerage, finder’s, financial advisory or similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has made available to Parent a true and complete copy of the engagement letter between Evercore and the Company entered into in connection with the Merger and the other transactions contemplated hereby.

Section 4.22 Opinion of Financial Advisor. The board of directors of the Company has received the opinion of Evercore (the “Fairness Opinion”) to the effect that, as of the date of such opinion and subject to the factors, assumptions, limitations, qualifications and other matters considered in connection with the preparation thereof as set forth therein, the Exchange Ratio is fair, from a financial point of view, to the holders of the Company Common Stock. A true, correct and complete written copy of the Fairness Opinion will be delivered promptly after the date of this Agreement to Parent for informational purposes only.

Section 4.23 Insurance. Section 4.23 of the Company Disclosure Letter contains a list of the material insurance policies maintained by the Company in effect as of the date of this Agreement. To the Knowledge of the Company, except as would not have a Company Material Adverse Effect, as of the date of this Agreement, (a) each such insurance policy is in full force and effect and all premiums due thereon have been paid in full and (b) the Company has not received a written notice of cancellation from the insurer(s) of any such insurance policy.

Section 4.24 Takeover Statutes. The board of directors of the Company has taken all action necessary to render any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other takeover or anti-takeover statute or similar federal or state Law inapplicable to this Agreement, the Merger or any of the other transactions contemplated hereby.

Section 4.25 Rights Agreement. The Company has taken all actions necessary to (a) render the Rights Agreement inapplicable to this Agreement and the transactions contemplated by this Agreement; (b) ensure that in connection with the transactions contemplated by this Agreement, (i) neither Parent, Acquisition Sub nor any of their “Affiliates” or “Associates” (each as defined in the Rights Agreement), either individually or together, shall be deemed to be or become an “Acquiring Person” (as defined in the Rights Agreement) solely by virtue of, or as a result of, (A) the approval, adoption, execution, delivery and/or amendment of this Agreement, (B) the public announcement and/or public disclosure by any Person of this Agreement or any of the transactions contemplated hereby, including, but not limited to, the Merger and (C) the performance and/or consummation of any of the transactions contemplated by this Agreement, including, without limitation, the Merger (the foregoing actions, the “Permitted Events”) and (ii) none of a “Stock Acquisition Date,” a “Distribution Date,” a “Flip-In Event” (as such terms are defined in the Rights Agreement) or an event described in Section 13(a) in the Rights Agreement will occur or be deemed to have occurred solely by virtue of, or as a result of, any Permitted Event; and (c) provide that the “Expiration Date” (as defined in the Rights Agreement) shall occur immediately prior to the Effective Time. Prior to the execution of this Agreement, the Company has provided Parent with a copy of the resolutions of the board of directors of the Company and a copy of the amendment to the Rights Agreement (the “Rights Agreement Amendment”), in each case effecting the foregoing sentence.

Section 4.26 Reorganization. Neither the Company nor any of its Subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.27 Affiliate Transactions. Other than the Company Benefit Plans, no current director, officer or Affiliate of the Company or any of its Subsidiaries (a) has outstanding any Indebtedness owed to the Company or any of its Subsidiaries or (b) is otherwise a party to any Contract with the Company or any of its Subsidiaries of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act that has not been disclosed.

Section 4.28 Anti-Bribery; Anti-Money Laundering; Sanctions.

(a) Except as would not have a Company Material Adverse Effect, to the Knowledge of the Company, the businesses of each of the Company and each of its Subsidiaries are being, and since January 1, 2019 have been, conducted in material compliance with the U.S. Foreign Corrupt Practices Act 1977 and other similar applicable anti-bribery laws, rules or regulations in other jurisdictions (together, the “Anti-Bribery Laws”). Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries have maintained materially accurate books and records and established sufficient internal controls and procedures reasonably designed to ensure compliance with the Anti-Bribery Laws. Except as would not have a Company Material Adverse Effect, there are no internal investigations or, to the Knowledge of the Company, prior or pending governmental or other regulatory investigations or proceedings, in each case, regarding any action or any allegation of any action described above in this Section 4.28(a).

(b) Except as would not have a Company Material Adverse Effect, the operations of the Company and its Subsidiaries are, and since January 1, 2019 have been, conducted in compliance in all material respects with applicable financial recordkeeping, reporting and internal control requirements of the Currency and Foreign Transactions Reporting Act of 1970,

as amended, the money laundering statutes, the rules and regulations thereunder and any related or similar rules or regulations, issued, administered or enforced by any Governmental Authority of a jurisdiction where the Company or its Subsidiaries operate (collectively, the “Money Laundering Laws”). Except as would not have a Company Material Adverse Effect, no material action, claim, suit or proceeding by or before any Governmental Authority involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the Knowledge of the Company, threatened, nor, to the Knowledge of the Company, is any investigation by or before any Governmental Authority involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws pending or threatened.

(c) Except as would not have a Company Material Adverse Effect, the businesses of each of the Company and its Subsidiaries are being, and since January 1, 2019 have been, conducted in compliance in all material respects with all applicable economic sanctions or export and import control Laws imposed by any Governmental Authority of a jurisdiction where the Company or its Subsidiaries operate. To the Knowledge of the Company, as of the date hereof, no investigation, review, audit or inquiry by any Governmental Authority with respect to any such sanctions or export and import control Laws is pending or threatened.

Section 4.29 No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article IV, neither the Company nor any other Person on behalf of the Company makes, or has made (and the Company, on behalf of itself, each of the Company’s Subsidiaries and their respective Affiliates and Representatives, hereby disclaims), any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided to Parent, Acquisition Sub or any of their Affiliates or Representatives, including with respect to their business, operations, assets, liabilities, conditions (financial or otherwise), prospects or otherwise in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement. The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in Article V and in any certificates delivered by Parent, Acquisition Sub or any of their Representatives in connection with the transactions contemplated hereby, (a) none of Parent, Acquisition Sub or any other Person on behalf of Parent makes, or has made, any representations or warranties relating to Parent, Acquisition Sub or Parent’s business or otherwise in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement and the Company is not relying on any representation, warranty or other information, including with respect to any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to the Company, and any of its Subsidiaries or any of their Affiliates, except, in each case, for those expressly set forth in this Agreement or in any such certificate and (b) no Person has been authorized by Parent, Acquisition Sub or any other Person on behalf of Parent to make any representation or warranty relating to Parent or Acquisition Sub or their businesses or otherwise in connection with this Agreement and Merger, and if made, such representation or warranty shall not be relied upon by the Company as having been authorized by such party. Nothing in this Section 4.29 shall impact any rights of any party to this Agreement in respect of fraud.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

Except as disclosed in (i) the Parent SEC Documents filed or furnished on or after January 1, 2019, and publicly available prior to the date hereof only to the extent it is reasonably apparent on its face that such disclosure is relevant to this Article V (and excluding any disclosures contained under the captions “Risk Factors” or “Forward-Looking Statements,” and any other disclosures to the extent that they are predictive, cautionary or forward-looking in nature), but it being understood that this clause (i) shall not be applicable to Section 5.2(a), Section 5.2(b), Section 5.2(c) or Section 5.21, or (ii) the corresponding sections of the Parent Disclosure Letter (subject to Section 9.3(b)), Parent and Acquisition Sub hereby jointly and severally represent and warrant to the Company as of the date hereof as follows:

Section 5.1 Organization and Qualification; Subsidiaries. Each of Parent and Acquisition Sub is a corporation, partnership or other entity duly organized, validly existing and (to the extent applicable) in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite entity power and authority to conduct its business as it is now being conducted, except where the failure to be in good standing or to have such power and authority would not have a Parent Material Adverse Effect. Each of Parent and Acquisition Sub is duly qualified or licensed to do business and (to the extent applicable) is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and (to the extent applicable) in good standing would not have a Parent Material Adverse Effect. Parent has made available to the Company a copy of the Parent Organizational Documents, as currently in effect, and neither Parent nor Acquisition Sub is in violation of any provision of such documents applicable to such party.

Section 5.2 Capitalization.

(a) The authorized capital stock of Parent consists of (i) 60,000,000 Parent Shares, of which, as of the close of business on February [ ● ], 2021 (the “Parent Capitalization Date”), there were 39,416,721 Parent Shares issued and outstanding, and (ii) 2,000,000 shares of preferred stock, par value $0.01 per share, of Parent (the “Parent Preferred Stock”), of which, as of the Parent Capitalization Date, no shares of Parent Preferred Stock were issued and outstanding. As of the date hereof, no Subsidiary of Parent owns any Parent Shares or has any option or warrant to purchase any Parent Shares or any other Equity Interest in Parent. All of the outstanding Parent Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(b) As of the close of business on the Parent Capitalization Date, Parent has no Parent Shares subject to or reserved for issuance, except for (i) 195,277 Parent Shares subject to outstanding options to purchase Parent Shares (“Parent Options”) under the Parent Equity Plans, (ii) 864 Parent Shares underlying Parent restricted stock unit awards granted under the Parent Equity Plans (other than “matching” restricted stock unit grants issued in connection with deferred stock units), (iii) 274,988 Parent Shares underlying Parent restricted stock awards granted under the Parent Equity Plans, (iv) no more than 2,000 Parent Shares may be purchased under any outstanding purchase rights under the Parent ESPP for the purchase period that includes the Parent Capitalization Date, (v) 9,317 Parent Shares underlying deferred stock units granted under the Parent Management Stock Purchase Plan (the “Parent MSPP”), (vi) 9,317 Parent Shares underlying Parent “matching” restricted stock units granted under the Parent Equity Plans, (vii) 1,589,980 Parent Shares reserved for future issuance under the Parent Equity Plans (other than the Parent ESPP and Parent MSPP) for awards not yet granted, (viii) 37,608 Parent Shares reserved for future issuance under the Parent ESPP and (ix) 139,799 Parent Shares reserved for future issuance under the Parent MSPP. As of the close of business on the Parent Capitalization Date, Parent has no shares of Parent Preferred Stock subject to or reserved for issuance. As of the Parent Capitalization Date, there are no declared or unpaid dividends or dividend equivalents with respect to any outstanding Parent Shares, Parent Options or Parent restricted stock awards.

(c) As of the close of business on the Parent Capitalization Date, other than as otherwise set forth in this Section 5.2 or on Section 5.2(c) of the Parent Disclosure Letter, there were no existing and outstanding Equity Interests or other options, warrants, calls, subscriptions or other rights, convertible securities, awards of equity-based compensation (including phantom stock), agreements or arrangements of any character (or any obligations to enter into such agreements or arrangements), relating to or based on the value of any Equity Interests of Parent or any of its Subsidiaries or obligating Parent or any of its Subsidiaries to issue, acquire, transfer, exchange, sell or register for sale any Equity Interests of Parent or any of its Subsidiaries. Since the close of business on the Parent Capitalization Date to the date hereof, Parent has not issued any Parent Shares, Parent Options, Parent restricted stock awards or other Equity Interests (including shares of Parent Preferred Stock) other than Parent Shares issued upon the exercise or settlement of any Parent Options outstanding as of the close of business on the Parent Capitalization Date in accordance with their terms.

(d) There are no stockholders agreements, voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of Parent Shares or other Equity Interests of Parent or any of its Subsidiaries requiring the redemption or repurchase of, or containing any right of first refusal with respect to, or granting any preemptive rights with respect to, any Parent Shares or other Equity Interests of Parent or any of its Subsidiaries, other than any such agreements solely between and among Parent and any of its Subsidiaries or solely between and among two or more of Parent’s Subsidiaries.

(e) There are no outstanding bonds, debentures, notes or other Indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Parent Shares may vote.

Section 5.3 Authority Relative to Agreement.

(a) Parent and Acquisition Sub have all necessary entity power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger. The execution, delivery and performance of this Agreement by Parent and Acquisition Sub, and the consummation by Parent and Acquisition Sub of the transactions contemplated by this Agreement, have been duly and validly authorized by all necessary entity action by Parent and Acquisition Sub, and no other entity Action on the part of Parent and Acquisition Sub is necessary to authorize the execution, delivery and performance of this Agreement by Parent and Acquisition Sub and the consummation by Parent and Acquisition Sub of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent and Acquisition Sub and, assuming due authorization, execution and delivery of this Agreement by the other party hereto, constitutes a legal, valid and binding obligation of Parent and Acquisition Sub, enforceable against Parent and Acquisition Sub in accordance with its terms (except as may be limited by the Enforceability Exceptions).

(b) The board of directors or similar governing body of each of Parent and Acquisition Sub has unanimously (i) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby and (ii) recommended the approval of this Agreement by Parent, as Acquisition Sub’s sole stockholder. Parent, acting in its capacity as the sole stockholder of Acquisition Sub, has adopted this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and no further vote of, or consent by, Parent or Acquisition Sub is required.

Section 5.4 No Conflict; Required Filings and Consents.

(a) None of the execution, delivery or performance of this Agreement by Parent and Acquisition Sub or the consummation by Parent and Acquisition Sub of the transactions contemplated hereby will (i) conflict with or violate any provision of Parent’s or its Subsidiaries’ certificate of incorporation or bylaws (or equivalent organizational documents), (ii) assuming that the Consents, registrations, declarations, filings and notices referred to in Section 5.4(b) have been obtained or made, any applicable waiting periods referred to therein have expired and any condition precedent to any such Consent has been satisfied, conflict with or violate any Law applicable to Parent or any of its Subsidiaries (including Acquisition Sub) or by which any property or asset of Parent or any of its Subsidiaries is bound or affected or (iii) require any consent or approval under, violate, conflict with, result in any breach of or constitute a default under (with or without notice or lapse of time, or both), or any loss of any material benefit under, or give rise to any right of termination, amendment, acceleration or cancellation of, any Contract to which Parent or any of its Subsidiaries is a party, or result in the creation of a Lien (other than Permitted Liens) upon any of the respective properties or assets of Parent or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), any such conflict, violation, breach, default, termination, amendment, acceleration or cancellation that would not have a Parent Material Adverse Effect.

(b) No Consent of, or registration, declaration or filing with, or notice to, any Governmental Authority (with or without notice or lapse of time, or both) is required to be obtained or made by or with respect to Parent or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) the filing with the SEC of the Proxy Statement and the filing with the SEC, and declaration of effectiveness under the Securities Act, of the Form S-4, (ii) the filing of the Certificate of Merger with the Secretary and appropriate documents with the relevant authorities of the other jurisdictions in which Parent or any of its Subsidiaries is qualified to do business, (iii) applicable reporting or other requirements of or filings under applicable securities Laws or corporation or Blue Sky Laws of various states, including pursuant to the applicable requirements of the Securities Act and the Exchange Act, (iv) such filings as may be required in connection with any Taxes, (v) such filings as may be required under the rules and regulations of the Nasdaq Global

Select Market (“Nasdaq”), (vi) such other items required solely by reason of the participation of the Company in the transactions contemplated hereby, (vii) compliance with and filings or notifications under the HSR Act or other Antitrust Laws and (viii) such other Consents, registrations, declarations, filings or notices the failure of which to be obtained or made would not have a Parent Material Adverse Effect.

Section 5.5 Parent Shares. Upon issuance, the Parent Shares that are issued as Merger Consideration will be duly authorized, validly issued, fully paid and non-assessable, free and clear of all Liens (other than Permitted Liens).

Section 5.6 Permits; Compliance with Laws.

(a) Parent and its Subsidiaries are in possession of all authorizations, franchises, grants, easements, variances, exemptions, exceptions, permissions, Consents and certificates of any Governmental Authority necessary for Parent and its Subsidiaries to conduct their businesses as currently conducted (collectively, the “Parent Permits”), and all Parent Permits are in full force and effect and no suspension, modification, or cancellation of any of the Parent Permits is pending or, to the Knowledge of Parent, threatened, except where the failure to be in possession of or be in full force and effect, or the suspension, modification or cancellation of, any of the Parent Permits would not have a Parent Material Adverse Effect. Each of Parent and each of its Subsidiaries is in compliance with the terms and requirements of all Parent Permits, except where the failure to be in compliance would not have a Parent Material Adverse Effect.

(b) None of Parent nor any of its Subsidiaries is in conflict with, in default under or in violation of any Law applicable to Parent or any of its Subsidiaries, except for any such conflicts, defaults or violations that would not have a Parent Material Adverse Effect. Notwithstanding the foregoing, no representation or warranty in Section 5.6(a) or this Section 5.6(b) is made with respect to Parent SEC Documents or financial statements, “disclosure controls and procedures” or “internal control over financial reporting” or Tax matters, which are addressed exclusively in Section 5.7 (Parent SEC Documents; Financial Statements), Section 5.9 (Disclosure Controls and Procedures) and Section 5.12 (Taxes), respectively.

Section 5.7 Parent SEC Documents; Financial Statements.

(a) Since January 1, 2019, Parent has, in all material respects, timely filed or furnished with the SEC all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC under the Securities Act or the Exchange Act, as the case may be (such documents and any other documents filed or furnished by Parent with the SEC, as have been supplemented, modified or amended since the time of filing, collectively, the “Parent SEC Documents”). As of their respective filing dates or, if supplemented, modified or amended, as of the date of the last such supplement, modification or amendment, the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations of the SEC promulgated thereunder and the listing and corporate governance rules and regulations of Nasdaq, and none of the Parent SEC Documents at the time it was filed (or, if supplemented, modified or amended, as of the date of the last supplement, modification or amendment) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading; provided, however, in each case, that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information filed or furnished by Parent with the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act. None of Parent’s Subsidiaries are required to file periodic reports with the SEC. As of the date of this Agreement, there are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by Parent or any of its Subsidiaries relating to the Parent SEC Documents. To the Knowledge of Parent, as of the date hereof, none of the Parent SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation.

(b) The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent and its consolidated Subsidiaries (including all related notes) included in the Parent SEC Documents (collectively, the “Parent Financial Statements”) fairly present in all material respects the consolidated financial position and the consolidated statements of operations, cash flows and changes in stockholders’ equity of Parent and its consolidated Subsidiaries, taken as a whole, as of the dates thereof and for the respective periods referred to therein, as applicable (subject, in the case of unaudited interim statements, to normal and recurring year-end audit adjustments, none of which would be material, individually or in the aggregate, the absence of notes and any other adjustments described therein, including in any notes thereto) in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q, Form 8-K or any successor form or other rules under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(c) Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the purpose or intended effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in the Parent SEC Documents.

Section 5.8 Absence of Certain Changes or Events. Since January 1, 2020 through the date of this Agreement:

(a) the businesses of Parent and its Subsidiaries have been conducted in all material respects in the ordinary course of business consistent with past practice; and

(b) there has not been any adverse change, event, effect or circumstance that has had a Parent Material Adverse Effect.

Section 5.9 Disclosure Controls and Procedures.

(a) Parent has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 promulgated under the Exchange Act) as required by Rule 13a-15 promulgated under the Exchange Act intended to (i) provide reasonable assurances regarding the reliability of financial reporting for Parent and its Subsidiaries and the preparation of financial statements for external purposes in accordance with GAAP and (ii) ensure that material information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure. Parent has disclosed, based on its most recent evaluation of the Parent’s internal control over financial reporting prior to the date hereof, to Parent’s auditors and the audit committee of the board of directors of Parent (a) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information and (b) to the knowledge of Parent, any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, since January 1, 2019, if any, has been disclosed or made available to the Company prior to the date hereof.

(b) Neither Parent nor any of its Subsidiaries has made any prohibited loans to any executive officer of Parent (as defined in Rule 3b-7 under the Exchange Act) or director of Parent. There are no outstanding loans or other extensions of credit made by Parent or any of its Subsidiaries to any executive officer of Parent (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

Section 5.10 No Undisclosed Liabilities. Except for those liabilities and obligations (a) as reflected, disclosed or reserved against in the Parent Financial Statements filed prior to the date hereof in the Parent SEC Documents, (b) incurred in the ordinary course of business since September 30, 2020, (c) that have not had a Parent Material Adverse Effect or (d) as set forth in Section 5.10 of the Parent Disclosure Letter, as of the date hereof, Parent and its Subsidiaries do not have any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or in the notes thereto) of Parent.

Section 5.11 Litigation. As of the date hereof, there is no Action pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries that would have a Parent Material Adverse Effect, nor is there any Order of any Governmental Authority outstanding against, or, to the Knowledge of Parent, investigation by any Governmental Authority involving, Parent or any of its Subsidiaries that would have a Parent Material Adverse Effect or would reasonably be expected to prevent, materially delay or materially impair the ability of Parent to fulfill its obligations under this Agreement or consummate the transactions contemplated hereby. As of the date hereof, there is no Action pending or, to the Knowledge of Parent, threatened seeking to prevent, enjoin, modify, materially delay or challenge the Merger or any of the other transactions contemplated by this Agreement.

Section 5.12 Taxes.

(a) Except as would not have a Parent Material Adverse Effect, (i) Parent and each of its Subsidiaries have timely filed or caused to be filed Tax Returns required to be filed by or with respect to any of them; (ii) each of such filed Tax Returns (taking into account all amendments thereto) is true, complete and accurate in all material respects; (iii) all material Taxes due and owing by Parent and each of its Subsidiaries (whether or not shown to be due on any Tax Returns) have been timely paid in full, except for Taxes being contested in good faith and for which adequate reserves in accordance with GAAP have been provided on Parent’s consolidated financial statements; and (iv) no material claim has ever been made by a Tax Authority in a jurisdiction where Parent or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return.

(b) Except as would not have a Parent Material Adverse Effect, (i) within the last four (4) years, neither Parent nor any of its Subsidiaries has received written notice of any audit, assessment, examination or other Action from any Taxing Authority and there are no pending or threatened audits, assessments, examinations or other Actions from any Taxing Authority in writing, in each case, in respect of liabilities for Taxes of Parent or any of its Subsidiaries, which have not been fully paid or settled; (ii) there are no Liens for Taxes on any of the assets of Parent or any of its Subsidiaries other than Permitted Liens; and (iii) with respect to any tax years open for audit as of the date hereof, neither Parent nor any of its Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax (other than, for the avoidance of doubt, any extension of time to file a Tax Return obtained in the ordinary course of business).

(c) Neither Parent nor any of its Subsidiaries has engaged in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2) or Treasury Regulations Section 301.6111-2(b)(2) in any tax year for which the statute of limitations has not expired.

(d) Neither Parent nor any of its Subsidiaries has taken any action or agreed to take any action that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. Neither Parent nor any of its Subsidiaries has any knowledge of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

The representations and warranties set forth in this Section 5.12 are Parent’s sole and exclusive representations with respect to Tax matters in this Agreement.

Section 5.13 Form S-4; Proxy Statement. The Proxy Statement and the Form S-4 will not, at the date the Proxy Statement is first mailed to the stockholders of the Company and at the time of the Stockholders’ Meeting, with respect to the Proxy Statement, or at the time the Form S-4 is filed and the date it is declared effective or any post-effective amendment thereto is filed or is declared effective and at the Effective Time, with respect to the Form S-4, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Acquisition Sub with regards to statements made therein based on information supplied by or on behalf of the Company (or any of its Affiliates) for inclusion therein. The Proxy Statement and the Form S-4, each will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act.

Section 5.14 Absence of Certain Agreements. As of the date hereof, neither Parent nor any of its Subsidiaries (including Acquisition Sub) has entered into any Contract or authorized, committed or agreed to enter into any Contract, pursuant to which: any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company (i) agrees to vote to adopt this Agreement or the Merger or (ii) agrees to vote against any Superior Proposal.

Section 5.15 Sufficient Funds. Parent has, as of the date of this Agreement, and at the Closing shall have, funds sufficient and available to (a) consummate the transactions contemplated hereby, (b) perform all of Parent’s and Acquisition Sub’s payment obligations under this Agreement, including payment of the Fractional Shares Consideration, the Dividend Consideration and the Debt Payoff Amount and (c) pay all associated costs and Expenses of the Merger (including any fees and expenses related to the transactions contemplated hereby).

Section 5.16 Capitalization of Acquisition Sub. The authorized share capital of Acquisition Sub consists of 1,000 shares, $0.0001 par value per share, all of which are validly issued and outstanding. All of the issued and outstanding share capital of Acquisition Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned subsidiary of Parent. Acquisition Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and other transactions contemplated by this Agreement.

Section 5.17 Investment Intention. Parent is acquiring through the Merger the shares of capital stock of the Surviving Corporation for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof. Parent understands that the shares of capital stock of the Surviving Corporation have not been registered under the Securities Act or any Blue Sky Laws and cannot be sold unless subsequently registered under the Securities Act, any applicable Blue Sky Laws or pursuant to an exemption from any such registration.

Section 5.18 Brokers. Except for Goldman Sachs & Co. LLC, no broker, finder, investment banker, consultant or intermediary is entitled to any investment banking, brokerage, finder’s, financial advisory or similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, Acquisition Sub or any of their respective Subsidiaries.

Section 5.19 Management Agreements. Other than this Agreement or as set forth on Section 5.19 of the Parent Disclosure Letter, as of the date hereof, there are no Contracts, undertakings, commitments, agreements or obligations or understandings between Parent or Acquisition Sub or any of their Affiliates, on the one hand, and any member of the Company’s management or the board of directors of the Company, on the other hand, relating in any way to the Company (including relating to compensation and retention of the Company’s management), the transactions contemplated by this Agreement or the operations of the Company after the Effective Time.

Section 5.20 No Vote of Parent Stockholders. Assuming the accuracy of Section 4.2 in all material respects, no vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by Law, the Parent Organizational Documents or the applicable rules of Nasdaq in order for Parent to consummate the transactions contemplated by this Agreement, including the Merger.

Section 5.21 No Ownership of Company Common Stock. As of the date hereof, neither Parent nor any Subsidiary of Parent (including Acquisition Sub) beneficially owns, directly or indirectly, any shares of Company Common Stock or other Equity Interests convertible into, exchangeable for or exercisable for shares of Company Common Stock, and neither Parent nor any of its Subsidiaries (including Acquisition Sub) has any rights to acquire any shares of Company Common Stock.

Section 5.22 No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article V, neither Parent or Acquisition Sub nor any other Person on behalf of Parent makes, or has made (and Parent and Acquisition Sub, on behalf of themselves, each of their respective Subsidiaries and their respective Affiliates and Representatives, hereby disclaim), any express or implied representation or warranty with respect to Parent, Acquisition Sub or any of their respective Subsidiaries or with respect to any other information provided to the Company or any of its Affiliates or Representatives, including with respect to their business, operations, assets, liabilities, conditions (financial or otherwise), prospects or otherwise in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement. Parent and Acquisition Sub acknowledge and agree that, except for the representations and warranties expressly set forth in Article IV and in any certificates delivered by the Company or any of its Representatives in connection with the transactions contemplated hereby, (a) none of the Company or any other Person on behalf of the Company makes, or has made, any representations or warranties relating to the Company or its business or otherwise in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement and Parent and Acquisition Sub are not relying on any representation, warranty or other information of any Person, including with respect to any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent, Acquisition Sub, and any of their respective Subsidiaries or any of their Affiliates, except, in each case, for those expressly set forth in this Agreement or in any such certificate and (b) no Person has been authorized by the Company or any other Person on behalf of the Company to make any representation or warranty relating to the Company or its business or otherwise in connection with this Agreement and Merger, and if made, such representation or warranty shall not be relied upon by Parent or Acquisition Sub as having been authorized by such party. Nothing in this Section 5.22 shall impact any rights of any party to this Agreement in respect of fraud.

ARTICLE VI

COVENANTS AND AGREEMENTS

Section 6.1 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date of this Agreement and the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except as (a) may be required by Law, (b) may be consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed, and if Parent has not responded by the end of the second (2nd) Business Day following a request sent by the Company in accordance with Section 9.2, then Parent will be deemed to have given consent to such request), (c) may be expressly required, contemplated or permitted pursuant to this Agreement or (d) set forth in the corresponding sub-section of Section 6.1 of the Company Disclosure Letter, (x) the Company shall use its commercially reasonable efforts to conduct the business of the Company and its Subsidiaries in the ordinary course of business, and to the extent consistent therewith, the Company shall use its commercially reasonable efforts to preserve in all material respects its present relationships with key customers, suppliers, employees and other Persons with which it has material business relations (provided, however, that no action by the Company or any of its Subsidiaries, as applicable, with respect to matters specifically addressed by any provision of the immediately succeeding clause (y) shall be deemed a breach of the foregoing unless such action would constitute a breach of such provision of the immediately succeeding clause (y)); and (y) the Company shall not, and shall not permit any of its Subsidiaries to (provided, however, that, the Company and its Subsidiaries may take such actions as are reasonably necessary in connection with or otherwise in response to COVID-19 or any COVID-19 Measures, subject to prior consultation with Parent, but in any event shall not take such actions listed in items (a) through (o) in this Section 6.1 without the prior consent of Parent provided in accordance with this Section 6.1):

(a) amend, modify or otherwise change (A) the Company Charter or the Company Bylaws or (B) in any material respect, the comparable organizational or governing documents of any of its Subsidiaries);

(b) split, combine, reclassify, redeem, repurchase or otherwise acquire or amend the terms of any capital stock or other Equity Interests of the Company or rights, other than (i) in connection with the Rights Agreement Amendment or in accordance with Section 6.16 or (ii) repurchases of shares of Company Common Stock in connection with the exercise, vesting or settlement of Company Equity Awards that (A) are outstanding as of the date hereof or (B) may be granted after the date hereof in compliance with Section 6.1(f);

(c) except in connection with the Existing Credit Agreement, the Rights Agreement Amendment or in accordance with Section 6.16, issue, sell, pledge, dispose, transfer, encumber or grant any shares of its or its Subsidiaries’ capital stock or other Equity Interests, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of its or its Subsidiaries’ capital stock or Equity Interests except for transactions among the Company and its direct or indirect wholly owned Subsidiaries or among the Company’s direct or indirect wholly owned Subsidiaries; provided, however, that the Company may issue shares of Company Common Stock upon the exercise, vesting or settlement of Company Equity Awards that (A) are outstanding as of the date hereof or (B) may be granted after the date hereof in compliance with Section 6.1(f);

(d) authorize, declare, pay or make any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to the Company’s or any of its Subsidiaries’ capital stock or other Equity Interests, other than (i) dividends paid by any wholly owned Subsidiary of the Company to the Company or any wholly owned Subsidiary of the Company and (ii) dividends paid by a non-wholly owned Subsidiary of the Company to the Company or any Subsidiary of the Company on a pro rata basis;

(e) except as required under the terms of a Company Benefit Plan or collective bargaining agreement, (i) increase, or promise to increase, or accelerate the vesting or timing of payment of, the compensation payable or to become payable or benefits provided or to be provided to any current or former director, officer, employee or other individual service provider of the Company or any of its Subsidiaries, other than immaterial employee perquisites provided in the ordinary course of business consistent with past practice that do not, in the aggregate, result in a material Liability to the Company, (ii) establish, adopt, renew, enter into or materially amend any material Company Benefit Plan (or any arrangement which in existence as of the date hereof would constitute a Company Benefit Plan), (iii) enter into, adopt, renew, materially amend or terminate any collective bargaining, works council, or other collective labor agreement with any labor union, works council or similar employee representative body; or (iv) hire or terminate the employment of (other than for cause) or promote, demote or change the title of any employee, individual consultant or other service provider who is or upon hiring or promotion will become a Section 16 Officer of the Company or any of its Subsidiaries;

(f) grant, confer, award, extend the exercisability of or accelerate the vesting of any Company Equity Awards;

(g) acquire (including by merger, consolidation, or acquisition of stock or assets), except in respect of any merger, consolidation, business combination among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, all or a substantial portion of the Equity Interests in or business of any Person, except with respect to acquisitions (i) in the ordinary course of business, (ii) pursuant to agreements in effect prior to the execution of this Agreement and (iii) transactions with a purchase price not exceeding $2,500,000;

(h) incur, or amend in any material respect the terms of, any Indebtedness for borrowed money, or assume, issue or guarantee any such Indebtedness for any Person, in each case, greater than $2,500,000, except for Indebtedness incurred (i) under the Existing Credit Agreement (provided the Company shall not be permitted to increase the borrowing capacity existing as of the date of this Agreement under the Existing Credit Agreement, including by exercising any accordion options), (ii) under capital leases, purchase money financing, equipment financing and letters of credit, in each case, in the ordinary course of business, (iii) solely between or among the Company or any of its wholly owned Subsidiaries or (iv) pursuant to other agreements in effect prior to the execution of this Agreement;

(i) enter into, modify, amend or terminate any Company Material Contract with a term longer than one year which cannot be terminated without material penalty upon notice of ninety (90) days or less, other than in the ordinary course of business or upon the expiration or termination of any such Company Material Contract in accordance with its terms;

(j) (1) sell, assign, license (other than Non-Material Licenses), abandon, transfer or otherwise dispose of any material Company Intellectual Property Rights to any Person other than the Company or a Subsidiary of the Company, other than the expiration of such Company Intellectual Property Rights at the end of its maximum statutory term or abandonment of registrations or applications for Intellectual Property Rights in the ordinary course of business, or (ii) disclose any material trade secrets or other material confidential information, other than (A) to the Company or a Subsidiary of the Company or (B) pursuant to a written non-disclosure agreement (or similar obligation by operation of law) entered into in the ordinary course of business with reasonable confidentiality provisions (or similar protections) in favor of, the Company or (2) fail to maintain, or allow to lapse, or abandon, including by failure to pay the required fees in any jurisdiction, any Registered IP that is Company Intellectual Property other than in the ordinary course of business or intentionally fail to maintain any material trade secrets included in the Company Intellectual Property;

(k) make any change to its methods of accounting in effect at December 31, 2020, except (i) as required by GAAP (or any interpretation thereof), Regulation S-X of the Exchange Act or a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization), (ii) to permit the audit of the Company Financial Statements in compliance with GAAP, (iii) as required by a change in applicable Law, (iv) as disclosed in the Company SEC Documents or (v) to the extent that such change would not have a Company Material Adverse Effect;

(l) except as contemplated by this Agreement, with respect to the Company and its Subsidiaries, adopt or enter into a plan of complete or partial liquidation or dissolution;

(m) settle or compromise any litigation other than (i) settlements or compromises of litigation where the amount paid (less the amount reserved for such matters by the Company or otherwise covered by insurance) in settlement or compromise, in each case, does not exceed the amount set forth on Section 6.1(m) of the Company Disclosure Letter and (ii) any litigation with respect to which an insurer (but neither the Company or any of its Subsidiaries) has the right to control the decision to settle;

(n) incur or commit to incur any capital expenditures or obligations or liabilities in connection therewith that, individually or in the aggregate, are in excess of $10,000,000, other than (A) any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s annual capital expenditure budget for periods following the date of this Agreement, as provided to Parent, and (B) with respect to capitalized data or capitalized internal labor in the ordinary course consistent with past practice;

(o) with respect to the Company and each of its Subsidiaries (i) make or change any material Tax election, (ii) settle or compromise any claim, audit or assessment in respect of material Taxes, (iii) change any annual Tax accounting period, adopt or change any material method of Tax accounting, (iv) materially amend any material Tax Return, (v) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any material Tax (excluding customary Contracts not primarily relating to Taxes), or (vi) fail to accrue or pay when due any material Taxes (except for Taxes being contested in good faith and for which adequate reserves in accordance with GAAP have been provided on the Company’s consolidated financial statements);

(p) sell, transfer or assign to any Third Party any material line of business of the Company and its Subsidiaries, taken as a whole; or

(q) commit to, resolve or enter into any agreement to do any of the foregoing.

Section 6.2 Preparation of the Proxy Statement and Form S-4; Stockholders’ Meeting.

(a) Parent and the Company shall cooperate in preparing, and as promptly as reasonably practicable (and shall use their respective reasonable best efforts to, within forty-five (45) days) after the date hereof, file the Proxy Statement and the Form S-4. The Proxy Statement will be included in and will constitute a part of the Form S-4. Subject to Section 6.5 and the other applicable terms of this Agreement, the Proxy Statement shall reflect the Company Recommendation and also include (and the Company represents that it will have obtained at the relevant time all necessary consents of Evercore to permit the Company to include in the Proxy Statement), in its entirety, the Fairness Opinion, together with a summary thereof. Parent shall use its reasonable best efforts, and the Company shall cooperate (including by causing its Subsidiaries, Representatives and controlled Affiliates to cooperate) with Parent, to have the Form S-4 declared effective by the SEC as promptly as practicable and to keep the Form S-4 effective through the Closing in order to consummate the Merger and the other transactions contemplated hereby. Parent shall also use its reasonable best efforts to take any action required to be taken under any applicable state securities laws in connection with the issuance and reservation of Parent Shares in the Merger, and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective stockholders, members or other holders of a beneficial interest in their equity interests, as may be reasonably requested in connection with any such action. To the extent not prohibited by Law, (i) each of Parent and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement and Form S-4, (ii) each of Parent or the Company shall, as promptly as practicable after receipt thereof, provide the other party with copies of any written comments from the SEC or advise of any oral comments or any request from the SEC for amendments or supplements to the Proxy Statement or the Form S-4, and (iii) Parent and the Company shall cooperate and provide each other with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement and the Form S-4 prior to filing such document, and shall give reasonable and good faith consideration to any comments thereon made by the other party or its counsel. Subject to Section 6.5 and, for the avoidance of doubt, except in the event of an Adverse Recommendation Change or Superior Proposal, no amendment or supplement (including by incorporation by reference) to the Proxy Statement or the Form S-4 shall be made without providing the other party a reasonable opportunity to review and comment thereon and without the parties consulting and cooperating with one another, and considering in good faith the view of one another in doing so (provided that, without limiting the foregoing, no amendment or supplement to the Proxy Statement or the Form S-4 shall be made without the approval of both the Company and Parent, which approval shall not be unreasonably withheld, conditioned or delayed). If, at any time prior to the Effective Time, any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, is discovered by Parent or the Company and such information should be set forth in an amendment or supplement to any of the Form S-4 or the Proxy Statement so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party hereto discovering such information shall promptly notify the other parties and, to the extent required by Law, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of the Company or Parent, as applicable, in accordance with applicable Law.

(b) Parent shall advise the Company, promptly after receipt of notice thereof, of the time of effectiveness of the Form S-4, and the issuance of any stop order relating thereto or the suspension of the qualification of Parent Shares for offering or sale in any jurisdiction, and each of the Company and Parent shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. The Company shall cause the Proxy Statement to be mailed to the Company’s stockholders as of the record date established for the Stockholders’ Meeting as promptly as practicable after the later of the date on which the Form S-4 is declared effective under the Securities Act and such record date. If, at any time prior to the Stockholders’ Meeting, any information relating to the Company, Parent, Acquisition Sub or any of their respective Affiliates, officers or directors is discovered by the Company, Parent or Acquisition Sub which should be set forth in an amendment or supplement to the Proxy Statement or the Form S-4, so that the Proxy Statement or the Form S-4 (or any amendment or supplement thereto) shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties thereof, and an appropriate amendment or supplement containing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the Company’s stockholders.

(c) The Company shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders, for the purpose of voting upon the approval of the Merger and holding the Company Stockholder Advisory Vote (the “Stockholders’ Meeting”) as soon as practicable following the declaration of effectiveness of the Form S-4 by the SEC (and in any event within thirty-five (35) days after such declaration). The record date for the Stockholders’ Meeting shall be determined by the Company with prior consultation with Parent; provided, that the Company shall not change the date of (or the record date for), postpone or adjourn the Stockholders’ Meeting without the consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned); provided, however, that the Company shall, to the extent permitted by Law (i) be entitled to postpone or adjourn the Stockholders’ Meeting on one or more occasions without the prior consent of Parent to (A) allow reasonable additional time for any supplemental or amended disclosure which the Company has determined in good faith is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Stockholders’ Meeting (but in any event, shall hold the Stockholders’ Meeting as soon as practicable) or (B) up to fifteen (15) Business Days to allow additional solicitation of votes in order to obtain the Requisite Stockholder Approval or (ii) postpone or adjourn once for up to fifteen (15) Business Days (or such longer period agreed to in writing by the Company) the Stockholders’ Meeting if so requested by Parent, if, on the date for which the Stockholders’ Meeting is then scheduled, the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Requisite Stockholder Approval, whether or not a quorum is present.

(d) The board of directors of the Company shall, except in the case of an Adverse Recommendation Change made in accordance with the terms and conditions of this Agreement, provide the Company Recommendation, and, subject to Section 6.5, shall use reasonable best efforts to solicit proxies in favor of the Requisite Stockholder Approval. Unless this Agreement is terminated in accordance with Article VIII, the Company agrees that its obligations pursuant to this Section 6.2 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other person of any Competing Proposal or the making of any Adverse Recommendation Change. The Company shall, upon the reasonable request of Parent, during the last seven (7) Business Days prior to the date of the Stockholders’ Meeting, request its proxy solicitor to advise Parent at least one (1) time each Business Day as to the aggregate tally of proxies received by the Company with respect to the Requisite Stockholder Approval. Without the prior written consent of Parent (which shall not be unreasonably withheld, delayed or conditioned), and except as required by applicable Law or the rules and regulations of the NYSE, the adoption of this Agreement and the Company Stockholder Advisory Vote shall be the only matters (other than procedural matters) that the Company shall propose to be acted on by the stockholders of the Company at the Stockholders’ Meeting.

Section 6.3 Appropriate Action; Consents; Filings.

(a) In accordance with the terms and subject to the conditions of this Agreement (including Section 6.5), the parties hereto will use their respective reasonable best efforts to consummate and make effective the transactions contemplated hereby and to cause the conditions to the Merger set forth in Article VII to be satisfied as expeditiously as practicable (and in any event at least five (5) Business Days prior to the Termination Date), including using reasonable best efforts to accomplish the following: (i) the obtaining of all necessary actions or non-actions, Consents and approvals from Governmental Authorities necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Merger, and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval from, or to avoid any Action by, any Governmental Authority necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Merger, (ii) the obtaining of all other necessary consents, approvals or waivers from Third Parties (provided that the Company shall not be required to make or agree to make any payment or accept any material conditions or obligations with respect thereto), (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including the Merger and (iv) the execution and delivery of any additional instruments reasonably necessary to consummate the Merger and any other transactions to be performed or consummated by such party in accordance with the terms of this Agreement and to carry out fully the purposes of this Agreement. Each of the parties hereto shall (A) promptly (and in no event later than ten (10) Business Days following the date hereof) make its filings under the HSR Act, and thereafter make any other applications and filings required under the Antitrust Laws of the jurisdictions set forth on Section 6.3(a) of the Company Disclosure Letter with respect to the transactions contemplated hereby, including the Merger, (B) comply at the earliest reasonable practicable date with any request under the HSR Act for additional information (including responding to any “second request”), documents or other materials received by such party from the U.S. Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice or by any other Governmental Authority under any Antitrust Laws in respect of any such filings with respect to the transactions contemplated hereby, including the Merger and (C) act in good faith and reasonably cooperate with the other party in connection with any such filings

(including, if requested by the other party, to accept all reasonable additions, deletions or changes suggested by the other party in connection therewith) and in connection with resolving any investigation or other inquiry of such agency or other Governmental Authority under any Antitrust Laws. In taking the foregoing actions, each of the Company and Parent shall act reasonably and as promptly as practicable. Notwithstanding anything in this Agreement to the contrary, obtaining any Third Party Consents or waivers pursuant to Section 6.3(a)(ii) above or otherwise shall not be a condition to the obligations of any party to consummate the Merger.

(b) Without limiting anything in this Section 6.3, (i) none of the parties hereto or their respective Affiliates shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority not to consummate the transactions contemplated hereby, except with the prior written consent of the other parties hereto and (ii) Parent and Acquisition Sub agree to take (and to cause their Affiliates to take) promptly any and all steps reasonably necessary or reasonably advisable or as may be required by any Governmental Authority to avoid or eliminate each and every impediment and obtain all Consents under any Antitrust Laws that may be required by any Governmental Authority so as to enable the parties to consummate the transactions contemplated by this Agreement, including the Merger, including committing to and effecting, by consent decree, hold separate order, trust or otherwise, (A) terminating, amending or assigning existing relationships and contractual rights and obligations, (B) requiring Parent, Acquisition Sub, the Company or any of their respective Affiliates to grant any right or commercial or other accommodation to, or enter into any material commercial contractual or other commercial relationship with, any Third Party and (C) imposing limitations on Parent, Acquisition Sub, the Company or any of their respective Affiliates with respect to how they own, retain, conduct or operate all or any portion of their respective businesses or assets (any or all of (A)-(C) above a “Remedy”); provided that nothing in this Section 6.3(b) shall require Parent or Acquisition Sub to commit to and/or effect, by consent decree, hold separate order, trust or otherwise, any Remedy that, except as set forth on Section 6.3(b) of the Parent Disclosure Letter (x) would require the selling, divesting, licensing or otherwise disposing of, or holding separate and agreeing to sell, divest or otherwise dispose of, any assets of Parent, Acquisition Sub, the Company or any of their respective Affiliates or (y) would require Parent or Acquisition Sub to license, provide access to, distribute, disclose, or otherwise would limit the freedom of action of Parent or Acquisition Sub with respect to any data, assets, operations, businesses, product lines or interests therein of Parent, Acquisition Sub, or any of their respective Affiliates or the Company, or any of its respective Affiliates. Notwithstanding anything in this Section 6.3 to the contrary, neither Parent nor Acquisition Sub will be required to take any action, nor shall the Company or its Subsidiaries take any such action (except at the request of Parent), in each case contemplated by clause (ii) above unless such action is conditioned upon the consummation of the transactions contemplated by this Agreement.

(c) Subject to Parent’s compliance with this Section 6.3, Parent shall lead all communications and strategy for dealing with any Governmental Authority in connection with any review, challenge or Action under Antitrust Laws. Each of the parties hereto will furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a Governmental Authority, including (i) promptly informing the other party of such inquiry, (ii) consulting in advance before making any presentations or submissions to a Governmental Authority, (iii) giving the other party the opportunity to attend and participate in any substantive meetings or discussions with any Governmental Authority, to the extent not prohibited by such Governmental Authority and (iv) supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Authority with respect to this Agreement. The Company and Parent, in their reasonable determination in consultation with their respective outside counsels, may designate any competitively sensitive material as “Outside Counsel Only Material” such that such materials and the information contained therein shall be given only to the outside counsel of the recipient and will not be disclosed to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials or its legal counsel.

(d) Except as specified on Section 6.3(d) of the Parent Disclosure Letter, Parent and Acquisition Sub shall not, and shall not permit any of their Affiliates to, without the prior written consent of the Company (in its sole discretion), (i) acquire or agree to acquire by merging or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business of any Person or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or equity interests or (ii) take or agree to take any other action (including entering into or agreeing to enter into any material license, joint venture or other transaction), in each case that would reasonably be expected to (A) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, approval from, or avoiding an Action by, any Governmental Authority necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period, (B) materially increase the risk of any Governmental Authority entering an Order prohibiting the consummation of the transactions contemplated by this Agreement or (C) otherwise prevent or materially delay the consummation of the transactions contemplated by this Agreement.

Section 6.4 Access to Information; Confidentiality. Upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford to Parent and its Representatives reasonable access, at Parent’s sole cost and expense, in a manner not disruptive in any material respect to the operations of the business of the Company and its Subsidiaries, during normal business hours and upon reasonable advance notice throughout the period commencing on the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with the terms of Article VIII, to the properties, books and records, and Representatives of the Company and its Subsidiaries and, during such period, shall (and shall cause each of its Subsidiaries to) furnish promptly to Parent and its Representatives all information (to the extent not publicly available) concerning the business, properties and personnel of the Company and its Subsidiaries as may reasonably be requested, and shall reasonably cooperate with Parent to provide information and access in connection with Parent’s strategic review of the businesses of the Company, in each case, subject to the terms of the Clean Team Agreement, if applicable; provided, however, that nothing herein shall require the Company or any of its Subsidiaries to disclose any information to Parent or Acquisition Sub if such disclosure would, in the reasonable judgment of the Company, (a) to the extent such furnishing would cause significant competitive harm to the Company or its Subsidiaries even if provided pursuant to the Clean Team Agreement, (b) violate applicable Law or the provisions of any agreement to which the Company or any of its Subsidiaries is a party or (c) violate any attorney-client or other legal privilege; provided that, in the cause of clauses (a), (b) and (c), the Company and its Subsidiaries shall use commercially reasonable efforts to provide as much information as possible without violating the

Clean Team Agreement, applicable Law or privilege; provided, further, that nothing herein shall authorize Parent or its Representatives to undertake any environmental testing involving sampling of soil, groundwater, air or other environmental medium or similar invasive techniques at any of the properties owned, operated or leased by the Company or its Subsidiaries. In addition, the Company waives any confidentiality and use restrictions in the Confidentiality Agreement to the extent reasonably necessary for Parent to conduct discussions with any such potential third party purchasers who execute a customary non-disclosure agreement with Parent and the Company or who may have already signed an agreement substantially similar to the Confidentiality Agreement with the Company. Notwithstanding anything herein to the contrary, the Company shall not be required to provide access or make any disclosure to Parent pursuant to this Section 6.4 to the extent that such access or information is reasonably pertinent to a litigation where the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties. No investigation or access permitted pursuant to this Section 6.4 shall affect or be deemed to modify any representation or warranty made by the Company hereunder. The Confidentiality Agreement and the Clean Team Agreement shall apply with respect to information furnished by the Company, its Subsidiaries and the Company’s officers, employees and other Representatives hereunder and, if this Agreement is terminated prior to the Effective Time, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms prior to giving effect to the execution of this Agreement.

Section 6.5 Non-Solicitation; Competing Proposals.

(a) Except as expressly permitted by this Agreement, from the execution of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated in accordance with Section 8.1, the Company shall, and shall cause its Subsidiaries and each of its and their respective directors and officers to, and shall instruct its and its Subsidiaries’ other Representatives to, immediately cease and cause to be terminated any existing solicitation of, or discussions, communications or negotiations with, any Third Party relating to any Competing Proposal or any inquiry or request that would reasonably be expected to lead to a Competing Proposal, and the Company shall promptly request (and in any event, within thirty-six (36) hours after the execution of this Agreement) that each Third Party that has previously executed a confidentiality agreement promptly return to the Company or destroy all non-public information previously furnished or made available to such Third Party or any of its Representatives by or on behalf of the Company or its Representatives in accordance with the terms of such confidentiality agreement and shall terminate all access by such Third Party and its Representatives to any dataroom or electronic materials previously granted to such Third Party. Except as otherwise provided in this Agreement, from the execution of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with the terms of Article VIII, the Company shall not, and shall cause its Subsidiaries and each of its and their respective directors and officers not to, and shall instruct its and its Subsidiaries’ other Representatives not to, (i) initiate, seek, knowingly facilitate, solicit or knowingly encourage the making of any Competing Proposal or take any other action designed or intended to lead to, or that would reasonably be expected to lead to any Competing Proposal, (ii) enter into, continue or otherwise participate or engage in negotiations or substantive discussions with (it being understood that the Company may inform Persons of the provisions contained in this Section 6.5), or furnish (or cause to be furnished) any material nonpublic information to, any Person relating to a Competing Proposal or any inquiry or request that would reasonably be expected to lead to a Competing Proposal, (iii) enter into any letter of intent, memorandum of understanding, merger agreement or other similar agreement, arrangement or understanding relating to any Competing Proposal (other than an Acceptable Confidentiality Agreement), (iv) submit to the stockholders of the Company for their approval any Competing Proposal or (v) grant a waiver of or terminate (to the extent not automatically waived or terminated upon the announcement of, or entry into, this Agreement) any “standstill” or similar obligation of any Third Party with respect to the Company or any of its Subsidiaries to allow such Third Party to submit a Competing Proposal; provided that, notwithstanding the foregoing, the Company shall be permitted to grant a waiver of or terminate (to the extent not automatically waived or terminated upon the announcement of, or entry into, this Agreement) any “standstill” or similar obligation of any Third Party with respect to the Company or any of its Subsidiaries to allow such Third Party to make a Competing Proposal if failure to so waive or terminate would be inconsistent with the Company’s directors’ fiduciary duties to the stockholders of the Company under applicable Law.

(b) The Company (i) shall as promptly as reasonably practicable (and in any case within thirty-six (36) hours of receipt by the Company or any of its Representatives) (i) provide Parent notice of the receipt of (A) any Competing Proposal, which notice shall include a complete and unredacted copy of such Competing Proposal and (B) any material inquiries, proposals or offers received by, any requests for information from, or any discussions or negotiations sought to be initiated or continued with, the Company, any of its Subsidiaries or any of its or its Subsidiaries’ Representatives concerning a Competing Proposal, or any proposal that would reasonably be expected to constitute or lead to a Competing Proposal, and disclose the identity of the other party (or parties) and the terms (including any amendments thereto) of such inquiry, offer, proposal, request, discussion or negotiation and, in the case of written materials, provide copies of such materials, (ii) shall substantially concurrently (and in any case within thirty-six (36) hours) make available to Parent all information, including complete and unredacted copies of all written materials, provided by the Company or any of its Subsidiaries or its or its Subsidiaries’ Representatives to such party but not previously made available to Parent and (iii) shall keep Parent informed on a prompt basis (and, in any case, within thirty-six (36) hours of any significant development, discussions or negotiations) of the status and details (including amendments and proposed amendments) of any such Competing Proposal or other inquiry, offer, proposal, request, discussion or negotiation (which shall include copies of all drafts and final versions (and any comments thereon) of agreements (including schedules and exhibits thereto) relating to such Competing Proposal exchanged between the Company or its Subsidiaries or any of its or its Subsidiaries’ Representatives in each case thereof, on the one hand, and the Person (or any of its Representatives) making such Competing Proposal, on the other hand).

(c) Notwithstanding anything to the contrary in this Agreement, at any time prior to the receipt of the Requisite Stockholder Approval, in the event that the Company receives a Competing Proposal from any Person, (i) the Company and its Representatives may contact such Person to clarify the terms and conditions thereof and (ii) the Company and its board of directors and their respective Representatives may engage in negotiations or substantive discussions with, or furnish any information and other access to, any Person making such Competing Proposal and its Representatives or potential sources of financing if the Company’s board of directors determines in good faith (after consultation with the Company’s legal counsel and financial advisors) that (A) such Competing Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal and (B) the failure to take any of the foregoing actions would be inconsistent with the Company’s directors’ fiduciary duties to the stockholders of the Company under applicable Law; provided that (i) prior to furnishing any material nonpublic information concerning the Company or its Subsidiaries, the Company receives from such Person, to the extent such Person is not already subject to a confidentiality agreement with the Company, an executed confidentiality agreement with such Person containing confidentiality terms that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, it being understood that such confidentiality agreement need not contain a standstill provision or otherwise restrict the making, or amendment, of a Competing Proposal (and related communications) to the Company or the board of directors of the Company (such confidentiality agreement, an “Acceptable Confidentiality Agreement”) and (ii) any such material nonpublic information so furnished in writing shall be promptly made available to Parent to the extent it was not previously made available to Parent or its Representatives.

(d) Except as otherwise provided in this Agreement, the board of directors of the Company shall not (i) (A) withdraw, withhold, qualify or modify, or propose publicly to withdraw, withhold, qualify or modify, in a manner adverse to Parent or Acquisition Sub, the Company Recommendation or (B) adopt, approve, authorize, declare advisable, endorse or recommend, or propose publicly to adopt, approve, authorize, declare advisable, endorse or recommend, to the Company’s stockholders any Competing Proposal, (C) fail to publicly recommend against any Competing Proposal or fail to publicly reaffirm the Company Recommendation, in each case within ten (10) Business Days after Parent so requests in writing following a publicly announced Competing Proposal, (D) fail to recommend against any Competing Proposal subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) Business Days after the commencement of such Competing Proposal, or (E) fail to include the recommendation of the Company’s board of directors in favor of approval and adoption of this Agreement and the Merger in the Proxy Statement (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) adopt, approve or recommend, or allow the Company or any of its Subsidiaries or any of their respective Representatives to execute, approve or enter into, any letter of intent, memorandum of understanding, joint venture agreement, partnership agreement, share or asset purchase agreement, definitive merger agreement, or any other similar agreement (A) with respect to any Competing Proposal or (B) that would reasonably be expected to lead to a Competing Proposal (other than an Acceptable Confidentiality Agreement as permitted by and in compliance with Section 6.5(c)).

(e) Notwithstanding anything in this Agreement to the contrary, at any time prior to receipt of the Requisite Stockholder Approval, the board of directors of the Company may (subject to compliance with the other provisions of this Section 6.5(e)) (x) make an Adverse Recommendation Change if the board of directors of the Company (A) determines that an Intervening Event has occurred and is continuing and (B) determines in good faith (after consultation with its legal counsel and financial advisors) that the failure to take such action would be inconsistent with the Company’s directors’ fiduciary duties under applicable Law or (y) if the Company has received a bona fide written Competing Proposal that the board of directors of the Company (A) has determined in good faith (after consultation with its legal counsel and financial advisors) constitutes a Superior Proposal and (B) determines in good faith (after consultation with its legal counsel and financial advisors) that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, make an Adverse Recommendation Change or authorize, adopt or approve such Superior Proposal and cause or permit the Company to enter into a definitive agreement with respect to such Superior Proposal substantially concurrently with the termination of this Agreement pursuant to Section 8.1(c)(ii) and the prior or substantially concurrent payment of the Termination Fee provided pursuant to Section 8.3; provided, however, that (x) no Adverse Recommendation Change may be made and (y) no termination of this Agreement pursuant to this Section 6.5(e) and Section 8.1(c)(ii) may be effected, in each case until after the fifth (5th) Business Day following Parent’s receipt of a written notice from the Company advising Parent that the board of directors of the Company intends to make an Adverse Recommendation Change (a “Notice of Adverse Recommendation”) or terminate this Agreement pursuant to this Section 6.5(e) and Section 8.1(c)(ii) (a “Notice of Superior Proposal” and such five (5) Business Day period, the “Company Notice Period”) and specifying in reasonable detail the reasons therefor, including, if the basis of the proposed action by the Company’s board of directors is an Intervening Event pursuant to Section 6.5(e)(x), the material facts and circumstances related to such Intervening Event, or if the basis of the proposed action by the Company’s board of directors is a Superior Proposal pursuant to Section 6.5(e)(y), the terms and conditions of any such Superior Proposal. During the Company Notice Period, if requested by Parent, (1) the Company shall engage in good faith negotiations with Parent regarding any adjustment or amendment to this Agreement or any other agreement proposed by Parent that would obviate the need to effect an Adverse Recommendation Change or cause such Competing Proposal to no longer constitute a Superior Proposal and (2) in connection with determining whether to take (and prior to taking) any actions pursuant to Section 6.5(e)(x) or Section 6.5(e)(y), as applicable, the board of directors of the Company shall consider in good faith any proposed adjustments or amendments to this Agreement (including a change to the price terms hereof) and any other agreements that may be proposed in writing by Parent no later than 11:59 p.m., New York City time, on the last day of the Company Notice Period. Any material change in facts with respect to such Intervening Event or amendment to the financial terms or any other material amendment of such Superior Proposal shall, in each case, require a new Notice of Adverse Recommendation or Notice of Superior Proposal, as applicable, and the Company shall be required to comply again with the requirements of this Section 6.5(e) with respect to such new written notice; provided that the new Company Notice Period shall be three (3) Business Days (but in no event shorter than the original five (5) Business Day Company Notice Period).

(f) Nothing in this Agreement shall restrict the Company or the board of directors of the Company from taking or disclosing a position contemplated by Rules 14d-9 or 14e-2(a) under the Exchange Act, or otherwise making disclosure to comply with applicable Law with regard to a Competing Proposal (it being agreed that a “stop, look and listen” communication by the board of directors to the Company’s stockholders pursuant to Rule 14d-9(f) under the Exchange Act or a factually accurate public statement by the Company that describes the Company’s receipt of a Competing Proposal and the operation of this Agreement with respect thereto shall not be deemed to be an Adverse Recommendation Change or give rise to a Parent termination right pursuant to Section 8.1(d)(ii)).

(g) For purposes of this Agreement:

(i) “Competing Proposal” shall mean any bona fide written proposal or offer made by any Person (other than Parent, Acquisition Sub or any of their respective controlled Affiliates) or group of Persons as defined in Section 13(d)(3) of the Exchange Act that, for purposes of evaluating whether such Competing Proposal may constitute a Superior Proposal, did not result from a material breach of this Agreement, to purchase or otherwise acquire, directly or indirectly, in one transaction or a series of transactions, (A) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of more than twenty percent (20%) of any class of equity securities of the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer (including a self-tender offer), exchange offer, liquidation, dissolution or similar transaction or (B) any one or more assets or businesses of the Company and its Subsidiaries that constitute more than twenty percent (20%) of the revenues, earnings or assets of the Company and its Subsidiaries, taken as a whole.

(ii) “Intervening Event” shall mean any change, event, effect, fact, condition or circumstance (other than any change, event, effect, fact, condition or circumstance the principal cause of which is a material breach of this Agreement by the Company) that (A) was not known to and not reasonably foreseeable by the board of directors of the Company as of or prior to the date of this Agreement and which becomes known to the board of directors of the Company following the date of this Agreement, (B) does not involve or relate to a Competing Proposal or Parent or any of its Subsidiaries and (C) is material to the Company and its Subsidiaries; provided, that none of the following, whether alone or in combination, shall constitute an Intervening Event or otherwise be taken into account in determining whether there has been an Intervening Event: (1) any Competing Proposal, (2) the fact, in and of itself, that the Company or Parent meets or exceeds (or fails to meet or exceed) internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying causes of (or contributors to) such performance that are not otherwise excluded from the definition of “Intervening Event” may be taken into account) and (3) changes in and of itself in the Company’s or Parent’s stock price or the trading volume of the Company’s or Parent’s stock (it being understood that the underlying causes of (or contributors to) such changes that are not otherwise excluded from the definition of “Intervening Event” may be taken into account).

(iii) “Superior Proposal” shall mean a bona fide written Competing Proposal (with all percentages in the definition of Competing Proposal increased to fifty percent (50%)) made by a Third Party that did not result from a material breach of this Agreement and that the board of directors of the Company determines in good faith, after consultation with its legal counsel and financial advisors and taking into account at the time of determination all relevant circumstances, including the various legal, financial and regulatory aspects or conditions of such Competing Proposal, (A) that is reasonably likely to be consummated if accepted and (B) that contains terms more favorable to the Company’s stockholders, from a financial point of view, than the transactions contemplated by this Agreement (including any changes to the terms of this Agreement committed to by Parent to the Company in writing in response to such Competing Proposal under the provisions of Section 6.5(e)).

Section 6.6 Directors’ and Officers’ Indemnification and Insurance.

(a) Parent and Acquisition Sub agree that all rights to exculpation and indemnification, contribution and advancement of expenses for facts, events, acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated hereby), now existing in favor of the current or former directors or officers of the Company or its Subsidiaries, or any person serving at the request of the Company or any of its Subsidiaries as a director or officer (or the functional equivalent) of another Person (the “D&O Indemnified Parties”), as the case may be, as provided in their respective organizational documents as in effect on the date of this Agreement, shall survive the Merger and shall continue in full force and effect for a period of six (6) years from the Effective Time (it being agreed that after the Closing such rights shall be mandatory rather than permissive). For a period of six (6) years from the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) indemnify, defend and hold harmless, and advance expenses to D&O Indemnified Parties with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time (including any matters arising in connection with this Agreement or the transactions contemplated hereby), to the fullest extent permitted by the organizational documents of the Company or its Subsidiaries as in effect on the date of this Agreement and as would be permitted by applicable Law; provided, however, that all rights to indemnification in respect of any action pending or asserted or any claim made within such period shall continue until the disposition of such action or resolution of such claim. Parent shall cause the certificate of incorporation, bylaws or other organizational documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to exculpation, indemnification, advancement of expenses and limitation of director, officer and employee (or comparable) liability that are no less favorable to the D&O Indemnified Parties than those set forth in the Company’s and its Subsidiaries’ organizational documents as of the date hereof, which provisions thereafter shall not, for a period of six (6) years from the Effective Time, be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the D&O Indemnified Parties.

(b) Without limiting the foregoing, Parent shall (and Parent shall cause the Surviving Corporation to) (i) indemnify, defend and hold harmless, and advance expenses to, the D&O Indemnified Parties with respect to all facts, events, acts or omissions by them in their capacities as such at any time prior to and including the Effective Time (including any matters arising in connection with this Agreement or the transactions contemplated hereby), to the fullest extent that the Company or its Subsidiaries would be permitted by applicable Law; and (ii) pay in advance of the final disposition of any Action against any D&O Indemnified Party the expenses (including reasonable attorneys’ fees) of any D&O Indemnified Party upon receipt, if required by the DGCL, the Surviving Corporation’s organizational documents or any applicable indemnification agreement, of a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that such D&O Indemnified Party is not permitted to be indemnified under applicable Law. Notwithstanding anything to the contrary contained in this Section 6.6(b) or elsewhere in this Agreement, Parent shall not (and Parent shall cause the Surviving Corporation not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any Action, unless such settlement, compromise, consent or termination includes an unconditional release of all of the D&O Indemnified Parties covered by the Action from all liability arising out of such Action.

(c) If the Tail Coverage described below is not obtained or available, for at least six (6) years after the Effective Time, (i) Parent shall, and shall cause the Surviving Corporation and its other Subsidiaries to, maintain in full force and effect the coverage provided by the existing directors’ and officers’ liability insurance, employment practices liability insurance and fiduciary liability insurance in effect as of the Closing Date and maintained by the Company or any of its Subsidiaries, as applicable (the “Existing D&O Insurance Policies”), or provide substitute policies (with insurance carriers having an A.M. Best financial strength rating of least an “A”) for the Company and the D&O Indemnified Parties who are currently covered by such Existing D&O Insurance Policies, in either case, with limits and on terms and conditions no less advantageous to the D&O Indemnified Parties than the Existing D&O Insurance Policies, covering claims arising from facts, events, acts or omissions that occurred at or prior to the Effective Time, including the transactions contemplated hereby (provided, that Parent or the Surviving Corporation, as applicable, shall not be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premium currently paid by the Company or any of its Subsidiaries for the Existing D&O Insurance Policies (the “Maximum Amount”), but in such case shall purchase as much of such coverage as possible for such amount) and (ii) Parent shall not, and shall not permit the Surviving Corporation or its other Subsidiaries to, take any action or fail to take any action that would prejudice the rights of, or otherwise impede recovery by, the beneficiaries of any such insurance, whether in respect of claims arising before or after the Effective Time. In lieu of such insurance, prior to the Effective Time, the Company shall use its reasonable best efforts to purchase, following consultation with Parent, prepaid, non-cancellable six (6) year “tail” directors’ and officers’ liability insurance, employment practices liability insurance and fiduciary liability insurance (“Tail Coverage”), effective as of the Effective Time, with limits and on terms and conditions no less advantageous to the D&O Indemnified Parties than the Existing D&O Insurance Policies, covering claims arising from facts, events, acts or omissions that occurred at or prior to the Effective Time, including the transactions contemplated hereby (provided that the premium for such Tail Coverage shall not exceed the Maximum Amount; provided, further, that if such Tail Coverage is not available or the premium for such Tail Coverage exceeds the Maximum Amount, the Company may purchase as much such coverage as possible for such amount), and Parent shall cause the Surviving Corporation (or its applicable Subsidiaries) to maintain such Tail Coverage in full force and effect, without any modification, and continue to honor the obligations thereunder, in which event Parent shall cease to have any obligations under the first sentence of this Section 6.6(c).

(d) In the event that Parent, the Surviving Corporation, any of the Company’s Subsidiaries or any of their successors or assigns shall (i) consolidate with or merge or amalgamate into any other Person and shall not be the continuing or surviving company or entity of such consolidation, merger or amalgamation or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall cause proper provision to be made so that the successor and assign of Parent, the Surviving Corporation, any such Subsidiary or such transferee of all or substantially all of its or their properties and assets, as the case may be, assumes, succeeds to and is bound by all of the obligations set forth in this Section 6.6.

(e) The D&O Indemnified Parties are third-party beneficiaries of this Section 6.6. The provisions of this Section 6.6 shall survive the Merger and are intended to be for the benefit of, and enforceable by, each D&O Indemnified Party and his or her successors, heirs or representatives. The rights of each D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other applicable rights such D&O Indemnified Party may have under the respective organizational documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, applicable Law or otherwise.

(f) Notwithstanding anything herein to the contrary, if any claim (whether arising before, at or after the Closing) is made against any of the D&O Indemnified Parties on or prior to the sixth (6th) anniversary of the Closing Date, the provisions of this Section 6.6 shall continue in effect until the final disposition of such claim.

Section 6.7 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication (i) received by such party from any Governmental Authority in connection with the this Agreement, the Merger or the transactions contemplated hereby, or (ii) from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the transactions contemplated hereby, if in the case of clause (ii), the subject matter of such communication or the failure of such party to obtain such consent would reasonably be expected to be material to the Company, the Surviving Corporation or Parent, or involves a Company Material Contract (provided that any inadvertent or unintentional breach of this Section 6.7 with respect to the covenant to provide notice relating to a Company Material Contract shall not be deemed to be a material breach under Section 7.2(c) or otherwise be deemed to be a failure of any condition set forth in Article VII) and (b) any Action commenced, or to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relates to this Agreement, the Merger or the transactions contemplated hereby, and (c) any breach by such party of any representation, warranty, covenant or agreement contained in this Agreement that would reasonably be expected to, individually or in the aggregate, result in a failure of a condition set forth in Section 7.2 or Section 7.3, as applicable, if continuing on the Closing Date.

Section 6.8 Public Announcements. Except as otherwise contemplated by Section 6.5, prior to the Effective Time, the Company, Parent and Acquisition Sub shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and none of the parties or their respective Affiliates shall issue any such press release or make any public statement prior to obtaining the other parties’ consent (which consent shall not be unreasonably withheld, conditioned or delayed), except that no such consent shall be necessary to the extent disclosure may be required by Law, Order or applicable stock exchange rule or any listing agreement of any party hereto (in which case the disclosing party shall use its reasonable best efforts to consult with the other party prior to such disclosure) or is consistent with prior communications previously consented to by the other parties. In addition, the Company may, without Parent or Acquisition Sub’s consent, communicate to its employees, customers, suppliers and consultants; provided that such communication is consistent with prior communications of the Company or any communications plan previously agreed to by Parent and the Company in which case such communications may be made consistent with such plan.

Section 6.9 Employee Benefits.

(a) Employees of the Company or its Subsidiaries who remain employees of Parent, the Surviving Corporation or any of their Subsidiaries following the Effective Time are hereinafter referred to as the “Continuing Employees”. For the period commencing at the Effective Time and ending on the first anniversary of the Closing Date (such period, the “Continuation Period”), Parent shall, or shall cause the Surviving Corporation or any of their respective Affiliates to, provide for each Continuing Employee while the Continuing Employee remains employed by Parent, the Surviving Corporation or any of their Subsidiaries (i) at least the same base salary or wage rate as provided to such Continuing Employee immediately prior to the Effective Time, (ii) short-term and long-term incentive compensation opportunities (in each case, excluding specific performance goals) that are no less favorable in the aggregate (based on target value) than such opportunities provided to each such Continuing Employee immediately prior to the Effective Time and (iii) other employee benefits that are substantially comparable in the aggregate (including with respect to the proportion of the employee cost) to the employee benefits (excluding change in control, retention, supplemental executive retirement arrangements, deferred compensation arrangements, retiree health and welfare benefits or defined benefit pension plans and specific performance goals) that are either (x) provided to such Continuing Employee immediately prior to the Effective Time or (y) provided by Parent and its Subsidiaries to its similarly situated employees. Without limiting the generality of the foregoing, during the Continuation Period, Parent shall provide, or shall cause the Surviving Corporation or any of their respective Affiliates to provide, severance payments and benefits to each Continuing Employee whose employment is terminated by the Surviving Corporation or its Subsidiaries other than for cause during the Continuation Period that are no less favorable than the severance payments and benefits that such Continuing Employee would have been eligible to receive upon such termination of employment under the applicable severance plan, policy, practice or arrangement sponsored or maintained by the Company or any of its subsidiaries as set forth on Section 6.9(a) of the Company Disclosure Letter in accordance with the terms of such arrangement as in effect immediately prior to the Effective Time (each, a “Company Severance Arrangement”), provided that, Parent may condition such payments and benefits upon execution by the applicable Continuing Employee of a release of claims in a form reasonably satisfactory to Parent.

(b) Parent hereby acknowledges that consummation of the Merger will constitute a “change in control” (or similar term) of the Company under the terms of the Company Benefit Plans as applicable.

(c) From and after the Effective Time, Parent shall, or shall cause the Surviving Corporation or any of their respective Subsidiaries to, assume and honor all obligations under the change in control agreements, employment agreements, supplemental benefit plans, separation agreements, retention agreements and supplemental pension plans listed on Section 4.12(a) of the Company Disclosure Letter in accordance with their terms as in effect immediately prior to the Effective Time, subject to any provisions thereof related to termination or amendment of such agreements and plans.

(d) For purposes of determining eligibility to participate, vesting and entitlement to benefits, where length of service is relevant under any benefit plan or arrangement of Parent, the Surviving Corporation or any of their respective Subsidiaries providing benefits to any Continuing Employees after the Effective Time (collectively, the “New Plans”), the employees (including officers) of the Company and its Subsidiaries shall receive service credit for service with the Company and its Subsidiaries (and any respective predecessors) to the same extent such service credit was granted under any benefit plan or arrangement of the Company or any of its Subsidiaries, except to the extent any such service credit would result in the duplication of benefits provided that the foregoing shall not apply for benefit accrual purposes under any defined benefit pension plan or retiree medical plan. In addition and without limiting the generality of the foregoing: (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time or satisfaction of any other eligibility requirements, in any and all New Plans to the extent that (A) coverage under such New Plan replaces coverage under a corresponding benefit plan or arrangement in which such Continuing Employee participated immediately before the Effective Time (collectively, the “Old Plans”) and (B) such Continuing Employee has satisfied all waiting time and other eligibility requirements under the Old Plan being replaced by the New Plan and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, Parent shall cause (A) all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents to the extent such conditions were inapplicable or waived under the comparable Old Plan and (B) any expenses incurred by any Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Continuing Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(e) If requested in writing by Parent no later than five (5) Business Days prior to the expected Closing Date, the Company shall adopt written resolutions to terminate, effective as of no later than the day immediately before the Closing Date, but contingent upon the occurrence of the Closing, any Company Benefit Plan sponsored by the Company or its Subsidiaries that is intended to qualify as a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (a “Company 401(k) Plan”), and effective immediately prior to the Closing, (i) all participants in any Company 401(k) Plan shall be fully vested in their account balances and (ii) no Continuing Employee or other Person shall have any right thereafter to contribute any amounts to such Company 401(k) Plan based upon compensation earned after the Closing. Parent shall establish or designate a replacement plan intended to qualify as a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (a “Parent 401(k) Plan”) for which Continuing Employees shall become eligible to participate immediately after the Closing Date. Parent shall take all steps reasonably necessary to cause such Parent 401(k) Plan to accept eligible rollover distributions (as defined in Section 402(c)(4) of the Code) from a Company 401(k) Plan, including a rollover of any associated plan loans, as directed by the Continuing Employees.

(f) Notwithstanding anything in this Section 6.9 to the contrary, nothing in this Agreement, whether express or implied, shall (i) be treated as an amendment or other modification of any Company Benefit Plan, New Plan or any other employee benefit plans of the Company or Parent or as a guarantee of employment for any employee of the Company or any of its Subsidiaries, (ii) require Parent to continue to employ any particular Continuing Employee following the Closing Date for any particular period of time, (iii) be construed to prohibit Parent from amending or terminating any employee benefit program or any New Plan, and (iv) create any third-party beneficiary rights in any director, officer, employee or individual Person, including any present or former employee, officer, director or individual independent contractor of the Company or any of its Subsidiaries (including any beneficiary or dependent of such individual).

(g) Parent shall, and shall cause the Surviving Corporation to, honor the terms of each legally binding collective bargaining agreement and works council agreement until such collective bargaining agreement or works council agreement expires pursuant to its terms or is modified by the parties thereto, subject to any provisions thereof related to termination or amendment of such agreements. The Company shall, and shall cause its Subsidiaries to, comply in all material respects with, and Parent shall reasonably cooperate in satisfying any applicable legal or contractual requirements to provide notice to, or carry out any information and/or consultation procedure with, any employee or groups of employees of the Company or any of its Subsidiaries, or any labor union, labor organization, workers’ association, works council or similar employee representative organization (each, a “Labor Organization”) which is representing any employee of the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement (the “Labor Consultations”). In connection with the Labor Consultations, the Company (i) shall keep Parent reasonably informed of the status of the Labor Consultations process and shall provide Parent with a true and certified copy of any opinion or statement delivered by any applicable Labor Organization and (ii) provide Parent with a reasonable opportunity to review, prior to distribution, any material communications delivered to any Labor Organization and consider in good faith Parent’s reasonable comments thereon.

(h) No later than five (5) Business Days following the date hereof, the Company shall make available to Parent a true and accurate list (in an excel document substantially consistent with the form previously provided by Parent to the Company as of the date hereof) of the employees of the Company and its Subsidiaries (such list, the “Employee Census”), in each case, identifying employee names (or, to the extent prohibited by applicable Law, identification number), job title, job location, compensation (including any salary, current commission or bonus eligibility, and long-term incentive pay), most recent date of hire or date of commencement of continuous employment, notice period (as applicable), accrued vacation and employer. No earlier than 21 days prior to the Closing Date and no later than 14 days prior to the Closing Date, the Company shall update the Employee Census to be accurate as of the date that such updated Employee Census is delivered.

Section 6.10 Conduct of Business by Parent Pending the Merger. Parent and Acquisition Sub covenant and agree that, between the date of this Agreement and the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except as (a) may be required by Law, (b) may be consented to in writing by the Company (which consent shall not be unreasonably withheld, conditioned or delayed), (c) may be expressly required, contemplated or permitted pursuant to this Agreement or (d) set forth in the corresponding sub-section of Section 6.10 of the Parent Disclosure Letter, Parent and Acquisition Sub shall not, and shall not permit any of their respective Subsidiaries to:

(a) amend, modify or otherwise change (A) any Parent Organizational Documents or (B) in any material respect, the comparable organizational or governing documents of any of its Subsidiaries);

(b) adopt or enter into a plan of complete or partial liquidation or dissolution;

(c) split, combine, reclassify, redeem, repurchase or otherwise acquire or amend the terms of any capital stock or other Equity Interests of Parent or rights, other than repurchases of Parent Shares in connection with the exercise, vesting or settlement of Parent equity awards that (A) are outstanding as of the date hereof or (B) may be granted after the date hereof in the ordinary course of business;

(d) issue, sell, pledge, dispose, transfer, encumber or grant any shares of its or its Subsidiaries’ capital stock or other Equity Interests, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of its or its Subsidiaries’ capital stock or Equity Interests, except for (i) transactions among Parent, Acquisition Sub and their respective direct or indirect wholly owned Subsidiaries or among Parent’s or Acquisition Sub’s direct or indirect wholly owned Subsidiaries and (ii) transactions that would not be subject to a vote of Parent’s stockholders under the rules of any stock exchange, applicable Law or the Parent Organizational Documents (except for a stockholder vote pursuant to Nasdaq Rule 5635(c));

(e) authorize, declare, pay or make any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to Parent’s, Acquisition Sub’s or any of their respective Subsidiaries’ capital stock or other Equity Interests, other than (i) dividends paid by any wholly owned Subsidiary of Parent or Acquisition Sub to Parent or Acquisition Sub or any of their wholly owned Subsidiaries and (ii) dividends paid by a non-wholly owned Subsidiary of Parent or Acquisition Sub to Parent or Acquisition Sub or any of their respective Subsidiaries on a pro rata basis;

(f) incur, assume, guarantee or otherwise become liable for any indebtedness for borrowed money or any guarantee of such indebtedness except any such incurrence, assumption, guarantee or other liability which would not reasonably be expected to prevent, materially delay or materially impair the ability of Parent and Acquisition Sub to consummate the transactions contemplated by this Agreement; or

(g) commit to, resolve or enter into any agreement to do any of the foregoing.

Section 6.11 Repayment of Indebtedness; Financing Cooperation.

(a) In connection with and conditioned upon the Effective Time, Parent shall (or shall cause an Affiliate to) provide and make available to the Company in immediately available funds in an amount equal to the amount necessary for the Company and its Subsidiaries to repay and discharge in full all amounts outstanding or otherwise due and owing pursuant to the terms of the financing arrangements set forth on Section 6.11 of the Company Disclosure Letter (the “Company Debt”), including accrued interest thereon and all fees and other obligations (including penalties or other charges or amounts that become payable thereunder as a result of the prepayment thereunder or the consummation of the transactions contemplated at the Closing or that may become due and payable at the Effective Time) of the Company or any of its Subsidiaries thereunder (collectively, the “Debt Payoff Amount”), as such amounts are set forth on the Payoff Letter (as defined below). Subject to Parent’s compliance with the previous sentence, the Company shall pay or the Parent shall directly pay the Debt Payoff Amount to the counterparties under the Company Debt on the date the Company receives such Debt Payoff Amount. The Company shall, at least one Business Day prior to the Closing Date, provide Parent with a customary payoff letter (the “Payoff Letter”), from the agent under the Existing Credit Agreement, which Payoff Letter shall set forth the aggregate amount required to satisfy in full all such Indebtedness of the Company or any of its Subsidiaries to be discharged at the Closing and provide for the automatic release of Liens upon the payment of such amount.

(b) The Company shall, and shall cause its Subsidiaries to, provide to Parent such assistance (and the Company will use its reasonable best efforts to cause its personnel and advisors to provide such assistance), with the repayment and discharge of the Company Debt including the Debt Payoff Amount as is reasonably requested by Parent in connection with such repayment. Such assistance will include the following: (i) prior to Closing, assisting Parent in preparing, and following Closing, issuing a notice of redemption for the aggregate principal amount of the Company Notes requested by Parent in writing, pursuant to the Company Indenture in order to effect a redemption, (ii) delivering any required officers certificates or legal opinions (provided that Parent provides any supporting materials relating to Parent and its Subsidiaries reasonably necessary to provide such certifications or opinions), (iii) the payment of funds by the Company or any of its Subsidiaries or Affiliates towards the redemption and/or satisfaction and discharge of the Company Notes under the Company Indenture and the repayment and discharge of any other Company Debt and any Debt Payoff Amount (provided that such funds are provided to the Company by Parent), (iv) providing such other cooperation reasonably requested by Parent to facilitate the redemption of the Company Notes (and/or, if elected by Parent, the satisfaction and discharge of the Company Indenture) and repayment and discharge of any other Company Debt and any Debt Payoff Amount following the Effective Time, and (v) obtaining releases of all Liens securing the Company’s Indebtedness; provided that, in each case, Parent shall provide the Company the opportunity to review and comment on such notices and any other documents in connection with this Section 6.11(b) reasonably in advance of their delivery upon the Company’s reasonable request.

Section 6.12 Acquisition Sub; Parent Affiliates. Parent shall take all actions necessary to (a) cause Acquisition Sub and any other applicable Affiliates of Parent to perform their respective obligations under this Agreement and, in the case of Acquisition Sub, to consummate the Merger on the terms and conditions set forth in this Agreement and (b) ensure that, prior to the Effective Time, Acquisition Sub shall not conduct any business, or incur or guarantee any indebtedness or make any investments, other than as specifically contemplated by this Agreement. Any Consent or waiver by Parent under this Agreement shall be deemed to also be a Consent or waiver by Acquisition Sub.

Section 6.13 No Control of the Company’s Business. Nothing contained in this Agreement is intended to give Parent, Acquisition Sub or any of their respective Affiliates, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

Section 6.14 Rule 16b-3 Matters. Prior to the Effective Time, the Company shall take such further actions, if any, as may be reasonably necessary or appropriate to ensure that the dispositions of equity securities of the Company (including any derivative securities) pursuant to the transactions contemplated by this Agreement by any officer or director of the Company who is subject to Section 16 of the Exchange Act are exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.15 Stock Exchange Matters. Parent shall, and the Company shall cooperate with Parent to, cause the Company’s securities to be de-listed from NYSE and de-registered under the Exchange Act as soon as practicable following the Effective Time; provided that such delisting and termination shall not be effective until after the Effective Time. Prior to the Effective Time, Parent shall, and the Company shall cooperate with Parent to, file a notification of listing of additional shares (or such other form as may be required) with Nasdaq with respect to, and cause to be approved for listing on Nasdaq, subject to official notice of issuance, the Parent Shares to be issued in the Merger and such other Parent Shares to be reserved for issuance in connection with the Merger to be approved.

Section 6.16 Rights Agreement; Takeover Laws. The Company and its board of directors shall (a) take all actions necessary to ensure that the Rights Agreement does not become applicable to the Merger and (b) if the Rights Agreement becomes applicable to the Merger, take all actions necessary to eliminate or minimize the effect of the Rights Agreement on the Merger. Parent acknowledges that, on the date hereof in connection with the execution and delivery of this Agreement, the Company has entered into the Rights Agreement Amendment, which provides that the Rights shall expire and shall cease to be exercisable effective as of immediately prior to the Effective Time. If any state takeover statute becomes or is deemed to become applicable to the Company or the Merger or the other transactions contemplated by this Agreement, then the Company, Parent and Acquisition Sub shall take any and all actions reasonably necessary to render such statutes inapplicable to the foregoing.

Section 6.17 Certain Litigation. The Company shall promptly advise Parent of any Action commenced after the date hereof against the Company and/or any of its directors (in their capacity as such) by any Company stockholders (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby, and shall keep Parent reasonably informed regarding any such Action. Subject to execution of a customary joint defense agreement, and except if the board of directors of the Company has made an Adverse Recommendation Change, the Company shall give Parent the opportunity to consult with the Company regarding, or participate in, the defense or settlement of any such Action, and shall give reasonable and good faith consideration to Parent’s advice with respect to such Action. The Company may not enter into any settlement agreement in respect of such Action against the Company and/or its directors or officers relating to this Agreement or any of the transactions contemplated hereby without Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

Section 6.18 Tax Matters.

(a) For U.S. federal income tax purposes, (i) the parties intend that the Merger will qualify for the Intended Tax Treatment and (ii) this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), to which Parent, Acquisition Sub and the Company are parties under Section 368(b) of the Code.

(b) Each of the parties shall, and shall cause its respective Affiliates to, (i) use reasonable best efforts to cause the Merger to qualify for the Intended Tax Treatment and (ii) file all Tax Returns in a manner consistent with treating the Merger in accordance with the Intended Tax Treatment, and no party shall take any position that is inconsistent with such treatment, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar state, local or other applicable Law).

(c) Each of the parties shall use its commercially reasonable efforts in order for (i) the Company to obtain the Tax Opinion as described in Section 7.1(f) and (ii) any Tax opinions required to be filed with the SEC in connection with the Form S-4 to be obtained from Tax Opinion Counsel, including (y) in the case of the Company, by delivering to Tax Opinion Counsel customary representation letters, in form and substance reasonably acceptable to Tax Opinion Counsel and to the Company, dated as of the Closing Date or such time or times as may be reasonably requested by Tax Opinion Counsel and (z) in the case of Parent, delivering to Tax Opinion Counsel (including, for the avoidance of doubt, in connection with any Tax opinions described in clause (ii) hereof) a representation letter substantially in the form set forth in Section 6.18(c) of the Parent Disclosure Letter, dated as of the Closing Date (the “Parent Tax Representation Letter”).

(d) The Company shall deliver to Parent or Acquisition Sub at the Closing a certification and IRS notice that meets the requirements of Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h), dated as of the Closing Date and in form and substance reasonably acceptable to Parent.

Section 6.19 Director Resignations. The Company shall use its reasonable best efforts to cause to be delivered to Parent resignations executed by each director of the Company, at least two (2) Business Days prior to the Closing Date, as in office as of immediately prior to the Effective Time and which such resignations shall be effective upon (and conditioned upon) the Effective Time; provided that the failure to deliver any such resignations shall not be deemed to be a failure of any condition set forth in Article VII.

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.1 Conditions to the Obligations of Each Party. The respective obligations of each party to consummate the Merger are subject to the satisfaction or (to the extent not prohibited by Law) waiver by the Company, Parent and Acquisition Sub at or prior to the Effective Time of the following conditions:

(a) the Requisite Stockholder Approval shall have been obtained;

(b) any waiting period (or any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated or early termination thereof shall have been granted, and the applicable waiting periods (or any extensions thereof) or clearance, as applicable, under the Antitrust Laws of the jurisdictions set forth on Section 6.3(a) of the Company Disclosure Letter shall have expired, been terminated or been obtained;

(c) no Governmental Authority of the United States or a jurisdiction set forth on Section 6.3(a) of the Company Disclosure Letter shall have enacted, issued, promulgated, enforced or entered any Law or Order which is then in effect and has the effect of restraining, enjoining, rendering illegal or otherwise prohibiting consummation of the Merger;

(d) the Parent Shares to be issued in the Merger and such other Parent Shares to be reserved for issuance in connection with the Merger shall have been approved for listing on Nasdaq, subject to official notice of issuance;

(e) the Form S-4 shall have been declared effective by the SEC under the Securities Act, and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and not rescinded and no proceedings for that purpose shall be pending or threatened by the SEC; and

(f) the Company shall have received the Tax Opinion; provided, however, that to the extent that Parent has delivered the Parent Tax Representation Letter, any failure of this condition shall be deemed waived.

Section 7.2 Conditions to Obligations of Parent and Acquisition Sub to Effect the Merger. The obligations of Parent and Acquisition Sub to effect the Merger are, in addition to the conditions set forth in Section 7.1, further subject to the satisfaction or (to the extent not prohibited by Law) waiver by Parent at or prior to the Effective Time of the following conditions:

(a) (i) except as provided for in clauses (ii) and (iii), each of the representations and warranties of the Company contained in this Agreement, without giving effect to any materiality or “Company Material Adverse Effect” qualifications therein, shall be true and correct as of the Closing Date, except for such failures to be true and correct as would have a Company Material Adverse Effect (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only); (ii) the representations and warranties contained in Section 4.1(a), Section 4.3, Section 4.20, Section 4.21, Section 4.22, Section 4.24, and Section 4.25 shall be true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only); and (iii) the representations and warranties contained in Section 4.2(a); the first sentence of Section 4.2(b); and Section 4.2(c) shall be true and correct in all respects as of the Closing Date other than for de minimis errors (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only);

(b) from the date of this Agreement until the Closing Date, no Company Material Adverse Effect shall have occurred;

(c) the Company shall have performed or complied in all material respects with its obligations required under this Agreement to be performed or complied with on or prior to the Closing Date; and

(d) the Company shall have delivered a certificate to Parent, dated as of the Closing Date and duly executed by a senior executive officer (or similar authorized person) of the Company, certifying to the effect that the conditions set forth in Section 7.2(a), Section 7.2(b), and Section 7.2(c) have been satisfied.

Section 7.3 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is, in addition to the conditions set forth in Section 7.1, further subject to the satisfaction or (to the extent not prohibited by Law) waiver by the Company at or prior to the Effective Time of the following conditions:

(a) except as provided for in clause (ii) and clause (iii), (i) each of the representations and warranties of Parent and Acquisition Sub contained in this Agreement, without giving effect to any materiality or “Parent Material Adverse Effect” qualifications therein, shall be true and correct as of the Closing Date, except for such failures to be true and correct as would not have a Parent Material Adverse Effect (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only); (ii) the representations and warranties contained in Section 5.1, Section 5.3, Section 5.18, Section 5.20 and Section 5.21 shall be true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only); and (iii) the representations and warranties contained in Section 5.2(a); the first sentence of Section 5.2(b); and Section 5.2(c) shall be true and correct in all respects as of the Closing Date other than for de minimis errors (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only);

(b) Parent and Acquisition Sub shall have performed or complied in all material respects with their respective obligations required under this Agreement to be performed or complied with on or prior to the Closing Date;

(c) from the date of this Agreement until the Closing Date, no Parent Material Adverse Effect shall have occurred; and

(d) Parent shall have delivered a certificate to the Company, dated as of the Closing Date and duly executed by a senior executive officer of Parent, certifying to the effect that the conditions set forth in Section 7.3(a), Section 7.3(b) and Section 7.3(c) have been satisfied.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Effective Time, whether before or after the Requisite Stockholder Approval is obtained (except as otherwise expressly noted), as follows:

(a) by mutual written consent of each of Parent and the Company;

(b) by either Parent or the Company, if:

(i) the Merger shall not have been consummated on or before 5:00 p.m. (New York City time) on November [ 🌑 ], 20211 (the “Termination Date”); provided, however, that if the conditions to Closing set forth in Section 7.1(b) or Section 7.1(c) (solely to the extent related to an Antitrust Law) have not been satisfied at the time of the Termination Date, either Parent or the Company, in its sole discretion, may provide prior written notice (no later than two (2) calendar days prior to such Termination Date) to the other party to extend the Termination Date to February [ 🌑 ], 20222, which date shall thereafter be deemed to be the Termination Date; provided, further, that if the conditions to Closing set forth in Section 7.1(b) or Section 7.1(c) (solely to the extent related to an Antitrust Law) have not been satisfied at the time of the Termination Date (as extended pursuant to the foregoing proviso), the parties may mutually agree to further extend the Termination Date to August [ 🌑 ], 20223, which date shall thereafter be deemed to be the Termination Date; provided, further, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party if the failure of such party, and in the case of Parent, including the failure of Acquisition Sub, to perform or comply with any of its obligations under this Agreement has been the principal cause of or resulted in the failure of the Closing to have occurred on or before such date;

(ii) prior to the Effective Time, any Governmental Authority of the United States or a jurisdiction set forth on Section 6.3(a) of the Company Disclosure Letter shall have enacted, issued, promulgated, enforced or entered any Law or Order or taken any other action permanently restraining, enjoining, rendering illegal or otherwise prohibiting the transactions contemplated by this Agreement, and such Law or Order or other action shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall have complied with its obligations pursuant to Section 6.3; provided, further, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to a party if the issuance of such Law or Order or taking of such action was primarily due to the failure of such party, and in the case of Parent, including the failure of Acquisition Sub, to perform any of its obligations under this Agreement; or

(iii) the Requisite Stockholder Approval shall not have been obtained at the Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof at which this Agreement and the transactions contemplated hereby have been voted upon; or

[1]	Note: The date that is 9 months following execution.
[2]	Note: The date that is 12 months following execution.
[3]	Note: The date that is 18 months following execution.

(c) by the Company, if:

(i) Parent or Acquisition Sub shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of any condition set forth in Section 7.3(a) or Section 7.3(b) and (B) is not capable of being cured, or is not cured, by Parent or Acquisition Sub on or before the earlier of (x) the Termination Date and (y) the date that is thirty (30) calendar days following the Company’s delivery of written notice to Parent or Acquisition Sub, as applicable, of such breach; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder that would result in Section 7.2(a) or Section 7.2(c) not then being satisfied; or

(ii) prior to receipt of the Requisite Stockholder Approval, the board of directors of the Company shall have authorized the Company to enter into a definitive agreement with respect to a Superior Proposal; provided that, substantially concurrently with such termination, the Company enters into such definitive agreement and pays (or causes to be paid) at the direction of Parent the Termination Fee as specified in Section 8.3(a)(ii); or

(d) by Parent, if:

(i) the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of any condition set forth in Section 7.2(a) or Section 7.2(c), and (B) is not capable of being cured, or is not cured, by the Company on or before the earlier of (x) the Termination Date and (y) the date that is thirty (30) calendar days following Parent’s delivery of written notice to the Company of such breach; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if Parent or Acquisition Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder that would result in Section 7.3(a) or Section 7.3(b) not then being satisfied; or

(ii) the board of directors of the Company shall have made an Adverse Recommendation Change; provided that Parent’s right to terminate this Agreement pursuant to this Section 8.1(d)(ii) shall expire upon the Requisite Stockholder Approval having been obtained.

Section 8.2 Effect of Termination. In the event that this Agreement is validly terminated and the Merger abandoned pursuant to Section 8.1, written notice thereof shall be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and of no effect without liability on the part of any party hereto (or any of its Representatives), and all rights and obligations of any party hereto shall cease; provided, however, that, except as otherwise provided in Section 8.3 or in any other provision of this Agreement, no such termination shall relieve any party hereto of any liability or damages (which the parties hereto acknowledge and agree shall not be limited to reimbursement of Expenses or out-of-pocket costs, and, in the case of liabilities or damages payable by Parent and Acquisition Sub, the Company shall be entitled to seek damages that include the benefits of the transactions contemplated by this Agreement lost by the Company’s stockholders, including lost stockholder premium), resulting from fraud or willful breach occurring prior to such termination, in which case, except as otherwise provided in Section 8.3, the aggrieved party shall be entitled to all remedies available at law or in equity; provided, further, that the Confidentiality Agreement, the Clean Team Agreement and the provisions of this Section 8.2, Section 8.3, Section 8.6 and Article IX shall survive any termination of this Agreement pursuant to Section 8.1 in accordance with their respective terms.

Section 8.3 Termination Fee; Expense Reimbursement.

(a) In the event that:

(i) (A) a Third Party shall have made a Competing Proposal after the date of this Agreement, (B) this Agreement is subsequently terminated by (x) the Company or Parent pursuant to Section 8.1(b)(iii) or (y) Parent pursuant to Section 8.1(d)(i) as a result of a knowing and intentional breach of a covenant under this Agreement by the Company, and at the time of the Stockholders’ Meeting in the case of clause (x) or at the time of such breach in the case of clause (y), a Competing Proposal has been publicly announced after the date of this Agreement and has not been withdrawn, and (C) within twelve (12) months of such termination of this Agreement, the Company consummates a transaction involving a Competing Proposal or enters into a definitive agreement providing for the consummation of a Competing Proposal; provided, however, that for purposes of this Section 8.3, the references to “twenty percent (20%)” in the definition of Competing Proposal shall be deemed to be references to “fifty percent (50%)”;

(ii) this Agreement is terminated by the Company pursuant to Section 8.1(c)(ii);

(iii) this Agreement is terminated by Parent pursuant to Section 8.1(d)(ii);

(iv) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b)(iii); or

(v) this Agreement is terminated by the Company or Parent (if at such time, in the case of clause (1) below, the Company has the right to terminate this Agreement pursuant to Section 8.1(b)(i), or, in the case of clause (2), the Company has the right to terminate this Agreement pursuant to Section 8.1(b)(ii)) pursuant to (1) Section 8.1(b)(i) when all conditions in Section 7.1 and Section 7.2, other than Section 7.1(b) or Section 7.1(c) (to the extent related to Antitrust Laws), are satisfied (other than conditions that (A) by their nature are satisfied at the Closing or (B) have not been satisfied as a result of a breach of this Agreement by Parent or Acquisition Sub that was the principal cause of such condition not having been satisfied) or (2) Section 8.1(b)(ii) if pursuant to Antitrust Laws, then in the case of (i) through (iv) above, the Company shall, and in the case of clause (v) above Parent shall, (A) in the case of clause (i) above, no later than two (2) Business Days following the date of the consummation of such transaction involving a Competing Proposal, (B) in the case of clause (ii) above, prior to or substantially concurrently with such termination, and (C) in the case of clauses (iii), (iv) and (v) above, no later than two (2) Business Days after the date of such termination, pay, or cause to be paid, by wire transfer of immediately available funds, at the direction of Parent or the Company, as applicable, in the case of clauses (i), (ii) or (iii), the Termination Fee (it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion); in the case of clause (iv), the Expense Reimbursement; or, in the case of clause (v), the Antitrust Termination Fee.

(b)

(i) Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 9.9, Parent’s receipt in full of the Termination Fee or Expense Reimbursement, as applicable, pursuant to Section 8.3(a), in circumstances where the Termination Fee or Expense Reimbursement, as applicable, is owed pursuant to Section 8.3(a), shall constitute the sole and exclusive monetary remedy of Parent and Acquisition Sub against the Company and its Subsidiaries and any of their respective direct or indirect, former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Affiliates or assignees of any of the foregoing (collectively, the “Company Related Parties”) for all losses and damages suffered as a result of any breach or failure to perform hereunder, and upon payment of such amount, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby with respect to such breach or failure to perform; provided that the Company shall also be obligated with respect to Section 8.2, Section 8.3(c) and Section 8.6, as applicable; provided, further, that the Company, Parent and Acquisition Sub shall be entitled to pursue an injunction, or other appropriate form of specific performance or equitable relief, solely as provided in Section 9.9. Payment of the Termination Fee pursuant to Section 8.3(a)(i)(B)(x) will be net of any previously paid Expense Reimbursement.

(ii) Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 9.9, the Company’s receipt in full of the Antirust Termination Fee pursuant to Section 8.3(a), in circumstances where the Antitrust Termination is owed pursuant to Section 8.3(a), shall constitute the sole and exclusive monetary remedy of the Company against Parent, Acquisition Sub and their respective Subsidiaries and any of their respective direct or indirect, former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Affiliates or assignees of any of the foregoing (collectively, the “Parent Related Parties”) for all losses and damages suffered as a result of any breach or failure to perform hereunder, and upon payment of such amount, none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby with respect to such breach or failure to perform; provided that Parent and Acquisition Sub shall also be obligated with respect to Section 8.2, Section 8.3(c) and Section 8.6, as applicable; provided, further, that the Company, Parent and Acquisition Sub shall be entitled to pursue an injunction, or other appropriate form of specific performance or equitable relief, solely as provided in Section 9.9.

(c) Each of the parties hereto acknowledges that (i) the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, (ii) the Termination Fee, the Antitrust Termination Fee and Expense Reimbursement are not penalties, but are liquidated damages, in a reasonable amount that will compensate Parent or the Company, as applicable, in the circumstances in which such fees are payable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision and (iii) without these agreements, the parties hereto would not enter into this Agreement. Accordingly, if the Company or Parent fails to timely pay any amount due pursuant to this Section 8.3 and, in order to obtain such payment, Parent or the Company, respectively, commences a suit that results in a judgment against the Company or Parent, respectively, for the payment of any amount set forth in this Section 8.3, the party not commencing such suit shall pay to the other party its costs and expenses in connection with such suit, together with interest on such amount at the annual rate of three percent (3%) plus the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.

Section 8.4 Amendment. This Agreement may be amended by mutual agreement of the Company and Parent at any time before or after receipt of the Requisite Stockholder Approval; provided, however, that after the Requisite Stockholder Approval has been obtained, there shall not be any amendment that by Law or in accordance with the rules of any stock exchange requires further approval by the stockholders of the Company without such further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 8.5 Extension; Waiver. At any time prior to the Effective Time, subject to applicable Law, any party hereto may (a) extend the time for the performance for its benefit of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties made to it by another party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement or condition for its benefit contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Acquisition Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.6 Expenses; Transfer Taxes. Except as expressly set forth herein (including in the following sentence), all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such Expenses. Parent shall or shall cause the Surviving Corporation to timely and duly pay all (i) transfer, stamp and documentary Taxes or fees and (ii) sales, use, gains, real property transfer and other similar Taxes or fees arising out of or in connection with entering into and carrying out this Agreement.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Non-Survival of Representations, Warranties and Agreements. The representations, warranties, covenants and agreements in this Agreement and any instrument delivered pursuant hereto by any Person shall terminate at the Effective Time or, except as provided in Section 8.2, upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that this Section 9.1 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time or after termination of this Agreement, including those contained in Section 6.6 and Section 6.9.

Section 9.2 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery) or by electronic mail, addressed as follows:

if to Parent or Acquisition Sub:

CoStar Group, Inc.

1331 L Street NW

Washington, DC 20005

Email: jscampbell@costar.com

Attention: Jaye S. Campbell, General Counsel

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Attention:  Charles K. Ruck, Joshua M. Dubofsky, Daniel E. Rees and Brett C. Urig

Email:       charles.ruck@lw.com; josh.dubofsky@lw.com;

                  daniel.rees@lw.com; brett.urig@lw.com

if to the Company:

CoreLogic, Inc.

400 Pacifica, #900

Irvine, CA 92618

Email: aahenry@corelogic.com

Attention: Francis Aaron Henry

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, NY 10001

Phone: (212) 735-3000

Email:        Stephen.Arcano@skadden.com

                   Neil.Stronski@skadden.com

Attention:   Stephen F. Arcano, Esq.

                   Neil P. Stronski, Esq.

or to such other address or electronic mail address for a party as shall be specified in a notice given in accordance with this Section 9.2.

Section 9.3 Interpretation; Certain Definitions.

(a) The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(b) Disclosure of any fact, circumstance or information in any Section of the Company Disclosure Letter or Parent Disclosure Letter shall be deemed to be disclosure of such fact, circumstance or information with respect to any other Section of the Company Disclosure Letter or Parent Disclosure Letter, respectively, to the extent that it is reasonably apparent on the face of such disclosure that such disclosure relates to any such other Section. The inclusion of any item in the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed to be an acknowledgment that the information is required to be disclosed or admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever.

(c) The words “hereof,” “herein,” “hereby,” “hereunder” and “herewith” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. References to articles, sections, clauses, paragraphs, exhibits, annexes and schedules are to the articles, sections, clauses and paragraphs of, and exhibits, annexes and schedules to, this Agreement, unless otherwise specified, and the table of contents and headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.” Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders, words denoting natural persons shall be deemed to include business entities and vice versa and references to a Person are also to its permitted successors and assigns. The phrases “the date of this Agreement” and “the date hereof” and terms or phrases of similar import shall be deemed to refer to the date set forth in the Preamble, unless the context requires otherwise. When used in reference to the Company or its Subsidiaries, the term “material” shall be measured against the Company and its Subsidiaries, taken as a whole. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date). Terms defined in the text of this Agreement have such meaning throughout this Agreement, unless otherwise indicated in this Agreement, and all terms defined in this Agreement shall have the meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date). All references to “dollars” or “$” refer to currency of the United States of America. All references to “U.S.” or the “United States” are to the United States of America, including its territories and possessions. Any reference to “days” means calendar days unless Business Days are expressly specified. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day. Unless otherwise specified, the words “made available to” or “delivered to” (or words of similar import) (i) Parent or Acquisition Sub include the documents posted to the Company VDR at least one (1) calendar day prior to the date hereof and (ii) the Company include the documents posted to the Parent VDR at least one (1) calendar day prior to the date hereof.

Section 9.4 Severability. If any term, provision, covenant or restriction of this Agreement or the application thereof to any Person or circumstance is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible. Notwithstanding the foregoing, the parties intend that the remedies and limitations thereon contained in Section 8.3(b) be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any manner that increases a party’s liability or obligations hereunder.

Section 9.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of this Section 9.5 shall be null and void.

Section 9.6 Entire Agreement. This Agreement (including the exhibits, annexes and appendices hereto) constitutes, together with the Confidentiality Agreement, the Clean Team Agreement, the Company Disclosure Letter and the Parent Disclosure Letter, the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof.

Section 9.7 No Third-Party Beneficiaries. This Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder; provided, however, that it is specifically intended that (A) the D&O Indemnified Parties (with respect to Section 6.6 from and after the Effective Time) and (B) the Company Related Parties (with respect to Section 8.3) are express third-party beneficiaries of this Agreement.

Section 9.8 Governing Law. This Agreement and all Actions (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent, Acquisition Sub or the Company in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 9.9 Specific Performance. The parties hereto acknowledge and agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties hereto acknowledge and agree that the parties hereto shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including the right of a party hereto to cause the other parties hereto to consummate the Merger and the other transactions contemplated by this Agreement), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or any other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to show proof of actual damages or provide any bond or other security in connection with any such Order.

Section 9.10 Consent to Jurisdiction.

(a) Each of the parties hereto hereby, with respect to any legal claim or Action arising out of this Agreement or the transactions contemplated by this Agreement, (a) expressly and irrevocably submits to the exclusive personal jurisdiction of the state courts of the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any Action relating to this Agreement or the transactions contemplated hereby in any court other than the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware, (d) irrevocably waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement and (e) agrees that each of the other parties hereto shall have the right to bring any Action for enforcement of a judgment entered by the state courts of the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware. Each of Parent, Acquisition Sub and the Company agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) Each party irrevocably consents to the service of process in the manner provided for notices in Section 9.2 and agrees that service made in such manner shall have the same legal force and effect as if served upon such party personally within the State of Delaware. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Law.

Section 9.11 Counterparts. This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement. Delivery of an executed signature page to this Agreement by electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 9.12 WAIVER OF JURY TRIAL. EACH OF PARENT, ACQUISITION SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER, ANY OF THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF PARENT, ACQUISITION SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.12.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, Parent, Acquisition Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CoStar Group, Inc.

By:
Name:
Title:

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, Parent, Acquisition Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Catalina Acquisition Sub, Inc.

By:
Name:
Title:

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, Parent, Acquisition Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CoreLogic, Inc.

By:
Name:
Title:

[Signature Page to Agreement and Plan of Merger]

Appendix A

As used in this Agreement, the following terms shall have the following meanings:

“Acceptable Confidentiality Agreement” shall have the meaning set forth in Section 6.5(c).

“Acquisition Sub” shall have the meaning set forth in the Preamble.

“Action” shall mean any claim, demand, action, investigation, notice, complaint, audit, suit or proceeding.

“Adverse Recommendation Change” shall have the meaning set forth in Section 6.5(d).

“Affiliate” shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

“Aggregate Merger Consideration” shall mean the aggregate number of Parent Shares issued as Merger Consideration and the Fractional Share Consideration.

“Agreement” shall have the meaning set forth in the Preamble.

“Anti-Bribery Laws” shall have the meaning set forth in Section 4.28(a).

“Antitrust Laws” shall mean the Sherman Act of 1890, as amended; the Clayton Act of 1914, as amended; the Federal Trade Commission Act of 1914, as amended; the HSR Act, and all other federal, state, foreign or supranational Laws or Orders in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Antitrust Termination Fee” shall mean $330,000,000.

“Blue Sky Laws” shall mean state securities or “blue sky” laws.

“Book-Entry Evidence” shall have the meaning set forth in Section 3.1(b).

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which all banking institutions in New York, New York or Governmental Authorities in the State of Delaware are authorized or obligated by Law or executive order to close.

“Capitalization Date” shall have the meaning set forth in Section 4.2(a).

“CARES Act” shall mean the Coronavirus Aid, Relief, and Economic Security Act (H.R. 748) and any similar or successor legislation in any applicable jurisdiction, and any subsequent legislation, regulation, memorandum or executive order relating to COVID-19, including the Health and Economic Recovery Omnibus Emergency Solutions Act and the Health, Economic Assistance, Liability, and Schools Act and including the Memorandum for the Secretary of the Treasury signed by President Trump on August 8, 2020.

“CERCLA” shall have the meaning set forth in the definition of Environmental Laws.

“Certificate of Merger” shall have the meaning set forth in Section 2.3(a).

“Certificates” shall have the meaning set forth in Section 3.1(b).

“Clean Team Agreement” shall mean that certain Clean Team Agreement, dated as of December 29, 2020, by and between Parent and the Company.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the Preamble.

“Company 401(k) Plan” shall have the meaning set forth in Section 6.9(e).

“Company Benefit Plan” shall mean (a) each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), and (b) each other employment agreement, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement, disability, insurance, vacation, incentive, deferred compensation, severance, separation, termination, retention, change of control and other similar fringe, welfare or other plans, programs, agreements, contracts, policies or arrangements (whether or not in writing) providing for benefits or compensation, in each case, (i) which is maintained, sponsored or contributed to (or required to be contributed to) for the benefit of or relating to any current or former director, officer or employee of the Company or its Subsidiaries or (ii) with respect to which the Company or any of its Subsidiaries has or may have any liability.

“Company Bylaws” shall have the meaning set forth in Section 4.1(a).

“Company Charter” shall have the meaning set forth in Section 4.1(a).

“Company Common Stock” shall have the meaning set forth in Section 3.1(a).

“Company Debt” shall have the meaning set forth in Section 6.11(a).

“Company Disclosure Letter” shall mean the disclosure letter delivered by the Company to Parent simultaneously with the execution of this Agreement.

“Company Equity Awards” shall mean, collectively, (i) Company Options and (ii) Company Stock Units.

“Company Equity Plan” shall mean, collectively, the Company’s 2018 Performance Incentive Plan, the Company’s Amended and Restated 2011 Performance Incentive Plan and the Company’s 2006 Incentive Compensation Plan.

“Company ESPP” means the CoreLogic 2012 Employee Stock Purchase Plan.

“Company Financial Statements” shall have the meaning set forth in Section 4.6(b).

“Company Indenture” means that certain Indenture, dated as of April 7, 1998, between the Company and Wilmington Trust Company, as trustee, as supplemented by the Third Supplemental Indenture, dated May 10, 2010, and the Fourth Supplemental Indenture, dated June 1, 2010.

“Company Intellectual Property” shall have the meaning set forth in Section 4.14(b).

“Company Material Adverse Effect” shall mean any change, event, effect, fact, condition or circumstance which, individually or in the aggregate has resulted in or would reasonably be expected to result in a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that changes, events, effects, facts, conditions or circumstances which, directly or indirectly, to the extent they relate to or result from the following shall be excluded from the determination of Company Material Adverse Effect: (i) any change, event, effect, fact, condition or circumstance generally affecting any of the industries or markets in which the Company or its Subsidiaries operate; (ii) any change in any Law or GAAP (or changes in interpretations of any Law or GAAP) and, to the extent relevant to the business of the Company and its Subsidiaries, in any legal or regulatory requirement or condition or the regulatory enforcement environment; (iii) general economic, regulatory or political conditions (or changes therein) or conditions (or changes therein or disruptions thereof) in the financial, credit, banking or securities markets (including changes in interest or currency exchange rates) in any country or region in which the Company or its Subsidiaries conduct business; (iv) any acts of God, natural disasters, force majeure events, terrorism, sabotage, armed hostilities, sabotage, declared or undeclared acts of war, epidemics, pandemics or disease outbreaks (including, for the avoidance of doubt, COVID-19, any COVID-19 Measures, or effects thereof), or any escalation or worsening of any of the foregoing; (v) the negotiation, execution, announcement, consummation or existence of this Agreement or the transactions contemplated hereby, including by reason of the identity of Parent or any communication by Parent or its Subsidiaries regarding the plans or intentions of Parent with respect to the conduct of the business or the operations or strategy of the Company or any of its Subsidiaries and including the impact of any of the foregoing on any relationships (contractual or otherwise) with customers, suppliers, landlords, vendors, collaboration or joint venture partners, employees or regulators; (vi) any action taken as required of the Company or any of its Subsidiaries by the terms of this Agreement or with the consent or at the direction of Parent or Acquisition Sub; or (vii) any changes in the market price or trading volume of the Company Common Stock, any failure by the Company or its Subsidiaries to meet internal, analysts’ or other earnings estimates or financial projections or forecasts for any period, any changes in credit ratings and any changes in any analysts’ recommendations or ratings with respect to the Company or any of its Subsidiaries (provided, that the facts or occurrences giving rise to or contributing to such changes or failure that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect); except, with respect to clauses (i), (ii), (iii) and (iv), that if any such changes, events, effects, facts, conditions or circumstances have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company and its Subsidiaries operate, such changes, events, effects, facts, conditions or circumstances shall be taken into account, to the extent (and only to the extent) of such disproportionate impact, in determining whether there has been, or there is reasonably likely to occur, a Company Material Adverse Effect.

“Company Material Contract” shall have the meaning set forth in Section 4.17(a).

“Company Notes” shall mean the Company’s outstanding 7.55% senior debentures due 2028.

“Company Notice Period” shall have the meaning set forth in Section 6.5(e).

“Company Option” shall mean each outstanding option to purchase shares of Company Common Stock issued under any Company Equity Plan.

“Company Permits” shall have the meaning set forth in Section 4.5(a).

“Company Preferred Stock” shall have the meaning set forth in Section 4.2(a).

“Company Privacy Commitments” shall have the meaning set forth in Section 4.15(a).

“Company Privacy Contracts” shall mean Contracts between the Company and/or its Subsidiaries and any other Person to the extent including provisions imposing obligations on the Company and/or its Subsidiaries relating to Personal Information.

“Company Privacy Policies” shall mean the Company’s and its Subsidiaries’ binding internal and external privacy policies.

“Company Products” shall mean all products and services offered, owned, developed, marketed, licensed, sold, performed, distributed or otherwise made available by the Company or any of its Subsidiaries.

“Company Property” shall have the meaning set forth in Section 4.18(b).

“Company PSU” shall mean each performance stock unit granted pursuant to a Company Equity Plan or otherwise that vests on the basis of time and the achievement of performance targets and pursuant to which the holder has a right to receive shares of Company Common Stock or cash following the vesting or lapse of restrictions applicable to such performance stock unit.

“Company Recommendation” shall mean the recommendation of the board of directors of the Company that the stockholders of the Company vote in favor of the approval of the Merger.

“Company Related Parties” shall have the meaning set forth in Section 8.3(b)(i).

“Company RSU” shall mean each restricted stock unit granted pursuant to a Company Equity Plan or otherwise that vests solely on the basis of time and pursuant to which the holder has a right to receive shares of Company Common Stock or cash following the vesting or lapse of restrictions applicable to such restricted stock unit.

“Company SEC Documents” shall have the meaning set forth in Section 4.6(a).

“Company Severance Arrangement” shall have the meaning set forth in Section 6.9(a).

“Company Stock Units” shall mean any of the Company RSUs and the Company PSUs.

“Company Stockholder Advisory Vote” shall have the meaning set forth in Section 4.3(a).

“Company VDR” shall mean any electronic data room for “Project Celestial” and maintained by the Company for purposes of the Merger and the other transactions contemplated by this Agreement, including the electronic data room hosted by Datasite under the title “Celestial.”

“Competing Proposal” shall have the meaning set forth in Section 6.5(g)(i).

“Confidentiality Agreement” shall mean the confidentiality agreement, dated December 4, 2020, between Parent and the Company.

“Consent” shall have the meaning set forth in Section 4.4(b).

“Continuation Period” shall have the meaning set forth in Section 6.9(a).

“Continuing Employees” shall have the meaning set forth in Section 6.9(a).

“Contract” shall mean any written contract, subcontract, lease, sublease, conditional sales contract, purchase order, sales order, task order, delivery order, license, indenture, note, bond, loan, instrument, understanding, permit, concession, franchise, commitment or other agreement.

“control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by Contract or credit arrangement or otherwise.

“COVID-19” shall mean SARS-CoV-2 and its disease commonly known as COVID-19, and any evolutions or additional strains, variations or mutations thereof or any related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” shall mean any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and the Families First Coronavirus Response Act.

“D&O Indemnified Parties” shall have the meaning set forth in Section 6.6(a).

“Debt Financing Sources” shall mean any entities that commit to arrange or provide or otherwise enter into agreements in connection with any financings in connection with the transactions contemplated hereby, including any parties to any debt commitment letter, joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their respective Affiliates, and their respective Affiliates’ former, future or current direct or indirect equity holders, controlling persons, general or limited partners, members, stockholders, officers, directors, managers, employees, agents, advisors, and representatives and their respective successors and assigns.

“Debt Payoff Amount” shall have the meaning set forth in Section 6.11(a).

“DGCL” shall have the meaning set forth in the Recitals.

“Director RSU” shall have the meaning set forth Section 3.3(b).

“Director RSU Consideration” shall have the meaning set forth Section 3.3(c).

“Dividend Consideration” shall have the meaning set forth in Section 3.1(b).

“Effective Time” shall have the meaning set forth in Section 2.3(a).

“Enforceability Exceptions” shall have the meaning set forth in Section 4.3(a).

“Environmental Laws” shall mean all Laws relating to (i) protection, preservation or restoration of the environment including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource, or (ii) pollution or the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials, including Laws relating to Releases of harmful or deleterious materials and the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of harmful or deleterious materials, including the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §6901 et seq.), the Safe Drinking Water Act (42 U.S.C. §3000(f) et seq.), the Toxic Substances Control Act (15 U.S.C. §2601 et seq.), the Clean Air Act (42 U.S.C. §7401 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. §2701 et seq.), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §9601 et seq.) (“CERCLA”), the Endangered Species Act of 1973 (16 U.S.C. §1531 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.) (as it relates to exposure to Hazardous Materials), each of their state and local counterparts or equivalents, each of their foreign and international equivalents, any transfer of ownership notification or approval statute, as each has been amended and the regulations promulgated pursuant thereto, and other similar state and local statutes, in effect as of the date hereof.

“Equity Interest” means any share, capital stock, partnership, limited liability company, member or similar equity interest in any Person, and any option, share of restricted stock, restricted stock unit, stock appreciation right, phantom stock, performance share or unit, subscription, warrant, call, right or other security (including debt securities) convertible, exchangeable or exercisable into or for any such share, capital stock, partnership, limited liability company, member or similar equity interest.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” shall mean, for any Person, each entity, Person or trade or business, whether or not incorporated, that, together with such Person, would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA or Section 414 of the Code.

“Evercore” shall have the meaning set forth in Section 4.21.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning set forth in Section 3.2(a).

“Exchange Agent Agreement” shall have the meaning set forth in Section 3.2(a).

“Exchange Fund” shall have the meaning set forth in Section 3.2(a).

“Exchange Ratio” shall have the meaning set forth in Section 3.1(b).

“Existing Credit Agreement” shall mean that certain Second Amended and Restated Credit Agreement, dated as of August 10, 2017 (as amended by the First Amendment, dated as of May 31, 2019, and as further amended, restated, supplemented or otherwise modified from time to time), by and among the Company, CoreLogic Australia Pty Limited, the guarantors from time to time party thereto, the lenders from time to time party thereto and Bank of America, N.A., as administrative agent and collateral agent.

“Existing D&O Insurance Policies” shall have the meaning set forth in Section 6.6(c).

“Expense Reimbursement” shall mean all reasonable and documented out-of-pocket Third Party Expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to Parent, Acquisition Sub or their respective Affiliates and along with any filing fees with Governmental Authorities) incurred by or on behalf of Parent, Acquisition Sub or their respective Affiliates; provided that in no event shall such Expense Reimbursement exceed ten million dollars ($10,000,000).

“Expenses” shall mean all out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Merger and the transactions contemplated hereby, any due diligence investigation of Parent, the Company or their respective Subsidiaries, the preparation, printing, filing and mailing of the Proxy Statement and the Form S-4 and all SEC and other regulatory filing fees incurred in connection with the Proxy Statement and the Form S-4, the solicitation of stockholder approvals, any filing with, and obtaining of any necessary action or non-action, Consent or approval from any Governmental Authority pursuant to any Antitrust Laws, engaging the services of the Exchange Agent, any other filings with the SEC and all other matters related to the Closing and the other transactions contemplated by this Agreement.

“Fairness Opinion” shall have the meaning set forth in Section 4.22.

“Final Offering Period” shall have the meaning set forth in Section 3.3(e).

“Form S-4” shall have the meaning set forth in Section 4.4(b).

“Former Employee Option” shall have the meaning set forth in Section 3.3(a)(i).

“Former Employee Option Consideration” shall have the meaning set forth in Section 3.3(a)(ii).

“Fractional Share Consideration” shall have the meaning set forth in Section 3.1(b).

“GAAP” shall mean the United States generally accepted accounting principles.

“Governmental Authority” shall mean any supranational, national, federal, state, county, municipal, local or foreign government or other political subdivision thereof, or any agency or instrumentality of such government or political subdivision, any arbitrator, court or tribunal of competent jurisdiction, any entity exercising executive, legislative, judicial, regulatory, taxing, administrative, prosecutorial or arbitral functions of or pertaining to government, or any self-regulatory organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law).

“Hazardous Materials” shall mean all substances (i) defined as hazardous substances, oils, pollutants or contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or (ii) defined as hazardous substances, hazardous materials, pollutants, contaminants, toxic substances (or words of similar import) by or regulated as such under, any Environmental Law.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Indebtedness” shall mean, with respect to a Person: (i) (A) the amount of indebtedness of such Person and its Subsidiaries for borrowed money and (B) indebtedness of such Person and its Subsidiaries evidenced by any note, bond, debenture or other debt security, in the case of clauses (A) and (B), whether incurred, assigned, granted or unsecured (which, for the avoidance of doubt, shall not include accounts payable, accrued liabilities or “earn-outs”); (ii) obligations of such Person and its Subsidiaries with respect to interest rate and currency swap arrangements and any other arrangements designed to protect against fluctuations in interest or currency rates payable upon termination thereof or any other derivative instruments; and (iii) reimbursement obligations of such Person and its Subsidiaries with respect to any performance bonds, bank overdrafts, letters of credit and similar charges (to the extent drawn) (which, for the avoidance of doubt, shall not include customer deposits, “earn-outs,” escrow and other similar contingent payment obligations).

“Intellectual Property” means all Technology and Intellectual Property Rights.

“Intellectual Property Rights” shall mean all rights of the following types, which may exist or be created under the laws of any jurisdiction worldwide: (i) rights associated with works of authorship, including exclusive exploitation rights, copyrights, design rights, and moral rights; (ii) rights in information, data, databases and data collections; (iii) trademark, trade name, service name, trade dress and service mark rights and similar rights; (iv) trade secret rights; (v) patents and industrial property rights; and (vi) rights in or relating to registrations, renewals, extensions, combinations, reexaminations, continuations, continuations-in-part, divisionals, and reissues of, and applications for, any of the rights referred to in clauses “(i)” through “(v)” above.

“Intended Tax Treatment” shall have the meaning set forth in the Recitals.

“Intervening Event” shall have the meaning set forth in Section 6.5(g)(ii).

“IRS” shall mean the Internal Revenue Service.

“Knowledge” shall mean the actual knowledge of the following officers and employees of the Company or Parent, as applicable, with respect to any matter in question: (i) for the Company: Jim Balas, Melanie Graper, Aaron Henry, Patrick Dodd, Bob Frosell, Devi Mateti, Olumide Soroye and Frank Martell; and (ii) for Parent: Andrew Florance, Scott Wheeler and Jaye Campbell.

“Labor Consultation” shall have the meaning set forth in Section 6.9(g).

“Labor Organization” shall have the meaning set forth in Section 6.9(g).

“Law” shall mean any international, national, provincial, state, municipal, local and common laws, treaties, statutes, ordinances, decrees, codes, bylaws, rules, regulations or other requirements, legally binding guidance, Orders, consent decrees, permits, policies, restrictions or licenses of any Governmental Authority, in each case, having the force of law.

“Leased Real Property” shall have the meaning set forth in Section 4.18(b).

“Lien” shall mean liens, claims, mortgages, encumbrances, pledges, security interests or charges of any kind.

“Malicious Code” shall have the meaning set forth in Section 4.14(d).

“Maximum Amount” shall have the meaning set forth in Section 6.6(c).

“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall have the meaning set forth in Section 3.1(b).

“Merger Consideration Value” means an amount in cash equal to the product of (x) the Exchange Ratio and (y) the volume-weighted average price of a Parent Share on the Nasdaq for the five (5) consecutive trading day period ending on the trading day immediately preceding (but not including) the Closing Date (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Parent and the Company).

“Money Laundering Laws” shall have the meaning set forth in Section 4.28(b).

“Nasdaq” shall have the meaning set forth in Section 5.4(b).

“New Plans” shall have the meaning set forth in Section 6.9(d).

“Notice of Adverse Recommendation” shall have the meaning set forth in Section 6.5(e).

“Notice of Superior Proposal” shall have the meaning set forth in Section 6.5(e).

“NYSE” shall have the meaning set forth in Section 4.4(b).

“Old Plans” shall have the meaning set forth in Section 6.9(d).

“Open Source Software” shall mean any software that is distributed or licensed as open source software, public source software, or freeware, or pursuant to any license identified as an “open source license” by the Open Source Initiative (http://www.opensource.org/licenses), or other license that substantially conforms to the Open Source Definition (http://www.opensource.org/osd).

“Order” shall mean any decree, judgment, injunction or other order in any Action by or with any Governmental Authority.

“Owned Real Property” shall have the meaning set forth in Section 4.18(a).

“Parent” shall have the meaning set forth in the Preamble.

“Parent 401(k) Plan” shall have the meaning set forth in Section 6.9(e).

“Parent Capitalization Date” shall have the meaning set forth in Section 5.2(a).

“Parent Common Stock” means the common stock, par value $0.01 per share, of Parent.

“Parent Disclosure Letter” shall mean the disclosure letter delivered by Parent to the Company simultaneously with the execution of this Agreement.

“Parent Equity Plans” means the CoStar Group 2007 Stock Incentive Plan, the CoStar Group 2016 Stock Incentive Plan, the Parent MSPP and the Parent ESPP, in each case, as amended, supplemented or modified from time to time.

“Parent ESPP” Parent’s Amended and Restated Employee Stock Purchase Plan.

“Parent Financial Statements” shall have the meaning set forth in Section 5.7(b).

“Parent Material Adverse Effect” shall mean any change, event, effect, fact, condition or circumstance which, individually or in the aggregate, has resulted in or would reasonably be expected to result in a material adverse effect on the business, financial condition or results of operations of Parent and its Subsidiaries (including Acquisition Sub), taken as a whole; provided, however, that changes, events, effects, facts, conditions or circumstances which, directly or indirectly, to the extent they relate to or result from the following shall be excluded from the determination of Parent Material Adverse Effect: (i) any change, event, effect, fact, condition or circumstance generally affecting any of the industries or markets in which Parent or its Subsidiaries operate; (ii) any change in any Law or GAAP (or changes in interpretations of any Law or GAAP) and, to the extent relevant to the business of Parent and its Subsidiaries, in any legal or regulatory requirement or condition or the regulatory enforcement environment; (iii) general economic, regulatory or political conditions (or changes therein) or conditions (or changes therein or disruptions thereof) in the financial, credit, banking or securities markets (including changes in interest or currency exchange rates) in any country or region in which Parent or its Subsidiaries conduct business; (iv) any acts of God, natural disasters, force majeure events, terrorism, sabotage, armed hostilities, sabotage, declared or undeclared acts of war, epidemics, pandemics or disease outbreaks (including, for the avoidance of doubt, COVID-19, any COVID-19 Measures, or effects thereof), or any escalation or worsening of any of the foregoing; (v) the negotiation, execution, announcement, consummation or existence of this Agreement or the transactions contemplated hereby, including by reason of the identity of the Company; (vi) any action taken as required of Parent or Acquisition Sub by the terms of this Agreement or with the consent or at the direction of the Company; or (vii) any changes in the market price or trading volume of the Parent Common Stock, any failure by Parent or its Subsidiaries to meet internal, analysts’ or other earnings estimates or financial projections or forecasts for any period, any changes in credit ratings and any changes in any analysts’ recommendations or ratings with respect to Parent or any of its Subsidiaries (provided, that the facts or occurrences giving rise to or contributing to such changes or failure that are not otherwise excluded from the definition of “Parent Material Adverse Effect” may be taken into account in determining whether there has been a Parent Material Adverse Effect); except, with respect to clauses (i), (ii), (iii) and (iv), that if any such changes, events, effects, facts, conditions or circumstances have a disproportionate effect on Parent and its Subsidiaries, taken as a whole, relative to other participants in the industries in which Parent and its Subsidiaries operate, such changes, events, effects, facts, conditions or circumstances shall be taken into account, to the extent (and only to the extent) of such disproportionate impact, in determining whether there has been, or there is reasonably likely to occur, a Parent Material Adverse Effect.

“Parent MSPP” shall have the meaning set forth in Section 5.2(b).

“Parent Options” shall have the meaning set forth in Section 5.2(b).

“Parent Organizational Documents” shall mean the certificate of incorporation, bylaws (or equivalent organizational or governing documents), and other organizational or governing documents, agreements or arrangements, each as amended to date, of each of Parent and Acquisition Sub.

“Parent Permits” shall have the meaning set forth in Section 5.6(a).

“Parent Preferred Stock” shall have the meaning set forth in Section 5.2(a).

“Parent Related Parties” shall have the meaning set forth in Section 8.3(b)(ii).

“Parent SEC Documents” shall have the meaning set forth in Section 5.7(a).

“Parent Shares” shall mean shares of Parent Common Stock.

“Parent Tax Representation Letter” shall have the meaning set forth in Section 6.18(c).

“Parent VDR” shall mean any electronic data room for “Project Celestial” and maintained by Parent for purposes of the Merger and the other transactions contemplated by this Agreement, including the electronic data room hosted by Datasite under the title “Calypso.”

“Payoff Letter” shall have the meaning set forth in Section 6.11(a).

“Permitted Events” shall have the meaning set forth in Section 4.25.

“Permitted Lien” shall mean (a) any statutory Lien for Taxes, utilities, landlords and other governmental charges not yet due and payable or that are being contested in good faith by any appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (b) Liens securing indebtedness or liabilities that are reflected in the Company SEC Documents (with respect to the Company) or Parent SEC Documents (with respect to Parent and Acquisition Sub) or incurred in the ordinary course of business since the end of the most recent fiscal year for which an Annual Report on Form 10-K has been filed by the Company or Parent, as applicable, with the SEC and Liens securing indebtedness or liabilities that have otherwise been disclosed to Parent or the Company, as applicable, in writing, (c) such Liens or other imperfections of title, if any, that do not have a Company Material Adverse Effect (with respect to the Company) or Parent Material Adverse Effect (with respect to Parent and Acquisition Sub), including (i) easements or claims of easements whether or not shown by the public records, boundary line disputes, overlaps, encroachments and any matters not of record which would be disclosed by an accurate survey or a personal inspection of the property, (ii) rights of parties in possession, (iii) any supplemental Taxes or assessments not shown by the public records and (iv) title to any portion of the premises lying within the right of way or boundary of any public road or private road, (d) Liens imposed or promulgated by Laws with respect to real property and improvements, including zoning regulations, permits, licenses, utility easements, rights of way and similar Liens imposed or promulgated by any Governmental Authority, (e) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s, warehousemen’s, suppliers’, cashiers’ and similar Liens incurred in the ordinary course of business or arising by operation of law or that are not otherwise material, (f) Liens securing acquisition financing with respect to the applicable asset, including refinancings thereof, (g) licenses or other grants of Intellectual Property Rights, (h) covenants, conditions, restrictions, rights of way, servitudes, encroachments, permits and oil, gas, mineral and any mining reservations, rights, licenses and leases that do not materially impair the value, occupancy or use of such real property, (i) deposits made in the ordinary course of business to secure payments of worker’s compensation, unemployment insurance or other types of social security benefits or the performance of bids, tenders, sales, Contracts, public or statutory obligations, and surety, stay, appeal, customs or performance bonds, in each case, arising in the ordinary course of business, (j) Liens resulting from securities Laws, (k) Liens incurred in the ordinary course of business in connection with any purchase money security interests, mortgage debt, equipment leases or similar financing arrangements and (l) Liens created by (or at the request of) Parent, Acquisition Sub or any of their respective Affiliates (with respect to the Company) or the Company (with respect to Parent and Acquisition Sub).

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Authority.

“Personal Information” shall mean any information, in any form, (a) directly or indirectly, capable of being used to identify, contact or locate a natural Person, including name, street address, telephone number, email address, photograph, social security number, driver’s license number, passport number, customer or account number and/or (b) that is considered “personal information,” “personal data,” “protected health information,” “nonpublic personal information,” “personally identifiable information” or any similar term under applicable Privacy Laws.

“Privacy Laws” shall mean applicable Laws governing the receipt, collection, compilation, use, storage, processing, sharing, security, integrity, disclosure or transfer (including across borders) of Personal Information, data breach, breach notification, profiling and tracking, direct marketing (including via text messages, phone and email), financial information and payment card information, including the Federal Trade Commission Act, the California Consumer Privacy Act, the Personal Information Protection and Electronic Documents Act, the European Union General Data Protection Regulation 2016/679 and/or any implementing or supplementing local law of a European Union member state and the Payment Card Industry Security Standards.

“Proxy Statement” shall have the meaning set forth in Section 4.4(b).

“Real Property Lease” shall have the meaning set forth in Section 4.18(b).

“Registered IP” shall mean all Intellectual Property that is registered, filed, or issued under the authority of any Governmental Authority or domain name registrar, including all patents, registered copyrights, registered mask works, registered trademarks, registered domain names, and all applications for any of the foregoing.

“Release” shall mean any actual or threatened release, spill, emission, discharge, leaking, pumping, pouring, emptying, dumping, injection, deposit, disposal, dispersal, leaching, escaping or migration of Hazardous Materials, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or real property.

“Remedy” shall have the meaning set forth in Section 6.3(b).

“Representatives” shall mean, as to any Person, such Person’s Affiliates and its and their respective directors, officers, employees, agents, advisors, consultants, representatives and controlling Persons and any representatives of the foregoing.

“Requisite Stockholder Approval” shall have the meaning set forth in Section 4.20.

“Rights” shall have the meaning set forth in the Rights Agreement.

“Rights Agreement” shall mean that certain Rights Agreement, dated as of July 6, 2020, between the Company and Equiniti Trust Company, as rights agent.

“Rights Agreement Amendment” shall have the meaning set forth in Section 4.25.

“Rollover Equity Awards” shall have the meaning set forth in Section 3.3(d).

“Rollover Options” shall have the meaning set forth in Section 3.3(a)(i).

“Rollover PSU Award” shall have the meaning set forth in Section 3.3(d).

“Rollover RSU Award” shall have the meaning set forth in Section 3.3(b).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

“SEC” shall mean the Securities and Exchange Commission.

“Secretary” shall have the meaning set forth in Section 2.3(a).

“Section 16 Officer” shall mean an “officer” of the Company as defined in the rules promulgated under Section 16 of the Exchange Act.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Incident” shall have the meaning set forth in Section 4.15(d).

“Stockholders’ Meeting” shall have the meaning set forth in Section 6.2(c).

“Subsidiary” of any Person, shall mean any corporation, partnership, joint venture or other legal entity of which such Person (either above or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other Equity Interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Superior Proposal” shall have the meaning set forth in Section 6.5(g)(iii).

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“Tail Coverage” shall have the meaning set forth in Section 6.6(c).

“Tax” or “Taxes” shall mean any and all federal, state, local or foreign taxes, fees, levies, duties, tariffs, imposts, and other similar charges imposed by any Governmental Authority, including with respect to income, franchises, windfall or other profits, gross receipts, real or personal property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, net worth, excise, withholding, ad valorem, stamp, transfer, value added, gains, customs duties, tariffs, branch profits, license, excise, severance, occupation, premium, environmental, disability, registration, alternative or add-on minimum or estimated tax or other tax and other obligations of the same or of a similar nature to any of the foregoing, including any interest, penalty or addition thereto.

“Tax Authority” or “Taxing Authority” shall mean any Governmental Authority, having or purporting to exercise jurisdiction with respect to any Tax.

“Tax Opinion” shall mean an opinion of Tax Opinion Counsel, in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will qualify for the Intended Tax Treatment.

“Tax Opinion Counsel” means Skadden, Arps, Slate, Meagher & Flom LLP (or other nationally recognized tax counsel reasonably acceptable to the Company).

“Tax Returns” shall mean returns, reports, declarations and information returns or statements, including any schedule or attachment thereto, with respect to Taxes filed or required to be filed with the IRS or any other Tax Authority, including any claim for refund or amendment thereof.

“Technology” shall mean all algorithms, apparatus, diagrams, inventions (whether or not patentable), invention disclosures, trade secrets, know-how, methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, technical data, computer programs, operating systems, applications systems, firmware or software code of any nature (in any form, including source code and executable or object code), APIs, user interfaces, operating procedures, tools, developers’ kits, subroutines, documentation (including instruction manuals, samples, studies, and summaries), data, databases and data collections, in each case whether or not embodied in any tangible form and including all tangible embodiments of any of the foregoing.

“Termination Date” shall have the meaning set forth in Section 8.1(b)(i).

“Termination Fee” shall mean an amount equal to $242,000,000.

“Third Party” shall mean any Person or group other than Parent, Acquisition Sub and their respective Affiliates.

“Treasury Regulations” shall mean the income tax regulations promulgated under the Code.

“WARN Act” shall have the meaning set forth in Section 4.13(b).